PROSPECTUS

                                3,000,000 SHARES

                       [CARRIAGE SERVICES, INC. -- LOGO]

                              CLASS A COMMON STOCK
                            ------------------------

     All 3,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") offered hereby (the "Offering") are being sold by Carriage Services, Inc. ("Carriage" or the "Company").

     The Class A Common Stock is listed on the New York Stock Exchange
("NYSE") under the symbol "CSV." On May 21, 1998, the last reported sale price of the Class A Common Stock on the NYSE was $22 3/4 per share. See "Price Range of Class A Common Stock and Dividend Policy."

     The Company has two classes of Common Stock: the Class A Common Stock and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Each share of Class A Common Stock offered hereby is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible on a share-for-share basis into Class A Common Stock. Except with respect to votes per share and conversion rights, the Class A Common Stock and the Class B Common Stock are identical. Upon consummation of the Offering, holders of Class B Common Stock will hold approximately 83% of the voting power of the outstanding shares of Common Stock. See "Description of Capital Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                     PRICE TO            UNDERWRITING          PROCEEDS TO
                      PUBLIC             DISCOUNT(1)            COMPANY(2)
-------------------------------------------------------------------------------
Per Share........     $21.00                $1.05                 $19.95
-------------------------------------------------------------------------------
Total(3).........  $63,000,000            $3,150,000           $59,850,000
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company has granted to the several Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to 450,000 additional shares of Class A Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $72,450,000, $3,622,500 and $68,827,500, respectively. See "Underwriting."
                            ------------------------

     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters against payment therefor, subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New York on or about May 28, 1998.
                            ------------------------

MERRILL LYNCH & CO.
               ABN AMRO INCORPORATED
                               CREDIT SUISSE FIRST BOSTON
                                                RAYMOND JAMES & ASSOCIATES, INC.
                            ------------------------

                  The date of this Prospectus is May 21, 1998.

                                     [MAP]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF CLASS A COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. UNLESS OTHERWISE INDICATED, REFERENCES HEREIN TO "CARRIAGE" AND THE "COMPANY" REFER TO
CARRIAGE SERVICES, INC., ITS CONSOLIDATED SUBSIDIARIES AND THEIR RESPECTIVE PREDECESSORS.

                                  THE COMPANY

GENERAL

     Carriage is a leading provider of death care services and products in the United States. As of March 31, 1998, the Company operated 123 funeral homes and 21 cemeteries in 21 states. The Company provides a complete range of services relating to funerals, burials and cremations, including the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. The Company also sells related products and merchandise including caskets, burial vaults, garments, cemetery interment rights, stone and bronze memorials, as well as other items. Over the past five years, the Company's revenues, earnings and profit margins have increased significantly. From 1993 to 1997, revenues increased from $11.3 million to $77.4 million, operating income increased from $75,000 to $14.1 million and diluted earnings per common share from continuing operations increased from a loss of $0.66 to a profit of $0.34. For the three months ended March 31, 1998, the Company's revenues were $28.1 million, operating income was $6.9 million and diluted earnings per common share from continuing operations were $0.22 as compared to $0.16 in the same period of 1997.

     Since the Company's formation in 1991, management has focused on distinguishing itself from its competitors by developing an employee driven organization that emphasizes: (i) providing the highest level of personalized service to client families, (ii) comprehensive employee training, (iii) a decentralized management structure, and (iv) incentive compensation and broad-based employee stock ownership. The Company's success in developing its operating philosophy, as well as the increasing awareness of the Company in the death care industry, has resulted in an increasing number of highly attractive acquisition opportunities. The Company acquired 38 funeral homes and seven cemeteries for consideration of $68 million in 1996 and 44 funeral homes and 10 cemeteries for consideration of $118 million in 1997. In addition, through April 30, 1998, the Company has either acquired or executed non-binding letters of intent to acquire 24 funeral homes and four cemeteries for consideration of approximately $80 million.

DEATH CARE INDUSTRY

     The death care industry has attractive fundamental characteristics, including highly fragmented ownership, barriers to entry and stable, predictable demand. There are an estimated 22,000 funeral homes and 9,600 commercial cemeteries in the United States, and less than 25% of the 1997 United States death care industry revenues are represented by the five publicly traded death care companies. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a loyal clientele and a local heritage and tradition that provide a formidable barrier to those wishing to enter an existing market. Death rates in the United States are fairly predictable over time, which lends stability to the industry.

     The number of deaths in the United States has increased at a compound rate of approximately 1% per year since 1980 and is expected to continue to increase at that rate through 2010. In the past several years, the industry has witnessed considerable consolidation. Estate planning issues, needs for enhanced service levels, increased government regulation and a desire to address management succession concerns have led independent funeral home owners to pursue opportunities to combine their businesses with larger, national death care companies. Management believes that the Company is well positioned to be a major participant in the continued consolidation of the industry.

BUSINESS STRATEGY

     The Company's business strategy is to build upon its reputation as a premier operating company thereby creating attractive opportunities for acquisitions. The Company seeks to achieve a balance between the need for superior overall corporate financial performance and the desire to promote higher levels of personalized service to client families. The commitment of local management and employees to the Company's decentralized, entrepreneurial service culture has been a major factor in the Company's ability to deliver increasing levels of profitability and to attract premier funeral home and cemetery owners to Carriage.

     The Company's operating strategy is focused on increasing the revenues and profitability of each operating location through a combination of personalized local service and improved operating efficiencies. In order to maximize the long-term performance of existing and newly acquired properties and to position the Company for future growth, management has made significant operating and infrastructure enhancements over the past 12 months. These enhancements include strengthening the corporate and operating management teams, improving supplier arrangements, expanding operating and financial information systems, setting higher service and financial standards for individual operations, monitoring more closely the performance of individual operations and developing employee stock ownership and incentive compensation programs. The Company initiated a comprehensive Company-wide service training program for its employees and managers to emphasize and enhance the delivery of personalized service as well as to improve management skills. The Company has also built a national preneed sales force to increase its market share and to improve the performance of its funeral homes and cemeteries.

     The Company's acquisition strategy is focused on expanding its funeral home and cemetery presence into new markets across the United States and increasing its funeral home and cemetery presence in markets that it currently serves. The Company aggressively pursues the acquisition of premier funeral homes and cemeteries that have a strong local market presence. In evaluating specific acquisition candidates, the Company considers such factors as the property's reputation, heritage, quality of operating management, competitive market position, volume of business, location, aesthetics, potential for development or expansion, pricing structure and profitability potential. In the future, the Company intends to pursue more cemetery acquisition opportunities than it has in the past, especially combination funeral home/cemetery properties. Management believes the development of its national preneed sales organization positions the Company to compete successfully for cemetery acquisitions and achieve its targeted returns on cemetery investments. Furthermore, the Company's increased cemetery presence will partially reduce exposure to declines in the death rate, improve the Company's position in markets where it already owns funeral homes and provide cross-marketing opportunities which leverage its preneed sales organization. Management believes that many independent funeral home and cemetery owners have chosen to combine their businesses with the Company due to the attractiveness of the Company's operating philosophy and management style that encourages individual input and personal growth while providing the challenge of helping the Company achieve its strategic objectives within their particular regions. These opportunities provided by the Company have resulted in certain owners' desire to receive equity securities of the Company as part of their acquisition consideration.

     The Company's principal executive office is located at 1300 Post Oak Blvd., Suite 1500, Houston, Texas 77056, and its telephone number is (281) 556-7400.

                                  THE OFFERING
Class A Common Stock offered.........  3,000,000 shares
Common Stock to be outstanding after
  the Offering(1):
  Class A Common Stock...............  9,533,327 shares
  Class B Common Stock...............  4,624,823 shares
       Total.........................  14,158,150 shares
Voting rights........................  Each share of Class A Common Stock is entitled to one vote per share on all matters requiring
                                       stockholder approval, and each share of Class B
                                       Common Stock is entitled to ten votes per share.
                                       See "Description of Capital Stock."
Conversion of Class B Common Stock...  Each share of Class B Common Stock is convertible at the holder's option into one share of Class A
                                       Common Stock. In addition, each share of Class B
                                       Common Stock automatically converts into one share
                                       of Class A Common Stock upon a sale or transfer to
                                       anyone other than a permitted transferee. In any
                                       event, each share of Class B Common Stock will
                                       automatically convert into one share of Class A
                                       Common Stock on December 31, 2001. See
                                       "Description of Capital Stock."
Use of proceeds......................  To repay outstanding indebtedness incurred principally to fund acquisitions. See "Use of
                                       Proceeds."
Class A Common Stock NYSE symbol.....  "CSV"

------------

(1) Excludes, as of March 31, 1998, (i) approximately 65,000 shares of Class B Common Stock issuable upon exercise of options, (ii) approximately 1,654,000 shares of Class A Common Stock issuable upon exercise of options, (iii) 74,364 shares of Class B Common Stock issuable upon conversion of 1,682,500 shares of the Company's convertible redeemable Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), and (iv) 722,250 shares of Class A Common Stock issuable upon conversion of 12,278,285 shares of the Company's convertible redeemable Series F Preferred Stock, par value $.01 per share (the "Series F Preferred Stock"). See "Management" and "Description of Capital Stock."

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table presents summary historical consolidated financial and operating data as of the dates and for the periods indicated. The consolidated financial data of the Company as of and for the five years ended December 31, 1997 set forth below have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. The consolidated financial data of the Company as of and for the three months ended March 31, 1997 and 1998 have been derived from unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The following information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                                                     THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA:
Revenues, net:
    Funeral.............................  $  10,651  $  17,368  $  22,661  $  37,445  $  64,888  $  15,288  $  23,243
    Cemetery............................        614      1,036      1,576      2,903     12,533      2,701      4,875
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total net revenues.............     11,265     18,404     24,237     40,348     77,421     17,989     28,118
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit:
    Funeral.............................        917      2,856      3,740      6,804     16,484      4,668      7,410
    Cemetery............................        143        158        250        362      2,899        475      1,377
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total gross profit.............      1,060      3,014      3,990      7,166     19,383      5,143      8,787
General and administrative expenses.....        985      1,266      2,106      2,474      5,277      1,021      1,869
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................         75      1,748      1,884      4,692     14,106      4,122      6,918
Interest expense, net...................      1,745      2,671      3,684      4,347      5,889      1,154      2,107
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.......     (1,670)      (923)    (1,800)       345      8,217      2,968      4,811
Provision for income taxes..............         --(1)      40        694        138      3,726      1,143      2,165
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item..................................     (1,670)      (963)    (2,494)       207      4,491      1,825      2,646
Extraordinary item, net.................         --         --         --       (498)      (195)        --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) after extraordinary
  item..................................     (1,670)      (963)    (2,494)      (291)     4,296      1,825      2,646
Preferred stock dividends...............         --         --         --        622        890        363        150
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable to common
  stockholders..........................  $  (1,670) $    (963) $  (2,494) $    (913) $   3,406  $   1,462  $   2,496
                                          =========  =========  =========  =========  =========  =========  =========
Net income (loss) per common share
Basic:
    Continuing operations...............  $    (.66) $    (.38) $    (.99) $    (.09) $     .35  $     .16  $     .22
    Extraordinary item..................         --         --         --       (.10)      (.02)        --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Basic net income (loss) per common
      share.............................  $    (.66 (1) $ (.38) $    (.99) $    (.19) $     .33 $      .16 $      .22
                                          =========  =========  =========  =========  =========  =========  =========
Diluted:
    Continuing operations...............  $    (.66) $    (.38) $    (.99) $    (.09) $     .34  $     .16  $     .22
    Extraordinary item..................         --         --         --       (.10)      (.02)        --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Diluted net income (loss) per common
      share.............................  $    (.66 (1) $ (.38) $    (.99) $    (.19) $     .32 $      .16 $      .22
                                          =========  =========  =========  =========  =========  =========  =========
Weighted average number of common and
  common equivalent shares outstanding:
    Basic...............................      2,520(1)   2,520      2,520      4,869     10,226      9,054     11,151
                                          =========  =========  =========  =========  =========  =========  =========
    Diluted.............................      2,520      2,520      2,520      4,869     10,485     10,586     12,122
                                          =========  =========  =========  =========  =========  =========  =========

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                                                                                     THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING AND FINANCIAL DATA:
Funeral homes at end of period..........         25         34         41         76        120         97        123
Cemeteries at end of period.............          2          3          3         10         20         12         21
Funeral services performed during
  period................................      2,265      3,529      4,414      7,181     12,131      2,948      4,203
Preneed funeral contracts sold..........        644        762      2,610      3,760      4,020      1,127      1,568
Backlog of preneed funeral contracts....      5,170      6,855      8,676     22,925     34,797     26,400     36,425
Depreciation and amortization...........  $     947  $   1,476  $   1,948  $   3,629  $   7,809  $   1,563  $   2,417

                                                                         AS OF MARCH 31, 1998
                                                                     -----------------------------
                                           AS OF DECEMBER 31, 1997     ACTUAL      AS ADJUSTED(2)
                                           -----------------------   ----------    ---------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................          $   5,823          $    5,344       $   5,344
Total assets............................            277,940             287,311         287,311
Long-term debt, net of current
  maturities............................            121,553             131,323          71,973
Redeemable preferred stock..............             13,951              13,951          13,951
Stockholders' equity....................             98,565             100,861         160,211

------------

(1) Prior to January 1, 1994, the Company consisted of three entities whose owners contributed their equity in these entities in exchange for 2,520,000 shares of common stock of the Company effective January 1, 1994. Accordingly, shares of common stock shown outstanding for these periods assume the exchange had taken place at the beginning of the periods presented. In 1993, the entities were subchapter S corporations, and taxes were the direct responsibility of the owners. Thus, the tax provision reflected above for 1993 is based on assumptions about what the tax provision (benefit) would have been if the Company had been a taxable entity. In the opinion of management, no pro forma tax provision (benefit) was appropriate for this period because the Company followed a policy of not recognizing the benefits associated with net operating losses during such period.

(2) As adjusted to give effect to the Offering and the application of the estimated net proceeds to the Company therefrom.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, statements that include the words "anticipates," "believes," "estimates" and "expects" and similar expressions and statements relating to the Company's strategic plans, capital expenditures, industry trends and the Company's financial position. Such forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including competition for and availability of funeral home and cemetery acquisitions, the ability of the Company to manage an increasing number of funeral homes and cemeteries, the Company's ability to retain key management personnel and to continue to attract and retain skilled funeral home and cemetery management personnel, state and federal regulations, changes in the death rate or acceleration of the trend towards cremation, availability and cost of capital and general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

AVAILABILITY, FINANCING AND INTEGRATION OF ACQUISITIONS

     The Company has grown rapidly through acquisitions of funeral homes and cemeteries. Although the Company believes it has an adequate infrastructure, there can be no assurance that the Company's current management, personnel and other corporate infrastructure will be adequate to manage the Company's growth. In addition, to the extent the success of the Company's strategy is contingent on making further acquisitions, there can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company or that the Company will be able to integrate such acquisitions successfully into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Competition in the acquisition market is intense, and prices paid for funeral homes and cemeteries have increased in recent years. In addition, the four other publicly held North American death care companies, each of which has greater financial and other resources than the Company, are actively engaged in acquiring funeral homes and cemeteries in a number of markets. In addition, to the extent the Company is required to writedown goodwill associated with acquisitions due to a decline in the value of such acquired businesses, such writedown could have a material adverse effect on the operating results of the Company.

     The Company may finance future acquisitions through the incurrence of additional bank indebtedness, the utilization of cash from operations, the issuance of Class A Common Stock or other securities, or any combination thereof. In the event that the Class A Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Class A Common Stock or other securities as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources or available funds under the New Credit Facility (as defined herein) in order to finance future acquisitions. If the Company does not have sufficient cash resources, its ability to make acquisitions could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain all the financing it will need in the future on terms the Company deems acceptable.

FLUCTUATIONS IN OPERATING RESULTS

     Results for any particular period are not necessarily indicative of the results that the Company may achieve for any subsequent period. Quarterly or yearly results may vary materially as a result of the timing and structure of acquisitions, any writedown of goodwill, the timing and magnitude of costs related to such acquisitions and fluctuations in the death rate. Such fluctuations in operating results may adversely affect the market price of the Class A Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON KEY PERSONNEL

     The Company depends to a large extent upon the abilities and continued efforts of Melvin C. Payne, Chairman of the Board and Chief Executive Officer, Mark W. Duffey, President, and its other senior management. The loss of the services of the key members of the Company's senior management could have a material adverse effect on the Company's continued ability to compete in the death care industry. The Company has entered into employment agreements with its principal executive officers. The Company's future success will also depend upon its ability to attract and retain skilled funeral home and cemetery management personnel. See "Management."

CONTROL BY EXISTING STOCKHOLDERS

     Following the Offering, the Company will have approximately 9.5 million shares of Class A Common Stock outstanding and approximately 4.6 million shares of Class B Common Stock outstanding. The Company's Amended and Restated Certificate of Incorporation (the "Charter") provides that holders of Class A Common Stock shall have one vote per share on all matters requiring stockholder approval and that holders of Class B Common Stock shall have ten votes per share on all matters requiring stockholder approval. Accordingly, following the Offering and assuming conversion of the Series D Preferred Stock, holders of Class B Common Stock will hold approximately 83% of the voting power of the outstanding shares of Common Stock (approximately 82% if the Underwriters' over-allotment option is exercised in full). These stockholders are in a position to exert substantial influence over the outcome of most corporate actions requiring stockholder approval, including the election of directors, the future issuance of Common Stock or other securities of the Company, the declaration of any dividend payable on the Common Stock and the approval of transactions involving a change in control of the Company. See "Description of Capital Stock."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Charter and Amended and Restated Bylaws (the "Bylaws") contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including the voting rights of the Class B Common Stock and provisions authorizing the issuance of "blank check" preferred stock, providing for a Board of Directors with staggered, three-year terms, requiring supermajority or class voting to effect certain amendments to the Charter and Bylaws, limiting the persons who may call special stockholders' meetings, limiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders' meetings. Certain holders of Class B Common Stock have entered into a voting agreement restricting each person's ability to sell their shares of capital stock of the Company to a competitor and obligating such persons to vote against any proposal to merge, consolidate or sell all or substantially all of the Company's assets to a competitor. See "Description of Capital
Stock -- Delaware Law and Certain Charter Provisions."

TREND TOWARD CREMATION

     There is an increasing trend in the United States toward cremation. According to industry studies, cremations represented approximately 21% of the burials performed in the United States in 1996, as compared with approximately 10% in 1980. Compared to traditional funeral services, cremations have historically generated similar gross profit percentages but lower revenues. A substantial increase in the rate of cremations performed by the Company could have a material adverse effect on the Company's results of operations. See "Business -- Death Care Industry."

REGULATION

     The Company's operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of the Company's business. The impact of such regulations varies depending on the location of the Company's funeral homes and cemeteries.

     From time to time, states and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for preneed sales of products and services, prohibit door-to-door or telephone solicitation of potential customers, increase trust requirements and prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted in the states in which the Company operates, these and other possible proposals could have a material adverse effect on the Company's results of operations. See "Business -- Trust Funds" and
"-- Regulation."

SHARES ELIGIBLE FOR FUTURE SALE

     As of March 31, 1998, there were 6,533,327 shares of Class A Common Stock issued and outstanding, and upon the issuance of the 3,000,000 shares of Class A Common Stock to be issued by the Company and offered for sale in the Offering, there will be 9,533,327 shares of Class A Common Stock issued and outstanding. Approximately 5,900,000 shares of Class A Common Stock (which includes approximately 5,400,000 shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock and outstanding shares of preferred stock based on conversion rates as of March 31, 1998) held by existing stockholders of the Company are "restricted securities" within the meaning of Rule 144 under the Securities Act. The Company believes that substantially all of these "restricted" shares of Class A Common Stock are currently eligible for resale subject to the volume, manner of sale and other limitations of Rule
144. See "Shares Eligible for Future Sale." In addition, an aggregate of approximately 1,954,000 shares of Class A Common Stock and approximately 68,200 shares of Class B Common Stock are reserved for issuance to employees, directors and consultants of the Company under the Company's option plans. As of March 31, 1998, approximately 1,654,000 shares of Class A Common Stock and approximately 65,000 shares of Class B Common Stock are issuable under existing options granted to employees, directors and consultants. The Company has registered all shares of Common Stock issuable pursuant to its option plans pursuant to registration statements on Forms S-8 filed with the Securities and Exchange Commission (the "Commission"). See "Management -- Incentive Plans,"
"Description of Capital Stock" and "Shares Eligible for Future Sale." In addition, the Company has filed a shelf registration statement covering up to 2,000,000 shares of Class A Common Stock that may be issued from time to time by the Company to fund future acquisitions. As of March 31, 1998, approximately 1,500,000 shares of Class A Common Stock remained available for issuance under this shelf registration statement. Shares covered by the shelf registration statement may be issued or resold (as the case may be) and are freely tradeable, when issued, by the holders thereof (other than "affiliates" of the Company and in the case of acquisitions, "affiliates" of the businesses acquired).

     The Company and its executive officers and directors have agreed not to sell, offer to sell, contract to sell, pledge or otherwise dispose of or transfer any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock for a period of 90 days commencing on the date of this Prospectus without the prior written consent of the representatives of the Underwriters, other than the issuance of options to purchase Common Stock or shares of Common Stock issuable upon the exercise thereof and issuances of capital stock by the Company in connection with acquisitions of funeral homes and cemeteries, provided that such options shall not vest and become exercisable and such shares issuable upon exercise of options or pursuant to acquisitions shall not be transferable prior to the end of the 90-day period. See "Shares Eligible for Future Sale" and "Underwriting."

DIVIDENDS

     The Company intends to retain its cash for the continued development of its business and currently does not intend to pay cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

     The Company's Class A Common Stock is listed on the NYSE under the symbol "CSV." The following table presents the quarterly high and low sale prices as reported by the Nasdaq National Market since the shares became publicly traded on August 9, 1996 through May 7, 1998 and as reported on the NYSE Composite Transactions reporting system since May 8, 1998.

                                        HIGH      LOW
                                        ----      ----
1996:
  Third Quarter (beginning August 9,
     1996)...........................   $22 3/4   $ 14 1/4
  Fourth Quarter.....................    23 1/2     18 3/8
1997:
  First Quarter......................    26         18 1/4
  Second Quarter.....................    22 3/4     17
  Third Quarter......................    22 3/4     16 1/4
  Fourth Quarter.....................    19 5/8     16 1/2
1998:
  First Quarter......................    24 3/4     16 3/4
  Second Quarter (through May 21,
     1998)...........................    26         22 9/16

     On May 21, 1998, the last reported sale price of the Class A Common Stock on the NYSE was $22 3/4 per share. As of March 31, 1998, there were 6,533,327 shares of Class A Common Stock outstanding held by approximately 195 holders of record. The Company believes there are approximately 2,400 beneficial owners of the Class A Common Stock.

     The Company has never paid a cash dividend on the Class A or Class B Common Stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, certain provisions of the New Credit Facility provide certain restrictions on the payment of dividends on the Class A or Class B Common Stock. Any future change in the Company's dividend policy will be made at the discretion of the Company's Board of Directors in light of the financial condition, capital requirements, earnings and prospects of the Company and any restrictions under credit agreements, as well as other factors the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Holders of shares of the Company's Series D Preferred Stock are entitled to receive dividends at an annual rate of $.06 per share or $.07 per share, depending on the date such shares were issued. Holders of shares of the Series F Preferred Stock are currently entitled to receive dividends at an annual rate of $.042 per share. Such dividends are payable quarterly. From January 1, 1996 through March 31, 1998, cash dividends of approximately $918,924 on the Series D Preferred Stock and $743,370 on the Series F Preferred Stock had been paid. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the Offering are estimated to be approximately $59.4 million (approximately $68.3 million if the Underwriter's over-allotment option is exercised in full), after deducting the estimated underwriting discount and Offering expenses. All of the net proceeds will be used to repay outstanding indebtedness under the New Credit Facility, incurred principally to fund acquisitions. As of April 30, 1998, $121.0 million was outstanding under the New Credit Facility with an average effective interest rate of 6.85%. Amounts repaid on the New Credit Facility may be reborrowed from time to time for possible future acquisitions, capital expenditures and other general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 and as adjusted to reflect the sale of the shares of Class A Common Stock offered hereby (assuming the Underwriters' over-allotment option is not exercised) and the application of the estimated net proceeds therefrom. The table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                          AS OF MARCH 31, 1998
                                        ------------------------
                                         ACTUAL     AS ADJUSTED
                                        --------    ------------
                                             (IN THOUSANDS)
Current portion of long-term debt and
  obligations under capital leases...   $  2,116      $  2,116
                                        ========    ============
Long-term debt and obligations under
  capital leases (excluding current
  portion):
     Credit facility.................   $115,550      $ 56,200
     Acquisition debt................     11,243        11,243
     Other...........................      4,530         4,530
     Obligations under capital
       leases........................      4,391         4,391
                                        --------    ------------
Total long-term debt and
  obligations under capital
  leases.............................    135,714        76,364
                                        --------    ------------
Redeemable preferred stock(1)........     13,951        13,951
                                        --------    ------------
Stockholders' equity(2):
     Class A Common Stock, par value
       $.01 per share, 40,000,000
       shares authorized; 6,533,327
       shares issued and outstanding;
       9,533,327 shares issued and
       outstanding, as adjusted......         66            96
     Class B Common Stock, par value
       $.01 per share, 10,000,000
       shares authorized; 4,624,823
       shares issued and outstanding,
       and as adjusted...............         46            46
     Contributed capital.............    101,855       161,175
     Accumulated deficit.............     (1,106)       (1,106)
                                        --------    ------------
          Total stockholders'
            equity...................    100,861       160,211
                                        --------    ------------
               Total
                 capitalization......   $250,526      $250,526
                                        ========    ============

------------

(1) The redeemable preferred stock (the Series D Preferred Stock and Series F Preferred Stock) is convertible at the holder's option into Class A and Class B Common Stock at a conversion price based upon a ten-day average of the market price of the Class A Common Stock ($22.625 as of March 31, 1998) for the Series D Preferred Stock and at a current conversion price of $17.00 per share for the Series F Preferred Stock. On December 31, 2001, the Company must redeem all shares of Series D Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends. On December 31, 2007, the Company must redeem all shares of Series F Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends. See "Description of Capital Stock."

(2) Does not include shares of Common Stock issuable upon exercise of options outstanding under the Company's stock option plans. See "Management."

                        SELECTED HISTORICAL CONSOLIDATED
                          FINANCIAL AND OPERATING DATA

     The following table sets forth selected historical consolidated financial and operating data as of the dates and for the periods indicated. The consolidated financial data of the Company as of and for the five years ended December 31, 1997 set forth below have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. The consolidated financial data of the Company as of and for the three months ended March 31, 1997 and 1998 have been derived from unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                                                                  THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                      MARCH 31,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
INCOME STATEMENT DATA:
Revenues, net:
    Funeral.............................  $  10,651  $  17,368  $  22,661  $  37,445  $  64,888  $  15,288  $  23,243
    Cemetery............................        614      1,036      1,576      2,903     12,533      2,701      4,875
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total net revenues.............     11,265     18,404     24,237     40,348     77,421     17,989     28,118
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit:
    Funeral.............................        917      2,856      3,740      6,804     16,484      4,668      7,410
    Cemetery............................        143        158        250        362      2,899        475      1,377
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
         Total gross profit.............      1,060      3,014      3,990      7,166     19,383      5,143      8,787
General and administrative expenses.....        985      1,266      2,106      2,474      5,277      1,021      1,869
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income........................         75      1,748      1,884      4,692     14,106      4,122      6,918
Interest expense, net...................      1,745      2,671      3,684      4,347      5,889      1,154      2,107
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes.......     (1,670)      (923)    (1,800)       345      8,217      2,968      4,811
Provision for income taxes..............         --(1)      40        694        138      3,726      1,143      2,165
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary
  item..................................     (1,670)      (963)    (2,494)       207      4,491      1,825      2,646
Extraordinary item, net.................         --         --         --       (498)      (195)        --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) after extraordinary
  item..................................     (1,670)      (963)    (2,494)      (291)     4,296      1,825      2,646
Preferred stock dividends...............         --         --         --        622        890        363        150
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable to common
  stockholders..........................  $  (1,670) $    (963) $  (2,494) $    (913) $   3,406  $   1,462  $   2,496
                                          =========  =========  =========  =========  =========  =========  =========
Net income (loss) per common share
Basic:
    Continuing operations...............  $    (.66) $    (.38) $    (.99) $    (.09) $     .35  $     .16  $     .22
    Extraordinary item..................         --         --         --       (.10)      (.02)        --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Basic net income (loss) per common
      share.............................  $    (.66)(1) $ (.38) $    (.99) $    (.19) $     .33 $      .16 $      .22
                                          =========  =========  =========  =========  =========  =========  =========
Diluted:
    Continuing operations...............  $    (.66) $    (.38) $    (.99) $    (.09) $     .34  $     .16  $     .22
    Extraordinary item..................         --         --         --       (.10)      (.02)        --         --
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Diluted net income (loss) per common
      share.............................  $    (.66 (1) $ (.38) $    (.99) $    (.19) $     .32 $      .16 $      .22
                                          =========  =========  =========  =========  =========  =========  =========
Weighted average number of common and
  common equivalent shares outstanding:
    Basic...............................      2,520(1)   2,520      2,520      4,869     10,226      9,054     11,151
                                          =========  =========  =========  =========  =========  =========  =========
    Diluted.............................      2,520      2,520      2,520      4,869     10,485     10,586     12,122
                                          =========  =========  =========  =========  =========  =========  =========

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                                                                                     THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                          -----------------------------------------------------  --------------------
                                            1993       1994       1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT OPERATING DATA)
OPERATING AND FINANCIAL DATA:
Funeral homes at end of period..........         25         34         41         76        120         97        123
Cemeteries at end of period.............          2          3          3         10         20         12         21
Funeral services performed during
  period................................      2,265      3,529      4,414      7,181     12,131      2,948      4,203
Preneed funeral contracts sold..........        644        762      2,610      3,760      4,020      1,127      1,568
Backlog of preneed funeral contracts....      5,170      6,855      8,676     22,925     34,797     26,400     36,425
Depreciation and amortization...........  $     947  $   1,476  $   1,948  $   3,629  $   7,809  $   1,563  $   2,417

                                                           AS OF DECEMBER 31,
                                          -----------------------------------------------------           AS OF
                                            1993       1994       1995       1996       1997         MARCH 31, 1998
                                          ---------  ---------  ---------  ---------  ---------   ---------------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................  $    (142) $   4,271  $   6,472  $   5,089  $   5,823         $   5,344
Total assets............................     28,784     44,165     61,746    131,308    277,940           287,311
Long-term debt, net of current
  maturities............................     26,270     32,622     42,057     42,733    121,553           131,323
Redeemable preferred stock..............         --         --         --     17,251     13,951            13,951
Stockholders' equity (deficit)..........     (2,626)     3,429      9,151     57,043     98,565           100,861

------------

(1) Prior to January 1, 1994, the Company consisted of three entities whose owners contributed their equity in these entities in exchange for 2,520,000 shares of common stock of the Company effective January 1, 1994. Accordingly, shares of common stock shown outstanding for these periods assume the exchange had taken place at the beginning of the periods presented. In 1993, the entities were subchapter S corporations, and taxes were the direct responsibility of the owners. Thus, the tax provision reflected above for 1993 is based on assumptions about what the tax provision (benefit) would have been if the Company had been a taxable entity. In the opinion of management, no pro forma tax provision (benefit) was appropriate for this period because the Company followed a policy of not recognizing the benefits associated with net operating losses during such period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company became a public company during the third quarter of 1996. The Company's focus is on growth through acquisitions and enhancements at facilities currently owned to increase revenues and gross profit. The Company entered 1997 with the goals (among others) of increasing cash flow from operations; increasing margins in its funeral home and cemetery operations; substantially increasing the preneed sales and marketing activities; and filling critical personnel needs in the finance, corporate development and cemetery operations areas. The objective of these goals was to build the infrastructure and stability of the Company as it continued to pursue consolidation opportunities in the death care industry. The Company successfully met these goals and achieved profitability in each quarter of 1997, even though death rates were lower than expected in certain markets.

     Cash flow from operations, which the Company defines as earnings before interest, income taxes, and depreciation and amortization, increased, as a percentage of net revenues, from 22.6% for 1996 to 29.7% for 1997. This improvement was largely due to the increased gross profits at the individual locations. Gross margins for the funeral homes increased to 25.4% in 1997 from 18.2% in 1996 as a result of margin management training for the managers and directors related to merchandising and memorialization and benefits from cost containment and clustering, where realizable. Improvements in cemetery gross profit margins were dramatic in 1997. Fueled by a doubling of the number of cemeteries during the year and the restructuring of the preneed sales function in late 1996, cemetery gross profit increased 700% while cemetery revenues increased 332%. As a percentage of cemetery net revenues, cemetery gross profit was 23.1% in 1997 compared to 12.5% in 1996. The Rolling Hills Cemetery, which was acquired in early 1997, contributed 87% of the revenue increase for the year. Preneed sales and marketing efforts began to have a significant impact in the latter part of 1997, as revenues and gross profits from cemeteries owned at least one year increased 66% and 373%, respectively, in the fourth quarter compared to the same period in 1996.

     The Company has experienced significant growth since the end of 1995 when it owned 44 facilities. During 1996 and 1997, the Company acquired 45 and 54 facilities, respectively. In a deliberate and managed process, the Company increased personnel and related infrastructure as a function of the increase in the Company's revenue run rate. As a consequence, general and administrative expenses increased from $2.1 million in 1995 to $2.5 million in 1996 and to $5.3 million in 1997. However, general and administrative expenses declined as a percentage of revenues over these years from 8.7% in 1995 to 6.8% in 1997. The additional personnel filled critical roles in expanding the geographic coverage of both corporate development and preneed sales and marketing activities, as well as the financial, data processing and administrative functions needed to support the growing number of locations operating in a decentralized management fashion with timely financial and management information. Additionally, near the end of 1996, the prearranged funeral and cemetery sales organization was significantly restructured and expanded. The Company has also begun to allocate more of its resources to cemetery acquisitions to continue to leverage off its growing preneed sales force and to partially reduce exposure to fluctuations in the death rate.

     During 1996, the Company acquired 38 funeral homes and seven cemeteries for an aggregate consideration of approximately $68 million. Forty-four funeral homes and ten cemeteries were acquired during 1997 for approximately $118 million. These acquisitions were funded through cash flow from operations, additional borrowings under the Company's credit facilities and issuance of preferred and common stock. In addition, as of April 24, 1998, the Company had either acquired or had letters of intent to acquire 20 funeral homes and three cemeteries for an aggregate consideration of approximately $80 million. The Company believes its increased recognition in the death care industry as an established operator and purchaser of funeral homes and cemeteries has improved its ability to attract potential acquisitions that are larger, strategic and accretive and its ability to finance its acquisitions with debt and equity.

     One consequence of the Company's rapid growth through acquisitions in recent years is a relatively high level of non-cash depreciation and amortization expense. For the year ended December 31, 1997, depreciation and amortization expense as a percentage of net revenues was 10.1%. The Company believes that this percentage was higher than others in the industry due to the fact that most of the Company's acquisitions have occurred during the past two years and have been primarily comprised of funeral homes (as compared to cemeteries which have a large non-depreciable land component). Because all of the Company's properties have been acquired in these types of transactions in the past few years, the non-cash charges related to purchase price allocations resulting from these acquisitions have had a significant impact on the Company's reported net income.

RESULTS OF OPERATIONS

     The following table sets forth certain income statement data for the Company expressed as a percentage of net revenues for the periods presented:

                                                                         THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,           MARCH 31,
                                       -------------------------------  --------------------
                                         1995       1996       1997       1997       1998
                                       ---------  ---------  ---------  ---------  ---------
Total revenues, net..................      100.0%     100.0%     100.0%     100.0%     100.0%
Total gross profit...................       16.5       17.8       25.0       28.6       31.3
General and administrative
expenses.............................        8.7        6.1        6.8        5.7        6.6
Operating income.....................        7.8       11.6       18.2       22.9       24.6
Interest expense, net................       15.2       10.8        7.6        6.4        7.5
Net income (loss) before
  extraordinary item.................      (10.3)       0.5        5.8       10.1        9.4

     The following table sets forth the number of funeral homes and cemeteries owned and operated by the Company for the periods presented:

                                                                        THREE
                                                                       MONTHS
                                        YEAR ENDED DECEMBER 31,         ENDED
                                        ------------------------      MARCH 31,
                                        1995      1996      1997        1998
                                        ----      ----      ----      ---------
Funeral homes at beginning of
period...............................    34        41         76          120
Acquisitions.........................     8        38         44            4
Divestitures.........................     1         3          0            1
                                        ----      ----      ----      ---------
     Funeral homes at end of
       period........................    41        76        120          123
                                        ====      ====      ====      =========
Cemeteries at beginning of period....     3         3         10           20
Acquisitions.........................     0         7         10            1
Divestitures.........................     0         0          0            0
                                        ----      ----      ----      ---------
     Cemeteries at end of period.....     3        10         20           21
                                        ====      ====      ====      =========

     As of April 30, 1998, the Company had acquired an additional two funeral homes and had non-binding letters of intent for the acquisition of 18 funeral homes and three cemeteries.

     The following is a discussion of the Company's results of operations for the three months ended March 31, 1997 and 1998 and the three years ended December 31, 1995, 1996 and 1997. For purposes of this discussion, funeral homes and cemeteries owned and operated for the entirety of both periods being compared are referred to as "existing operations." Operations acquired or opened during either period being compared are referred to as "acquired operations."

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     FUNERAL HOME SEGMENT. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its funeral home operations for the three months ended March 31, 1997 compared to the three months ended March 31, 1998.

                                        THREE MONTHS ENDED
                                            MARCH 31,               CHANGE
                                       --------------------   ------------------
                                         1997       1998      AMOUNT     PERCENT
                                       ---------  ---------   -------    -------
                                                (DOLLARS IN THOUSANDS)
Net revenues:
     Existing operations.............  $  12,606  $  13,669   $ 1,063       8.4%
     Acquired operations.............      2,682      9,574     6,892      *
                                       ---------  ---------   -------
          Total net revenues.........  $  15,288  $  23,243   $ 7,955      52.0%
                                       =========  =========   =======
Gross profit:
     Existing operations.............  $   3,679  $   4,121   $   442      12.0%
     Acquired operations.............        989      3,289     2,300      *
                                       ---------  ---------   -------
          Total gross profit.........  $   4,668  $   7,410   $ 2,742      58.7%
                                       =========  =========   =======

------------

* Not meaningful.

     Due to the rapid growth of the Company, existing operations for the quarter ended March 31, 1998 represented only 59% of the total funeral revenues and only 56% of the total funeral gross profit. Total funeral net revenues for the three months ended March 31, 1998 increased $8.0 million or 52.0% over the three months ended March 31, 1997. The higher net revenues reflect an increase of $6.9 million in net revenues from acquired operations and an increase in net revenues of $1.1 from existing operations.

     Total funeral gross profit for the three months ended March 31, 1998 increased $2.7 million or 58.7% over the comparable three months of 1997. The higher total gross profit reflected an increase of $2.3 million from acquired operations and an increase of $442,000 from existing operations. Gross profit for existing operations increased due to the efficiencies gained by consolidation, cost savings, improved collections experience and the increasing effectiveness of the Company's merchandising strategy. Total gross margin increased from 30.5% for the first quarter of 1997 to 31.9% for the first quarter of 1998 due to these factors. Included in the 30.5% gross margin for 1997 is a gain on the sale of property of $276,000, the exclusion of which would reduce funeral gross margin to 28.7% for the first quarter of 1997.

     CEMETERY SEGMENT. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its cemetery operations for the three months ended March 31, 1997 compared to the three months ended March 31, 1998.

                                        THREE MONTHS ENDED
                                            MARCH 31,               CHANGE
                                       --------------------   ------------------
                                         1997       1998      AMOUNT     PERCENT
                                       ---------  ---------   -------    -------
                                                (DOLLARS IN THOUSANDS)
Total net revenues...................  $   2,701  $   4,875   $ 2,174      80.5%
                                       =========  =========   =======
Total gross profit...................  $     475  $   1,377   $   902     189.9%
                                       =========  =========   =======

     Due to the rapid growth of the Company, existing operations for the quarter ended March 31, 1998 represented approximately 35% of the cemetery revenues and approximately 30% of cemetery gross profit as the Company had only 10 cemeteries in operation at the beginning of the first quarter of 1997 versus 21 at the end of the first quarter of 1998. As a result, the Company does not believe it is meaningful to present the results for existing and acquired operations separately. Total cemetery net revenues for the three months ended March 31, 1998 increased $2.2 million over the three months ended March 31, 1997, and total cemetery gross profit increased $902,000 over the comparable three months of 1997. Total gross margin increased from 17.6% for the first quarter of 1997 to 28.2% for the first quarter of 1998. These increases were due primarily to the Company's acquisition of ten cemeteries during 1997 and increased preneed marketing efforts.

     General and administrative expenses for the three months ended March 31, 1998 increased $848,000 or 83.1% over the first three months of 1997 due primarily to the increased personnel expense necessary to support a higher rate of growth and acquisition activity. However, the increase in general and administrative expenses as a percentage of net revenues was less than one percentage point as the expenses were spread over a larger volume of revenue.

     Interest expense for the three months ended March 31, 1998 increased $953,000 over the first three months of 1997 principally due to increased borrowings for acquisitions. In September 1997, the Company entered into a new credit facility (the "New Credit Facility") for an increased line of credit. The New Credit Facility reflects substantially improved terms and reduced interest rates compared to the previous arrangements.

     Preferred stock dividends of $150,000 were subtracted from the $2.6 million of net income in computing the net income available to common stockholders of $2.5 million for the three months ended March 31, 1998. The reduction in preferred stock dividends from 1997 to 1998 is due to conversions of the preferred stock to common stock.

     For the three months ended March 31, 1998, the Company provided for income taxes on income before income taxes at a combined state and federal rate of 45% compared with 38.5% for the same period in 1997. The effective tax rate for the 1997 quarter included a 4.5% tax benefit for the utilization of prior year net operating losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     FUNERAL HOME SEGMENT. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its funeral home operations during the years ended December 31, 1996 and 1997:

                                         YEAR ENDED
                                        DECEMBER 31,              CHANGE
                                    --------------------    ------------------
                                      1996       1997       AMOUNT     PERCENT
                                    ---------  ---------    -------    -------
                                              (DOLLARS IN THOUSANDS)
Net revenues:
     Existing operations..........  $  25,042  $  24,627    $  (415)     (1.7)%
     Acquired operations..........     12,403     40,261     27,858      *
                                    ---------  ---------    -------
          Total net revenues......  $  37,445  $  64,888    $27,443      73.3%
                                    =========  =========    =======
Gross profit:
     Existing operations..........  $   4,396  $   5,675    $ 1,279      29.1%
     Acquired operations..........      2,408     10,809      8,401      *
                                    ---------  ---------    -------
          Total gross profit......  $   6,804  $  16,484    $ 9,680     142.3%
                                    =========  =========    =======

------------

* Not meaningful.

     Due to the rapid growth of the Company, existing operations represented only 38% of the total funeral revenues and only 34% of the total funeral gross profit for the year ended December 31, 1997. Total funeral net revenues for the year ended December 31, 1997 increased $27.4 million or 73.3% over 1996. The higher net revenues reflect an increase of $27.9 million in net revenues from acquired operations and a decrease in net revenues of $415,000 or 1.7% from existing operations. The decrease in revenues for the existing operations primarily resulted from fewer funeral services being performed, which was partially offset by a 2.6% increase in the average revenue per funeral service. Fewer services were performed in 1997 primarily due to lower than usual seasonal death rates in certain of the Company's markets, especially in the East North Central region of the country where the Company has a large number of existing operations.

     Total funeral gross profit for the year ended December 31, 1997 increased $9.7 million or 142.3% over 1996. The higher total gross profit reflected an increase of $8.4 million from acquired operations and an increase of $1.3 million or 29.1% from existing operations. Gross profit for existing operations increased due to the efficiencies gained by consolidation, cost savings, improved collections experience and the increasing effectiveness of the Company's merchandising strategy, which were partially offset by lower revenues. Total gross profit increased from 18.2% for 1996 to 25.4% for 1997 due to these factors.

     CEMETERY SEGMENT. The following table sets forth certain information regarding the net revenues and gross profit of the Company from its cemetery operations for the years ended December 31, 1996 and 1997.

                                            YEAR ENDED
                                           DECEMBER 31,             CHANGE
                                       --------------------    -----------------
                                         1996       1997       AMOUNT    PERCENT
                                       ---------  ---------    ------    -------
                                                (DOLLARS IN THOUSANDS)
Total net revenues...................  $   2,903  $  12,533    $9,630     331.7%
                                       =========  =========    ======
Total gross profit...................  $     362  $   2,899    $2,537     700.8%
                                       =========  =========    ======

     Due to the rapid growth of the Company, existing operations represented approximately 15% of cemetery revenues and approximately 9% of cemetery gross profit for the years ended December 31, 1997. As a result, the Company does not believe it is meaningful to present the results for existing and acquired operations separately.

     Total cemetery net revenues for the years ended December 31, 1997 increased $9.6 million or 331.7% over 1996 and total cemetery gross profit increased $2.5 million or 700.8% over 1996. Total gross margin increased from 12.5% for the year ended December 31, 1996 to 23.1% for the year ended December 31, 1997. These increases were due primarily to the Company's acquisition of ten cemeteries during 1997 and increased preneed marketing efforts.

     As a result of the acceleration of the Company's acquisition program beginning in 1996, the profit contribution from acquired properties exceeded that of existing operations even though most were not owned for the entire year. The acquisition and integration of these new properties received the majority of the corporate operations group's management focus during the year. During the fourth quarter of 1996, significant additional management resources were added to this group to provide assistance in increasing revenue and profit margins from existing ongoing operations and to more rapidly achieve targeted margins for acquired businesses.

     General and administrative expenses for the year ended December 31, 1997 increased $2.8 million or 113.3% over 1996 due primarily to the increased personnel expense necessary to support a higher rate of growth and acquisition activity. However, the increase in general and administrative expenses as a percentage of net revenues was less than one percentage point as the expenses were spread over a larger volume of revenue.

     Interest expense for the year ended December 31, 1997 increased $1.5 million over 1996 principally due to increased borrowings for acquisitions. In August 1996, the Company utilized the net proceeds from its initial public offering (the "IPO") and borrowings under a credit facility to repay the majority of its outstanding debts. In September 1997, the Company entered into the New Credit Facility for an increased line of credit. In connection with repayments of debt in both years, the Company recognized an extraordinary loss of approximately $498,000 and $195,000, net of income tax benefits of approximately $332,000 and $159,000, for the write-off of the deferred loan costs associated with the early retirement of debts, for the years ended December 31, 1996 and 1997, respectively. The New Credit Facility reflects substantially improved terms and reduced interest rates compared to the previous arrangements.

     During 1997, the Company issued approximately $20 million of redeemable preferred stock to fund a portion of its acquisition program. Dividends on this preferred stock are 4% per annum. Preferred dividends of $890,000 were subtracted from the $4.5 million of net income before extraordinary item in computing earnings attributable to common stockholders resulting in a net income before extraordinary item of $3.6 million for purposes of computing basic and diluted earnings per common share.

     For 1997, the Company provided for income taxes on income before income taxes and extraordinary item at a combined state and federal tax rate of 45.3%. The provision for income taxes for 1997 includes a one-time charge in the amount of $390,000 to revalue the historical deferred tax liability accounts because the Company's taxable income has grown to the level at which the federal corporate tax rate increases from 34% to 35%. Amortization of names and reputations related to stock acquisitions, which is nondeductible, is the primary cause of the Company's effective rate exceeding 34%. Prior to 1997, the Company experienced net operating losses and the tax benefits associated with these net operating loss carryforwards were reserved. The Company continues to analyze the benefits associated with these losses and adjusts the valuation allowance as appropriate.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     The following table sets forth certain information regarding the net revenues and gross profit of the Company from its operations during the years ended December 31, 1995 and 1996:

                                          YEAR ENDED
                                         DECEMBER 31,              CHANGE
                                     --------------------    ------------------
                                       1995       1996       AMOUNT     PERCENT
                                     ---------  ---------    -------    -------
                                               (DOLLARS IN THOUSANDS)
Net revenues:
     Existing operations...........  $  21,482  $  20,921    $  (561)     (2.6%)
     Acquired operations...........      2,755     19,427     16,672      *
                                     ---------  ---------    -------
          Total net revenues.......  $  24,237  $  40,348    $16,111      66.5%
                                     =========  =========    =======
Gross profit:
     Existing operations...........  $   3,451  $   3,481    $    30       0.9%
     Acquired operations...........        539      3,685      3,146      *
                                     ---------  ---------    -------
          Total gross profit.......  $   3,990  $   7,166    $ 3,176      79.6%
                                     =========  =========    =======

------------

* Not meaningful.

     Total net revenues for the year ended December 31, 1996 increased $16.1 million or 66.5% over 1995. The higher net revenues reflect an increase of $16.7 million in net revenues from acquired operations and a decrease in net revenues of $561,000 or 2.6% from existing operations. The decrease in net revenues for the existing operations primarily resulted from fewer funeral services being performed, which was partially offset by a 3.9% increase in the average revenue per funeral service. Fewer services were performed in 1996 due to the divestiture of three funeral homes and a longer than normal seasonal decline in the number of deaths in certain of the Company's markets. This seasonal decline in the number of services ended in mid-November. At December 31, 1996, the Company operated 10 cemeteries. The net revenues and gross profit of cemeteries represented less than eight percent of the Company's total operations and accordingly are not shown separately.

     Total gross profit for the year ended December 31, 1996 increased $3.2 million or 79.6% over 1995. The higher total gross profit reflected an increase of $3.1 million from acquired operations and an increase of $30,000 or 0.9% from existing operations. Gross profit for existing operations increased due to the efficiencies gained by consolidation and the increasing effectiveness of the Company's merchandising strategy, which was partially offset by lower revenues. Total gross margin increased from 16.5% for 1995 to 17.8% for 1996 due to these factors. As a result of the acceleration of the Company's acquisition program in 1996, the profit contribution from acquired properties exceeded that of existing operations even though most were not owned for the entire year. The acquisition and integration of these new properties received the majority of the corporate operations group's management focus during the year. During the fourth quarter, significant additional management resources were added to this group to provide assistance in increasing revenue and profit margins from existing ongoing operations and to more rapidly achieve targeted margins for acquired businesses.

     General and administrative expenses for the year ended December 31, 1996 increased $368,000 or 17.5% over 1995 due primarily to the increased personnel expense necessary to support a higher rate of growth and acquisition activity. However, general and administrative expenses as a percentage of net revenues decreased from 8.7% for 1995 to 6.1% for 1996, reflecting economies of scale realized by the Company as the expenses were spread over a larger operations revenue base.

     Interest expense for the year ended December 31, 1996 increased $663,000 over 1995 principally due to increased borrowings for acquisitions. In August 1996, the Company utilized the net proceeds from the

IPO and borrowings under the Former Credit Facility (as defined herein) to repay the majority of its outstanding debts. In connection with repayment of debt, the Company recognized an extraordinary charge of approximately $498,000, net of income tax benefit of approximately $332,000, to reflect the write-off of the deferred loan costs associated with the early retirement of debt. The Former Credit Facility reflected substantially improved terms and reduced interest costs compared to the previous arrangements.

     During 1996, the Company issued approximately $18 million of redeemable preferred stock to fund a portion of its acquisition program. Dividends on the majority of this preferred stock range from 6-7% per annum. Preferred dividends of $622,000 were subtracted from the $207,000 of income before extraordinary item in computing earnings attributable to common stockholders resulting in a net loss of $415,000 for purposes of computing primary earnings per common share. Approximately $16 million of redeemable preferred stock converted into Common Stock subsequent to December 31, 1996.

     For 1996, the Company provided for income taxes on net income before income taxes and extraordinary item at a combined state and federal tax rate of 40%. Prior to 1996, the Company experienced net operating losses. The tax benefits associated with these net operating loss carryforwards were reserved. The Company continues to analyze the benefits associated with these losses and will adjust the recorded valuation allowance as appropriate in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents totaled $0.5 million at March 31, 1998, representing a decrease of $5.6 million from December 31, 1997. For the three months ended March 31, 1998, cash provided by operations was $3.6 million as compared to $2.8 million for the three months ended March 31, 1997. The increase in net cash provided by operating activities was principally due to the increase in income from operations, which was partially offset by increases in accounts receivable and other deferred charges. Cash used in investing activities was $10.8 million for the three months ended March 31, 1998 compared to $33.1 million for the first three months of 1997, due primarily to the decrease in acquisitions. In the first three months of 1998, cash flow provided by financing activities amounted to approximately $1.6 million, primarily due to proceeds from long-term debt which were used to fund acquisitions.

     Historically, the Company has financed its acquisitions with proceeds from debt and the issuance of common and preferred stock. As of December 31, 1997, the Company had 1,682,500 shares of Series D Preferred Stock and 12,278,285 shares of Series F Preferred Stock issued and outstanding. The Series D Preferred Stock is convertible into Class B Common Stock, and the Series F Preferred Stock is convertible into Class A Common Stock. The holders of Series D Preferred Stock are entitled to receive cash dividends at an annual rate of $.06-$.07 per share depending on the date such shares were issued. Commencing on the second anniversary of the completion of the IPO (August 8, 1998), the Company may, at its option, redeem all or any portion of the shares of Series D Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends. Such redemption is subject to the right of each holder of Series D Preferred Stock to convert such holders shares into shares of Class B Common Stock. On December 31, 2001, the Company must redeem all shares of Series D Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends.

     The holders of the Series F Preferred Stock are entitled to receive cash dividends at the annual rate currently of $.042 per share, with the annual rate increasing by 5% per year commencing January 1, 1999 until January 1, 2001, at which time the annual rate becomes fixed at $.0486 per share. On December 31, 2007, the Company must redeem all shares of Series F Preferred Stock, as discussed above, then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends. The Company does not have the option to redeem any Series F Preferred Stock prior to December 31, 2007. The Series F Preferred Stock is convertible at each holders option into an aggregate of 722,250 shares of Class A Common Stock based on the exercise price in effect at March 31, 1998.

     In conjunction with the closing of the IPO, the Company entered into a credit facility (the "Former Credit Facility") which provided for a $75 million revolving line of credit with both LIBOR and base rate interest options. In August 1996, the Company repaid all of its outstanding indebtedness with the proceeds from the issuance of its Class A Common Stock in connection with the IPO (see Note 7) and utilization of the Former Credit Facility. The Former Credit Facility was unsecured with a term of three years and contained customary restrictive covenants, including a restriction on the payment of dividends on common stock, and required the Company to maintain certain financial ratios. In September 1997, the Company entered into the New Credit Facility for a $150 million revolving line of credit. The New Credit Facility has a five-year term, is unsecured and contains customary restrictive covenants, including a restriction on the payment of dividends on common stock and requires the Company to maintain certain financial ratios. Interest under the New Credit Facility is provided at both LIBOR and prime rate options. In connection with repayment of debt in August 1996 and the retirement of debt issued with the New Credit Facility in September 1997, the Company recognized an extraordinary loss of approximately $498,000 and $195,000, net of income tax benefit of approximately $332,000 and $159,000 for the write-off of the deferred loan costs associated with the early retirement of debt for the years ended December 31, 1996 and 1997, respectively. At April 30, 1998 approximately $121.0 million was outstanding under the New Credit Facility.

     The Company expects to continue to aggressively pursue additional acquisitions of funeral homes and cemeteries to take advantage of the trend toward consolidation occurring in the industry which will require significant levels of funding from various sources. At the beginning of 1998, the Company expected to spend $85 million on acquisitions in 1998. Due to increased acquisition activity in 1998, as of April 30, 1998, the Company has spent $13 million, has signed non-binding letters of intent for acquisitions totaling $67 million and has increased its estimate of acquisition spending for 1998 to $120 million. In addition, the Company currently expects to incur less than $10 million of capital expenditures during 1998, primarily for upgrading funeral home facilities. The Company believes that cash flow from operations, borrowings under credit facilities and issuances of additional debt and equity securities should be sufficient to fund acquisitions and its anticipated capital expenditures and other operating requirements for the remainder of 1998.

     In March 1997, the Company filed a shelf registration statement relating to 2,000,000 shares of Class A Common Stock to be issued to fund acquisitions. As of March 31, 1998, approximately 1,500,000 shares remained available for issuance under this shelf registration. Because future cash flows and the availability of financing are subject to a number of variables, such as the number and size of acquisitions made by the Company, there can be no assurance that the Company's capital resources will be sufficient to fund its capital needs. Additional debt and equity financing may be required to maintain the Company's acquisition program. The availability and terms of these capital sources will depend on prevailing market conditions and interest rates and the then existing financial condition of the Company.

SEASONALITY

     The Company's business can be affected by seasonal fluctuations in the death rate. Generally, death rates are higher during the winter months. In addition, the quarterly results of the Company may fluctuate depending on the magnitude and timing of acquisitions.

INFLATION

     Inflation has not had a significant impact on the results of operations of the Company during the last three years.

YEAR 2000

     The Company's information systems management group regularly reviews the management and accounting software packages for internal accounting and information requirements to meet with the continued growth of the Company. In addition, the Company's staff has comprehensively considered existing systems and equipment that need to be changed as a result of Year 2000 issues. The Company's staff has determined that some computer software will require upgrading. Based on current estimates, the costs related to these upgrades are immaterial. The Company is in contact with its vendors and customers, and no major problem has been discovered to date.

                                    BUSINESS

THE COMPANY

     Carriage is a leading provider of death care services and products in the United States. As of March 31, 1998, the Company operated 123 funeral homes and 21 cemeteries in 21 states. The Company provides a complete range of services relating to funerals, burials and cremations, including the use of funeral homes and motor vehicles, the performance of cemetery interment services and the management and maintenance of cemetery grounds. The Company also sells related products and merchandise including caskets, burial vaults, garments, cemetery interment rights, stone and bronze memorials, as well as other items. Over the past five years, the Company's revenues, earnings and profit margins have increased significantly. From 1993 to 1997, revenues increased from $11.3 million to $77.4 million, operating income increased from $75,000 to $14.1 million and diluted earnings per common share from continuing operations increased from a loss of $0.66 to a profit of $0.34. For the three months ended March 31, 1998, the Company's revenues were $28.1 million, operating income was $6.9 million and diluted earnings per common share from continuing operations were $0.22 as compared to $0.16 in the same period of 1997.

     Since the Company's formation in 1991, management has focused on distinguishing itself from its competitors by developing an employee driven organization that emphasizes: (i) providing the highest level of personalized service to client families, (ii) comprehensive employee training, (iii) a decentralized management structure, and (iv) incentive compensation and broad-based employee stock ownership. The Company's success in developing its operating philosophy, as well as the increasing awareness of the Company in the death care industry, has resulted in an increasing number of highly attractive acquisition opportunities. The Company acquired 38 funeral homes and seven cemeteries for consideration of $68 million in 1996 and 44 funeral homes and 10 cemeteries for consideration of $118 million in 1997. In addition, through April 30, 1998, the Company has either acquired or executed non-binding letters of intent to acquire 24 funeral homes and four cemeteries for consideration of approximately $80 million.

DEATH CARE INDUSTRY

     Death care companies provide products and services to families in three principal areas: (i) ceremony and tribute, generally in the form of a funeral or memorial service, (ii) disposition of remains, either through burial or cremation and (iii) memorialization, generally through monuments, markers or inscriptions. The death care industry in the United States is characterized by the following fundamental attributes:

     HIGHLY FRAGMENTED OWNERSHIP. A significant majority of death care operators consist of small, family-owned businesses that control one or several funeral homes or cemeteries in a single community. There are an estimated 22,000 funeral homes and 9,600 commercial (as opposed to religious, family, fraternal, military or municipal) cemeteries in the United States, and less than 25% of the 1997 United States death care industry revenues are represented by the five publicly traded death care companies.

     BARRIERS TO ENTRY. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that act as a formidable barrier for those wishing to enter an existing market. Heritage and tradition afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. Other difficulties faced by entities desiring to enter a market include local zoning restrictions, substantial capital requirements, increasing regulatory burdens and scarcity of cemetery land in certain urban areas. In addition, an established firm's backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces also makes it difficult for new entrants to gain entry into the marketplace.

     STABILITY. The death rates in the United States are fairly predictable, thereby affording stability to the death care industry. The number of deaths in the United States has increased at a compound rate of approximately 1% per year since 1980 and is expected to continue to increase at that rate through 2010. Because the industry is relatively stable, non-cyclical and fairly predictable, business failures are uncommon. As a result, ownership of independent funeral home and cemetery businesses generally have not experienced significant turnover, and the aggregate number of funeral homes and cemeteries in the United States has remained relatively constant.

     INCREASED CONSOLIDATION. In the past several years, the industry has experienced a trend toward consolidation of independent death care operations by large, primarily publicly owned death care providers that can benefit from economies of scale, improved managerial control, more effective strategic planning and greater financial resources. This trend appears to result principally from increased regulation, a desire on the part of independent, family operated funeral businesses to address family succession and estate planning issues, a desire for liquidity, and the increasing competitive threat posed by the large death care providers. The active acquisition market for funeral homes and cemeteries provides a source of potential liquidity that was not as readily available to individual owners in the past. The consolidation trend has accelerated in recent years as several large death care companies have expanded their operations significantly through acquisitions.

     CLUSTERED OR COMBINED OPERATIONS. The death care industry has also witnessed a trend by companies to cluster their funeral home and cemetery operations. Clusters refer to funeral homes and/or cemeteries which are grouped together in a geographical region. Clusters provide a company with the ability to generate cost savings through the sharing of personnel, vehicles and other resources. Firms are also increasingly combining funeral home and cemetery operations at a single site to allow cross-marketing opportunities and cost reductions through shared resources. The ability to offer the full range of products and services at one location or to cluster funeral home and cemetery operations and cross-market the full range of death care services has proven to be a competitive advantage which tends to increase the market share and profitability of both the funeral home and cemetery.

     PRENEED MARKETING. In addition to sales at the time of death or on an "at need" basis, an increasing number of death care products and services are being sold prior to the time of death or on a "preneed" basis by death care providers who have developed sophisticated marketing organizations to actively promote such products and services. At the same time, consumers are becoming more aware of the benefits of advanced planning, such as the financial assurance and peace of mind achieved by establishing in advance a fixed price and type of service, and the elimination of the emotional strain of making death care plans at the time of need. Effective marketing of preneed products and services assures a backlog of future business.

     CREMATION. In recent years, there has been steady, gradual growth in the number of families in the United States that have chosen cremation as an alternative to traditional methods of burial. According to industry studies, cremations represented approximately 21% of the United States burial market in 1996, as compared to approximately 10% in 1980. Cremation historically has been marketed as a less costly alternative to interment. However, cremation is increasingly marketed as part of a complete death care package that includes traditional funeral services and memorialization.

BUSINESS STRATEGY

     The Company's business strategy is to build upon its reputation as a premier operating company thereby creating attractive opportunities for acquisitions. The Company seeks to achieve a balance between the need for superior overall corporate financial performance and the desire to promote higher levels of personalized service to client families. The commitment of local management and employees to the Company's decentralized, entrepreneurial service culture has been a major factor in the Company's ability to deliver increasing levels of profitability and to attract premier funeral home and cemetery owners to Carriage.

OPERATING STRATEGY

     The Company's operating strategy is focused on increasing the revenues and profitability of each operating location through a combination of personalized service and operating efficiencies. Key elements of the Company's operating strategy include the following:

     PERSONALIZED SERVICE. The Company believes that providing personalized service results in increased customer satisfaction, increased market share, more motivated employees and consistently higher levels of profitability. The Company has placed a great deal of emphasis on communicating to its employees the linkage between personalized service, customer satisfaction, market share increases and profitability throughout the organization.

     EMPLOYEE TRAINING. Beginning in late 1997, the Company made a significant commitment of financial and human resources to a Company-wide training effort. The training is designed to improve the management of and communication between employees and to develop personalized service that will be of value to clients. In training employees to deliver personalized service, the Company emphasizes employee listening and communication skills towards the goal of uniquely memorializing the life of an individual. Management believes that this long-term investment in the Company's employees will, over time, lead to increased market share, resulting in meaningfully higher profitability.

     DECENTRALIZED MANAGEMENT STRUCTURE. The Company's decentralized operating style provides a high level of autonomy and flexibility to local management. Local operators have significant responsibility for daily operating decisions and are accountable for operating results. Individual funeral home and cemetery service and financial goals are jointly developed with corporate management as part of a rigorous, Company-wide planning process. The corporate office utilizes an integrated computer system linked to all of the Company's funeral homes to monitor and access critical operating and financial data in order to analyze the performance of individual locations on a timely basis and institute corrective action if necessary.

     INCENTIVE COMPENSATION. The Company has established a compensation structure that is designed to create and maintain an ownership mentality to align compensation with overall Company performance objectives. Local management is awarded meaningful cash bonuses and stock options for achieving specified service, operational and financial performance objectives. The Company has also implemented a stock option program which awards options to full-time employees based upon the performance of their local businesses during a two-year period. As a result, all management and full-time employees have the opportunity to increase their personal net worth through strong local and corporate performance.

     COST SAVINGS AND OPERATING EFFICIENCIES. The larger size of the Company, as compared to local operators, allows favorable pricing and terms to be achieved from vendors through volume discounts on significant expenditures, such as caskets, vaults, memorials and vehicles. In addition, while operational functions and management responsibility are retained at the local level, centralizing certain financial, accounting, legal, administrative and employee benefit functions allows for more efficient and cost-effective operations.

ACQUISITION STRATEGY

     The Company's acquisition strategy is focused on expanding its funeral home and cemetery presence into new markets across the United States and increasing its funeral home and cemetery presence in markets that it currently serves. The Company aggressively pursues the acquisition of premier funeral homes and cemeteries that have a strong local market presence. In evaluating specific acquisition candidates, the Company considers such factors as the property's reputation, heritage, quality of operating management, competitive market position, volume of business, location, aesthetics, potential for development or expansion, pricing structure and profitability potential. In the future, the Company intends to pursue more cemetery acquisition opportunities than it has in the past, especially combination funeral home/cemetery properties. Management believes the development of its national preneed sales organization positions the Company to compete successfully for cemetery acquisitions and achieve its targeted returns on cemetery investments. Furthermore, the Company's increased cemetery presence will partially reduce exposure to declines in the death rate, improve the Company's position in markets where it already owns funeral homes and provide cross-marketing opportunities which leverage its preneed sales organization. Management believes that many independent funeral home and cemetery owners have chosen to combine their businesses with the Company due to the attractiveness of the Company's operating philosophy and management style that encourages individual input and personal growth while providing the challenge of helping the Company achieve its strategic objectives within their particular regions. These opportunities provided by the Company have resulted in certain owners' desire to receive equity securities of the Company as part of their acquisition consideration.

     Consideration for acquisitions consists of cash, deferred purchase price, and preferred and common equity or a combination thereof. The Company develops pro forma financial statements for acquisition targets reflecting estimates of revenue and costs under the Company's ownership and then utilizes such information to determine a purchase price which the Company believes is consistent with its investment objectives. In many cases, the Company has been successful in acquiring operations where it has not been the high bidder because of the Company's reputation, operating strategy and corporate culture. The Company typically enters into management, consulting and non-competition agreements with former owners and key executive personnel of acquired businesses. In nearly all cases, acquired funeral homes continue operations under the same trade names as those of the prior owners.

     The Company has successfully executed this acquisition strategy since its inception, as demonstrated in the table set forth below.

                                     ACQUISITION       FUNERAL
PERIOD                             CONSIDERATION(1)    HOMES(2)    CEMETERIES(3)
---------------------------------- ----------------    --------    -------------
                                              (DOLLARS IN THOUSANDS)
1992..............................     $ 11,832            14             2
1993..............................       13,843            11             1
1994..............................        9,153             9             1
1995..............................       12,191             8             0
1996..............................       68,181            38             7
1997..............................      118,260            44            10
1998 (through April 30, 1998)(4)..       79,629            24             4
                                                                         --
                                   ----------------       ---
                                       $313,089           148            25
                                   ================       ===            ==

------------

(1) From January 1, 1996 through April 30, 1998, 27.2% of the Company's aggregate acquisition consideration consisted of common or convertible preferred stock of the Company.

(2) The Company subsequently divested five of these funeral homes.

(3) The Company subsequently divested one of these cemeteries.

(4) Includes 18 funeral homes and three cemeteries for which the Company has non-binding letters of intent to acquire for aggregate consideration of $66.6 million.

OPERATIONS

     The Company's funeral home and cemetery operations are managed by individuals with extensive death care industry experience. Although certain financial management and policy matters are centralized, local funeral home and cemetery managers have active involvement in determining the manner in which their services and products are marketed and delivered and their funeral homes are managed. The Company believes that this strategy permits each local firm to maintain its unique style of service and to capitalize on its reputation and heritage while the Company maintains centralized supervisory controls and provides specialized services at the corporate level.

     FUNERAL HOME OPERATIONS. As of March 31, 1998, the Company operated 123 funeral homes in 21 states. Funeral home revenues accounted for approximately 93% and 84% of the Company's net revenues for the years ended December 31, 1996 and 1997, respectively, and 83% of net revenues in the first quarter of 1998.

     The Company's funeral homes offer a complete range of services to meet a family's funeral needs, including consultation, the removal and preparation of remains, the sale of caskets and related funeral merchandise, the use of funeral home facilities for visitation and worship, and transportation services. Most of the Company's funeral homes have a non-denominational chapel on the premises, which permits family visitation and religious services to take place at one location and thereby reduces transportation costs to the Company and inconvenience to the family.

     CEMETERY OPERATIONS. As of March 31, 1998, the Company operated 21 cemeteries in 11 states. Cemetery revenues accounted for approximately 7% and 16% of the Company's net revenues for the years ended December 31, 1996 and 1997, respectively, and 17% of net revenues in the first quarter of 1998.

     The Company's cemetery products and services include interment services, the rights to interment in cemetery sites (including grave sites, mausoleum crypts and niches) and related cemetery merchandise such as memorials and vaults. Cemetery operations generate revenues through sales of interment rights and memorials, installation fees, fees for interment and cremation services, finance charges from installment sales contracts and investment income from preneed cemetery merchandise and perpetual care trusts.

     PRENEED PROGRAMS. In addition to sales of funeral merchandise and services, cemetery interment rights, cemetery merchandise and services at the time of need, the Company also markets funeral and cemetery services and products on a preneed basis. Preneed funeral or cemetery contracts enable families to establish in advance the type of service to be performed, the products to be used and the cost of such products and services in accordance with prices prevailing at the time the contract is signed rather than when the products and services are delivered. Preneed contracts permit families to eliminate the emotional strain of making death care plans at the time of need and enable the Company to establish a portion of its future market share.

     Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies intended to fund preneed funeral contracts cover the original contract price and generally include built-in escalation clauses designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts are not recognized as revenues until the time the funeral service is performed.

     In addition to preneed funeral contracts, the Company also offers "preplanned" funeral arrangements whereby a client determines in advance substantially all of the details of a funeral service without any financial commitment or other obligation on the part of the client, until the actual time of need. Preplanned funeral arrangements permit families to avoid the emotional strain of making death care plans at the time of need and enable a funeral home to establish relationships with clients that frequently lead to at-need sales.

     Preneed cemetery sales are usually financed by the Company through installment sale contracts, generally with terms of five years. Preneed sales of cemetery interment rights and other related services and merchandise are recorded as revenues when the contract is signed, with concurrent recognition of related costs. The Company always receives an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale based upon historical experience.

     Beginning in the fourth quarter of 1996, the Company committed to building its cemetery operations infrastructure and began to add experienced preneed marketing professionals at the national and regional levels. This investment in additional preneed marketing management allowed the Company to increase preneed sales at existing cemetery properties and positioned the Company to more effectively integrate future cemetery acquisitions. As of December 31, 1997, the Company employed a staff of approximately 185 advanced planning representatives for the sale of preneed products and services and has added 37 additional advanced planning representatives during the first quarter of 1998.

     The Company sold 3,760 and 4,020 preneed funeral contracts in the years ended December 31, 1996 and 1997, respectively and 1,568 contracts in the first three months of 1998. At March 31, 1998, the Company had a backlog of 36,425 preneed funeral contracts to be delivered in the future. Preneed cemetery sales as a percentage of the Company's net cemetery revenues increased from 65% for the year ended December 31, 1996 to 73% for the first three months of 1998.

PROPERTIES

     At March 31, 1998, the Company operated 123 funeral homes and 21 cemeteries in 21 states. The Company owns the real estate and buildings of 73% of its funeral homes and all of its cemeteries and leases facilities in connection with 27% of its funeral homes. The 21 cemeteries operated by the Company cover a total of approximately 725 acres. The Company's inventory of unsold developed lots totaled approximately 44,000 and 80,000 at December 31, 1996 and 1997, respectively. In addition, approximately 359 acres, or approximately 50% of the total acreage, is available for future development. The Company does not anticipate any shortage of available space in any of its current cemeteries for the foreseeable future.

     The Company's corporate headquarters occupy approximately 19,700 square feet of leased office space in Houston, Texas.

     At December 31, 1997, the Company operated 465 vehicles, of which 388 were owned and 77 were leased.

     The specialized nature of the Company's business requires that its facilities be well-maintained; management believes that this standard is met.

COMPETITION

     The acquisition environment in the death care industry is highly competitive. The four other major publicly held death care companies, Service Corporation International ("SCI"), The Loewen Group Inc., Stewart Enterprises, Inc. and Equity Corporation International, are larger than the Company and have greater financial and other resources than the Company. In addition, a number of smaller companies are actively acquiring funeral homes and cemeteries. Prices for funeral homes and cemeteries have increased in recent years, and, in some cases, competitors have paid acquisition prices substantially in excess of the prices offered by the Company. Accordingly, no assurance can be given that the Company will be successful in expanding its operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms.

     The Company's funeral home and cemetery operations generally face competition in the markets that they serve. Market share for funeral homes and cemeteries is largely a function of reputation and heritage, although competitive pricing, professional service and attractive, well-maintained and conveniently located facilities are also important. The sale of preneed funeral services and cemetery property has increasingly been used by many companies as an important marketing tool to build market share. Due to the importance of reputation and heritage, market share increases are usually gained over a long period of time.

TRUST FUNDS

     GENERAL. The Company has established a variety of trusts in connection with its funeral home and cemetery operations as required under applicable state law. Such trusts include (i) preneed funeral trusts; (ii) preneed cemetery merchandise and service trusts; and (iii) perpetual care trusts. These trusts are typically administered by independent financial institutions selected by the Company. The Company also uses independent professional managers to advise the Company on investment matters.

     PRENEED FUNERAL TRUSTS. Preneed funeral sales are facilitated by deposits to a trust or purchase of a third party insurance product. All preneed funeral sales are deferred until the service is performed. The trust income earned and any increase in insurance benefits are also deferred until the service is performed in order to offset possible inflation in cost when providing the service in the future. Although direct marketing costs and commissions incurred for the sale of preneed funeral contracts are a current use of cash, such costs are also deferred and amortized over the expected timing of the performance of the services covered by the preneed funeral contracts. Since the Company does not have access to the trust fund principal or earnings, the related assets and liabilities are not reflected on the Company's balance sheet. In most states, the Company is not permitted to withdraw principal or investment income from such trusts until the funeral service is performed. Some states, however, allow for the retention of a percentage (generally 10%) of the receipts to offset any administrative and selling expenses, which the Company defers until the service is provided. The aggregate balance of the Company's preneed funeral contracts held in trust and insurance contracts was approximately $106.2 million and $113.6 million as of December 31, 1997 and March 31, 1998, respectively.

     PRENEED CEMETERY MERCHANDISE AND SERVICE TRUSTS. The Company is generally required under applicable state laws to deposit a specified amount (which varies from state to state, generally 50% to 100% of selling cost) into a merchandise and service trust fund for cemetery merchandise and services sold on a preneed basis. The related trust fund income is recognized in current revenues as trust earnings. These earnings are offset by any current period inflation costs accrued related to the merchandise that has not yet been purchased. Liabilities for undelivered cemetery merchandise and services, including accruals for inflation increases, are reflected in the balance sheet net of the merchandise and service trust balance. The Company is permitted to withdraw the trust principal and the accrued income when the merchandise is purchased or service is provided by the Company or when the contract is canceled. The merchandise and service trust fund balances, in the aggregate, were approximately $9.6 million and $10.2 million as of December 31, 1997 and March 31, 1998, respectively.

     PERPETUAL CARE TRUSTS. In certain states, regulations require a portion, generally 10%, of the sale amount of cemetery property and memorials to be placed in trust. These perpetual care trusts provide the funds necessary to maintain cemetery property and memorials in perpetuity. The related trust fund income is recognized in current revenues as trust earnings. While the Company is entitled to withdraw the income from its perpetual care trust to provide for the maintenance of the cemetery and memorials, they are not entitled to withdraw any of the principal balance of the trust fund, and therefore, none of the principal balances are reflected in the Company's balance sheet. The Company's perpetual care trust balances were approximately $8.4 million and $9.0 million as of December 31, 1997 and March 31, 1998, respectively.

     For additional information with respect to the Company's trusts, see Note 1 of the Consolidated Financial Statements located elsewhere in this Prospectus.

REGULATION

     The Company's funeral home operations are subject to substantial regulation by the Federal Trade Commission (the "FTC"). Certain regulations contain minimum standards for funeral industry practices, require extensive price and other affirmative disclosures to the customer at the time of sale and impose mandatory itemization requirements for the sale of funeral products and services.

     The Company is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the United States Environmental Protection Agency community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require the Company to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. The Company is also subject to the federal Americans with Disabilities Act and similar laws which, among other things, may require that the Company modify its facilities to comply with minimum accessibility requirements for disabled persons.

     The Company's operations, including its preneed sales and trust funds, are also subject to extensive regulation, supervision and licensing under numerous other federal, state and local laws and regulations. See " -- Trust Funds."

     The Company believes that it is in substantial compliance with all such laws and regulations. Federal and state legislatures and regulatory agencies frequently propose new laws, rules and regulations some of which, if enacted, could have a material adverse effect on the Company's operations and on the death care industry in general. The Company cannot predict the outcome of any proposed legislation or regulations or the effect that any such legislation or regulations might have on the Company.

LEGAL MATTERS

     The Company and certain of its subsidiaries are parties to a number of legal proceedings that arise from time to time in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company.

     The Company carries insurance with coverages and coverage limits that it believes to be customary in the funeral home and cemetery industries. Although there can be no assurance that such insurance will be sufficient to protect the Company against all contingencies, management believes that its insurance protection is reasonable in view of the nature and scope of the Company's operations.

EMPLOYEES

     As of March 31, 1998, the Company and its subsidiaries employed 652 full-time employees, 586 part-time employees and 223 advanced planning representatives (most of whom are part-time employees). All of the Company's funeral directors and embalmers possess licenses required by applicable regulatory agencies. Management believes that its relationship with its employees is good. No employees of the Company or its subsidiaries are members of a collective bargaining unit.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company currently has a Board of Directors composed of nine members. In accordance with the Company's Charter, the members of the Board of Directors are divided into three classes, designated Class I, Class II and Class III, respectively, and are elected for a term of office expiring at the third succeeding annual stockholders' meeting following their election to office and until their successors are duly elected and qualified. The Charter also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2000, 2001 and 1999, respectively. The officers of the Company are elected by and serve until their successors are elected by the Board of Directors.

     The following table sets forth the names, ages and positions of the current directors and executive officers of the Company and, in the case of the directors, the expiration of their respective terms.

                                                                                             EXPIRATION OF
                NAME                    AGE                    POSITION                    TERM AS DIRECTOR
-------------------------------------   ----   -----------------------------------------   -----------------
Melvin C. Payne(1)...................    55    Chairman of the Board, Chief Executive             2000
                                                 Officer and Director
Mark W. Duffey(1)....................    41    President and Director                             2001
Thomas C. Livengood..................    42    Executive Vice President, Chief Financial       --
                                                 Officer and Secretary
Russell W. Allen.....................    51    Executive Vice President of Operations          --
Gary O'Sullivan......................    45    Senior Vice President -- Marketing              --
Reid A. Millard......................    39    Vice President, Corporate Development           --
C. Byron Snyder(1)(2)................    49    Director                                           2000
Barry K. Fingerhut(1)(2).............    52    Director                                           2001
Greg M. Brudnicki....................    42    Director                                           2001
Ronald A. Erickson(3)................    61    Director                                           1999
Robert D. Larrabee...................    63    Director                                           2000
Stuart W. Stedman(3).................    40    Director                                           1999
Mark F. Wilson.......................    51    Director                                           1999

------------

(1) Member of Executive Committee.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.

     Set forth below is a brief description of the business experience of the directors and executive officers of the Company.

     MELVIN C. PAYNE, one of the three management founders of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since December 1996. Prior to then, he had been the President, Chief Executive Officer and a director of the Company since its inception in 1991. From 1991 to 1993, Mr. Payne also served as a director and officer of Sovereign Holdings, Inc., RTO Enterprises, Inc. and various subsidiaries of RTO Enterprises, Inc. Mr. Payne serves on the Board of Trustees of WNL Series Trust, a mutual fund affiliated with Western National Life Insurance Company, and the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     MARK W. DUFFEY, one of the three management founders of the Company, has been President of the Company since December 1996. Prior to then, he had been Executive Vice President and Chief Financial Officer since the inception of the Company in 1991 and became a director in 1995. From 1991 to 1993, Mr. Duffey served as a director and officer of Sovereign Holdings, Inc., RTO Enterprises, Inc. and various subsidiaries of RTO Enterprises, Inc. He serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.

     THOMAS C. LIVENGOOD joined the Company in December 1996 as Executive Vice President, Chief Financial Officer and Secretary. Mr. Livengood, a certified public accountant, has responsibility for the financial and administrative functions of the Company. Prior to joining the Company, he served as Vice President and Chief Financial Officer of Tenneco Energy, previously the largest division of Tenneco Inc., a Fortune 100 company, prior to the divestiture of its diversified businesses. Prior to joining Tenneco Energy in 1988, Mr. Livengood served in various financial management capacities with USX Corp., Texas Oil & Gas Corp. and KPMG Peat Marwick, an international CPA firm.

     RUSSELL W. ALLEN joined the Company in June 1993 as Executive Vice President of Operations. Mr. Allen has over 32 years of operational experience in the funeral home industry. Prior to joining the Company, he was affiliated with Earthman Funeral Directors and Greenwood-Mount Olivet Funeral Homes and Cemeteries in Fort Worth, Texas for one and 21 years, respectively, serving most recently as Executive Vice President of operations with each company. Mr. Allen recently completed a term of six years as Vice Chairman of the Texas Funeral Service Commission and as Chairman of the Education and Legislation Committees. He is also a member of the Texas Cemetery Association and has served on the Legislative Committees with that organization.

     GARY O'SULLIVAN joined the Company in October 1996 as Senior Vice President -- Marketing. From March 1996 to September 1996, Mr. O'Sullivan was the Regional Vice President of Sales (Florida) for SCI. Prior to then, Mr. O'Sullivan was the Vice President of Sales and Marketing for Woodlawn Memorial Park and Funeral Home from May 1993 to March 1996. He was the Director of Sales and Marketing for Earthman Funeral Home and Cemeteries from August 1989 to May 1993.

     REID A. MILLARD, one of the three management founders of the Company, has served as the Vice President, Corporate Development of the Company since June 1996. From November 1993 until June 1996, Mr. Millard was active in various positions with the Company in operations and corporate development. From the Company's inception in 1991 until November 1993, Mr. Millard served as Executive Vice President of the Company. Mr. Millard has 21 years of management experience in the funeral service industry, including spending nine years at SCI, where he obtained a wide range of experience in operations, marketing, merchandising, real estate, preneed sales, general management and independent funeral home ownership relations. He left SCI in 1990 to pursue various entrepreneurial activities, including the ownership and operation of a funeral home in Jefferson City, Missouri.

     C. BYRON SNYDER has been a director of the Company since 1991, was Chairman of the Board of Directors of the Company from 1991 to December 1996, and is currently Chairman of the Executive Committee. Mr. Snyder is the President of Sterling City Capital, LLC, a Houston-based investment company specializing in consolidating privately owned businesses simultaneously with an initial public offering. Mr. Snyder is the Chairman of the Board of Directors of Integrated Electrical Services, Inc., a publicly traded national provider of electrical contracting and maintenance services in the commercial, industrial, and residential markets. Mr. Snyder was the owner and President of Relco Refrigeration Company, a distributor of refrigeration equipment, which he acquired in 1992. In February 1998, Relco Refrigeration was merged into Hospitality Companies, Inc., which provides food equipment and heating/air conditioning products to the hospitality industry. In connection with the merger, Mr. Snyder became a member of the Board of Directors of Hospitality Companies. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and ACCO Waste Paper Company was sold to Browning-Ferris Industries in 1991.

     BARRY K. FINGERHUT has been a director of the Company since 1995. Since 1981, Mr. Fingerhut has been associated with, and now serves as President of, GeoCapital, a registered investment adviser located in New York City which focuses its investment advice and management on securities of small capitalization companies. As of December 31, 1997, GeoCapital managed accounts having a market value of approximately $2.1 billion. Mr. Fingerhut also has co-founded several investment partnerships that invest primarily in undervalued publicly traded companies and high growth companies engaged in the communications, media or entertainment industries. Mr. Fingerhut presently is a director of Millbrook Press, Inc., a publisher of childrens non-fiction books, and UOL Publishing, Inc., an online publisher of academic and corporate texts. He previously served as a director of La Quinta Inns, Inc., a nationwide lodging chain, and Lakeshore National Bank, Inc., which was acquired by First Chicago Corp. in 1994.

     GREG M. BRUDNICKI became a director of the Company in November 1997 when Forest Lawn/Evergreen Management Corp. ("Forest Lawn") merged with a subsidiary of the Company. Forest Lawn and its affiliate owned and operated three funeral homes and three cemeteries in Panama City and Fort Walton Beach, Florida and Dothan, Alabama. Mr. Brudnicki served as the President and Chief Executive Officer of Forest Lawn from its inception in 1984 until the merger, when he became the Co-Manager of the Forest Lawn cemeteries and funeral homes operated by the Company. In connection with the merger, the Company agreed to increase the Board of Directors by one member and appoint Mr. Brudnicki to fill the resulting vacancy. Mr. Brudnicki serves as a Trustee for Bay Medical Center, a non-profit hospital in Panama City, Florida. He also serves on the Board of Directors of Peoples 1st Community Bank which has locations in 15 Florida cities.

     RONALD A. ERICKSON has been a director of the Company since the Company went public in August 1996. Mr. Erickson is Chief Executive Officer of Holiday Companies, Minneapolis, Minnesota, a family business consisting primarily of convenience stores, supermarkets, sporting goods stores and wholesale food distribution.

     ROBERT D. LARRABEE has been a director of the Company since it went public in August 1996. Mr. Larrabee is the former owner of a group of four funeral homes and two cemeteries in the states of Washington and Idaho that the Company acquired in April 1996. In connection with that transaction, the Company agreed to undertake to appoint Mr. Larrabee to the Board if the Company went public, and Mr. Larrabee also became an employee of a subsidiary of the Company. Mr. Larrabee also is the co-founder and co-owner of Evergreen Estates, a retirement community in Clarkston, Washington. He is the founding President and past director of Valley Bank in Clarkston, Washington (now part of U.S. Bank of Idaho); founding Chairman of the Board and President of Purple Cross Insurance Company (now part of American Memorial Life); and founder of Lewis-Clark Savings and Loan Association (now part of Sterling Financial Corporation). He also serves on the Board of Directors of Sterling Financial Corporation and, until 1995, served on the Board of Directors of Laurentian Capital Corporation.

     STUART W. STEDMAN has been a director of the Company since it went public in August 1996. For the past ten years, Mr. Stedman has been President of Wesley West Interests, Inc., a management company responsible for various family holdings, including marketable securities, oil, gas and coal properties, ranch lands and urban real estate. Mr. Stedman also serves as a Manager of Strand Energy, L.L.C., a private exploration and production company.

     MARK F. WILSON became a director of the Company in January 1997 when CNM merged with the Company. Mr. Wilson served as the President of CNM from 1988 until its merger with the Company in January 1997, when he became the President of Carriage Funeral Services of California, Inc., a subsidiary of the Company. CNM owned and operated nine Wilson & Kratzer Funeral Homes and the Rolling Hills Memorial Park Cemetery in Alameda and Contra Costa Counties, California. In connection with the CNM merger, the Company agreed to increase the Board of Directors to eight members and appoint Mr. Wilson as a director. Mr. Wilson also serves on the Board of Directors of Mechanics Bank, Richmond, California, and Hills Newspapers, a publisher of weekly newspapers in Northern California.

EXECUTIVE COMPENSATION

     The following table sets forth information for the years ended December 31, 1997, 1996 and 1995 with respect to the Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus during 1997 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                                 ------------
                                                     ANNUAL COMPENSATION                          SECURITIES
                                                    ----------------------     OTHER ANNUAL       UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION          YEAR      SALARY         BONUS     COMPENSATION(1)      OPTIONS       COMPENSATION(2)
----------------------------------------   ----     --------       -------    ---------------    ------------    ---------------
Melvin C. Payne.........................   1997     $225,000       $ --            --                20,000(3)       $ 1,201
  Chairman of the Board and                1996      194,292         --            --               250,000            1,168
  Chief Executive Officer                  1995      171,576         --            --                --                1,174
Mark W. Duffey..........................   1997     $185,000       $ --            --                16,000(3)       $ 1,957
  President                                1996      162,231         --            --               150,000            1,901
                                           1995      145,632         --            --                --                1,889
Russell W. Allen........................   1997     $145,000       $ --            --                12,000(3)       $--
  Executive Vice President                 1996      121,634         --            --                50,000          --
  of Operations                            1995       93,356        20,000         --                --                  193
Thomas C. Livengood.....................   1997     $175,000       $ --            --                50,000(3)       $ 2,188
  Executive Vice President,                1996       (4)
  CFO and Secretary
Gary O'Sullivan.........................   1997     $190,496       $ --            --                60,000(3)       $--
  Senior Vice President --                 1996       (5)
  Marketing

------------

(1) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(2) Each of the amounts in this column reflect contributions by the Company to its 401(k) Plan for the executives benefit.

(3) All of the options issued to Messrs. Payne, Duffey, Allen and Livengood, and 30,000 of the options issued to Mr. O'Sullivan, were granted in February 1998. Of the February 1998 option grants, all but 38,000 shares to Mr. Livengood and 18,000 shares to Mr. O'Sullivan were for 1997 performance.

(4) Mr. Livengood joined the Company in December 1996 and his compensation during such year did not exceed $100,000.

(5) Mr. O'Sullivan joined the Company in October 1996 and his compensation during such year did not exceed $100,000.

STOCK OPTION GRANTS IN 1997

     The Company has four stock option plans, the 1995 Stock Incentive Plan (the "1995 Plan"), the 1996 Stock Option Plan (the "1996 Plan"), the 1996
Directors Stock Option Plan (the "Directors' Plan"), and the 1998 Stock Option Plan for Consultants (the "Consultants Plan"). A total of 950,000 shares of Class A and B Common Stock are reserved for issuance under the 1995 Plan. Options issued under the 1995 Plan prior to the Company's initial public offering in August 1996 are satisfied with shares of Class B Common Stock, but options issued after that date are satisfied with shares of Class A Common Stock. 800,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan, 200,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan, and 100,000 shares of Class A Common Stock are reserved for issuance under the Consultants Plan. Options issued under the 1995 Plan and the 1996 Plan may be either "Incentive Stock Options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options.

     The following table sets forth information on the grants of options to acquire shares of Class A Common Stock made during the year ended December 31, 1997 to the Named Executive Officers:

                                                                                                 POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                              VALUE
                                        ----------------------------------------------------   AT ASSUMED ANNUAL RATES
                                         NUMBER OF     % OF TOTAL                                   OF STOCK PRICE
                                        SECURITIES       OPTIONS      EXERCISE                       APPRECIATION
                                        UNDERLYING     GRANTED TO     OR BASE                     FOR OPTION TERM(2)
                                          OPTIONS       EMPLOYEES      PRICE      EXPIRATION   ------------------------
                NAME                    GRANTED(1)       IN 1997       ($/SH)        DATE          5%          10%
-------------------------------------   -----------    -----------    --------    ----------   ----------  ------------
Melvin C. Payne......................      --            --              --          --            --           --
Mark W. Duffey.......................      --            --              --          --            --           --
Russell W. Allen.....................      --            --              --          --            --           --
Thomas C. Livengood..................      --            --              --          --            --           --
Gary O'Sullivan......................      30,000          8.9%        $ 18.00        2006     $  858,300  $  1,334,300

------------

(1) Options granted are for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

(2) These amounts represent certain assumed rates of appreciation based actual option term and annual compounding from the date of grant. Assumed rates of appreciation are in accordance with guidelines established by the Commission. Actual gains, if any, on stock options exercises and Class A Common Stock holdings are dependent on the future performance of the Class A Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved, or that actual gains may be prove to be substantially in excess of those presented.

1997 OPTION EXERCISES AND YEAR-END OPTION HOLDINGS

     The following table sets forth, with respect to the Named Executive Officers, information concerning the exercise of stock options during the year ended December 31, 1997, and the year-end value of unexercised options. This table sets forth options for Class A Common Stock.

                                                                        NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                           OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                            SHARES                       DECEMBER 31, 1997(1)            DECEMBER 31, 1997(2)
                                          ACQUIRED ON     VALUE      ----------------------------    ----------------------------
                  NAME                     EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------  -----------   ----------   -----------    -------------    -----------    -------------
Melvin C. Payne.........................      --            --          20,833         229,167        $ 114,581      $ 1,260,419
Mark W. Duffey..........................      --            --          12,500         137,500           68,750          756,250
Russell W. Allen........................      --            --           4,166          45,834           22,913          252,087
Thomas C. Livengood.....................      --            --           4,166          45,834              521            5,729
Gary O'Sullivan.........................      --            --           2,500          27,500            2,500           27,500

------------

(1) Options granted are for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

(2) An option is "in-the-money" if the market value of the Class A Common
    Stock exceeds the exercise price of the option. The values of the options set forth in these columns are based upon the difference between the closing price of $19.00 on the NASDAQ on December 31, 1997 and any lesser exercise price.

COMPENSATION OF DIRECTORS

     In lieu of cash compensation, each director of the Company who is not an executive officer of the Company, but who may be an employee (a "qualified director") is entitled to receive options under the

Directors' Plan. In addition, qualified directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees thereof.

     Under the Directors' Plan, each individual who was a qualified director as of the date of the Company's initial public offering in August 1996 received a nonqualified stock option (an "Initial Option") to purchase 15,000 shares (or 25,000 if the nonemployee director also served on the Executive Committee as of such date) of Class A Common Stock at an exercise price per share equal to the initial public offering price of $13.50 per share. C. Byron Snyder and Barry K. Fingerhut were each serving on the Executive Committee on such date and received options for 25,000 shares of Class A Common Stock. Each of the Initial Options granted were for a term of ten years and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e. 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date.

     When a new qualified director is appointed or elected to the Board, such qualified director will receive an option grant to purchase 15,000 shares of Class A Common Stock (or 25,000 shares if such director also becomes a member of the Executive Committee).

     Further, each qualified director is automatically granted a nonqualified stock option (an "Annual Option") to purchase 6,000 shares of Class A Common Stock on the date of each annual meeting of stockholders. Each Annual Option has a term of ten years and an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The aggregate number of shares of Class A Common Stock reserved for issuance under the Directors' Plan is 200,000 shares.

     In January 1997, Mark F. Wilson became a director of the Company and the President of a subsidiary of the Company in connection with the acquisition of certain funeral homes and cemeteries in California. On such date, the Board granted Mr. Wilson an option to purchase 15,000 shares of Class A Common Stock under the Directors' Plan.

     In November 1997, Greg M. Brudnicki became a director of the Company and an employee of a subsidiary of the Company in connection with the acquisition of certain funeral homes and cemeteries in Florida and Alabama. At that time, the Board granted Mr. Brudnicki an option to purchase 15,000 shares of Class A Common Stock under the Directors' Plan.

EMPLOYMENT AGREEMENTS

     Effective July 1, 1996, the Company entered into separate employment agreements with each of Melvin C. Payne, Mark W. Duffey and Russell W. Allen. The employment agreements with Mr. Payne and Mr. Duffey have an initial term of five years with an evergreen two-year extension continuing after the first three years of the employment agreements unless either the Company or the employee gives 90 days notice of termination. The employment agreement with Mr. Allen is for an initial term of five years. Pursuant to these agreements, Messrs. Payne, Duffey and Allen are entitled to receive a salary of not less than $225,000, $185,000 and $145,000, respectively, and a bonus to be determined on an annual basis by the Board of Directors. Effective February 1, 1998, Mr. Allen's annual base salary was increased to $165,000. If the executive is terminated without cause during the term of the agreement, the executive will receive a monthly severance payment until the end of the term had the executive not been terminated plus a proportionate amount of the bonus earned for the year of termination. Such monthly severance payment would be equal to the average monthly amount (including salary and bonus) earned by the executive during the three calendar years prior to his termination. During the period that the executive receives the monthly severance payments, the executive also would be entitled to participate in any employee benefit plans or programs in which the executive was participating at the time of his termination. In addition, each agreement contains a covenant prohibiting the executive from competing with the Company during the period he is receiving compensation under their agreements, provided, however, that following termination of employment, the executive may elect to forego certain severance payments which he would be entitled to under the employment agreement and thereafter would not be prohibited from competing with the Company. In addition, the agreements contain customary benefits and perquisites.

     Effective December 13, 1996, the Company entered into an employment agreement with Thomas C. Livengood for a five year term ending December 31, 2001. Pursuant to this agreement, Mr. Livengood is entitled to receive a salary of not less than $175,000 and a bonus to be determined on an annual basis by the Board of Directors. The other terms of Mr. Livengoods employment agreement are substantially the same as those described above for Messrs. Payne, Duffey and Allen.

     Effective October 8, 1996, the Company entered into an employment agreement with Gary O'Sullivan for a five year term. Pursuant to this agreement, Mr. O'Sullivan is entitled to receive a salary of $190,000. Mr. O'Sullivan also is entitled to receive an annual bonus of (i) $40,000 if the Company's consolidated net revenues from cemetery activities for such year equals or exceeds a budgeted amount set each year by the Chief Executive Officer of the Company and (ii) $25,000 if the Company's consolidated net revenues from funeral activities for such year equals or exceeds a budgeted amount set each year by the Chief Executive Officer of the Company. The agreement also provided for Mr. O'Sullivan to receive options under the 1996 Stock Option Plan for 30,000 shares at an exercise price of $18.00 per share, subject to vesting requirements similar to other options granted under such plan. If Mr. O'Sullivan is terminated without cause during the term of the agreement, he will receive his base salary until the end of the term. In addition, the agreement contains customary benefits and perquisites.

                              CERTAIN TRANSACTIONS

     In connection with the acquisition in January 1997 by the Company of CNM, which was controlled by Mark F. Wilson and others, (i) Mr. Wilson and a subsidiary of the Company entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Wilson of $150,000 per year, (ii) Mr. Wilson and such subsidiary entered into a fifteen-year non-competition agreement providing for, among other things, the payment to Mr. Wilson of $170,000 per year, and (iii) the Company agreed to appoint Mr. Wilson to the Board of Directors of the Company. In addition, Mr. Wilson and the other former shareholders of CNM who acquired equity of the Company entered into a co-sale agreement with Messrs. Snyder, Fingerhut, Payne, Duffey and certain affiliated stockholders, under which such persons agreed not to sell a certain level of their stock holdings in a single or related group of transactions unless the former CNM shareholders were given the opportunity to participate in the sales transaction, and in which the selling group could require the other parties to participate in a sales transaction. This transaction was entered into immediately prior to Mr. Wilson becoming a director of the Company, and the compensation detailed above does not relate to any services provided by Mr. Wilson as a director of the Company.

     Mr. Wilson also is a party to an arrangement with the Company whereby Mr. Wilson may receive annual cash consideration if acquisition candidates which he develops and which are subsequently acquired by the Company attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to this arrangement, Mr. Wilson may elect to sell back to the Company his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by the Company under this arrangement.

     In connection with the acquisition in November 1997 by the Company of certain funeral homes and cemeteries in Florida, which were controlled by Greg
M. Brudnicki and another person, (i) Mr. Brudnicki and a subsidiary of the Company entered into a five year employment contract providing for, among other things, the payment of a base salary to Mr. Brudnicki of $75,000 per year, (ii) Mr. Brudnicki became a participant in an incentive compensation plan for certain key employees of the Company's operations in Panama City, Florida, and (iii) the Company agreed to appoint Mr. Brudnicki to the Board of Directors of the Company. This transaction was entered into immediately prior to Mr. Brudnicki becoming a director of the Company and the compensation detailed above does not relate to any services provided by Mr. Brudnicki as a director of the Company.

     Mr. Brudnicki also is a party to a plan whereby Mr. Brudnicki may receive cash consideration if acquisition candidates developed by him or other participants in the plan are subsequently acquired by the Company and attain cash flow in excess of certain cash flow targets. This plan covers Northern Florida, Southern Georgia and Alabama. At the election of the participant, the compensation is payable in cash or in shares of Class A Common Stock. To date, no payments have been made by the Company to Mr. Brudnicki under the plan.

     In July 1996, the Company loaned Russell W. Allen, an executive officer of the Company, $316,714 to allow Mr. Allen to exercise his options to purchase shares of Class B Common Stock of the Company and to pay the federal income tax liability incurred pursuant to such exercise. The loan matures on June 30, 1999, bears interest at 7% per year payable annually on or before March 31 of each year and is presently secured by approximately 30% of the Class B Common Stock purchased by Mr. Allen. In order to pay the interest due March 31, 1997 and March 31, 1998 on this note, Mr. Allen executed new promissory notes totaling $39,458 with the same terms as the other note. On July 30, 1997, the Company agreed to release 7,875 shares of Class B Common Stock from this pledge, and on April 3, 1998, an additional 5,000 shares were released from the pledge.

     In connection with the acquisition by a subsidiary of the Company of three corporations controlled by Robert D. Larrabee and his wife, which owned and operated four funeral homes and two cemeteries in Washington and Idaho, (i) the Company's subsidiary executed a note payable to Mr. Larrabee and his wife in the original principal amount of $246,000, secured by the land and buildings of one of the funeral home locations, as seller financing for that location, (ii) Mr. Larrabee and such subsidiary entered into a five-year employment agreement providing for, among other things, the payment of a base salary to Mr. Larrabee of $25,000 per year, (iii) the Larrabees granted to such subsidiary an option to purchase a five-acre parcel of land adjacent to one of the cemeteries included in the acquisition for a purchase price of $300,000, and (iv) the Company agreed to undertake to appoint Mr. Larrabee to the Company's Board of Directors if the Company went public. This transaction was entered into prior to Mr. Larrabee becoming a director of the Company, and the compensation outlined above does not relate to any services provided by Mr. Larrabee as a director of the Company.

     Mr. Larrabee also is a party to an arrangement with the Company whereby Mr. Larrabee may receive annual cash bonuses if acquisition candidates which he develops and which are subsequently acquired by the Company attain cash flow in excess of certain cash flow targets over a ten-year period. Pursuant to the arrangement, Mr. Larrabee may elect to sell back to the Company his share of excess cash flow during the last three-year period at a predetermined cash flow multiple. To date, no payments have been made by the Company under this arrangement, and the Company is currently renegotiating this arrangement with Mr. Larrabee. In addition, the Company has entered into a letter of intent with Mr. Larrabee to acquire a 15-acre parcel of land in an arm's length transaction.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of March 31, 1998, and as adjusted to reflect the sale of the Class A Common Stock offered hereby, with respect to the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Stock, by each director and executive officer of the Company and by all directors and executive officers of the Company as a group. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

                                            AMOUNT AND NATURE OF
                                            BENEFICIAL OWNERSHIP      PERCENT OF CLASS A AND B
                                          ------------------------          COMMON STOCK              PERCENT OF
                                            CLASS A      CLASS B     ---------------------------    VOTING CONTROL
                                            COMMON       COMMON      PRIOR TO THE     AFTER THE       AFTER THE
            BENEFICIAL OWNER               STOCK(1)     STOCK(2)       OFFERING        OFFERING      OFFERING(3)
----------------------------------------  -----------  -----------   ------------     ----------    --------------
C. Byron Snyder(4)(5)...................       88,083    1,296,311       12.4%            9.7%           23.1%
Barry K. Fingerhut(4)(6)................      189,133      520,924        6.4             5.0             9.6
Melvin C. Payne(4)(7)...................       50,835      629,769        6.1             4.8            11.2
Mark F. Wilson(8).......................      495,388           --        4.4             3.5           *
Mark W. Duffey(4).......................       92,375      238,625        3.0             2.3             4.4
Stuart W. Stedman(9)....................      143,388      145,223        2.6             2.0             2.8
Reid A. Millard(4)......................        2,500      201,600        1.8             1.4             3.6
Greg M. Brudnicki.......................      210,494           --        1.9             1.5           *
Ronald A. Erickson(10)..................       19,650       61,621      *                *                1.1
Robert D. Larrabee(11)..................        7,250       66,298      *                *                1.2
Russell W. Allen........................       10,916       55,125      *                *                1.0
Thomas C. Livengood.....................       11,980        2,000      *                *              *
Gary O'Sullivan.........................        2,500           --      *                *              *
All directors and executive officers as
  a group (13 persons)..................    1,324,492    3,217,496       40.7            32.0            59.3

------------

  *  Indicates less than one percent.

 (1) The ownership of shares of Class A Common Stock shown in the table includes shares which may be acquired within 60 days upon exercise of outstanding stock options granted one of the Company's stock option plans by each of the persons and group, as follows: Mr. Snyder -- 2,083 shares; Mr. Fingerhut -- 2,083 shares; Mr. Payne -- 20,830 shares; Mr. Wilson -- 1,250 shares; Mr. Duffey -- 12,500 shares; Mr. Stedman -- 1,250 shares; Mr. Millard -- 2,500 shares; Mr. Erickson -- 1,250 shares; Mr.
     Larrabee -- 1,250 shares; Mr. Allen -- 4,166 shares; Mr. Livengood -- 4,166 shares; Mr. O'Sullivan -- 2,500 shares; and directors and executive officers as a group -- 55,828 shares.

 (2) Each share of Class B Common Stock has ten votes per share and is convertible at any time into one share of Class A Common Stock. If not converted earlier, any outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on December 31, 2001.

 (3) This column sets forth the percentage of voting power held by the person based on the type of securities held. Each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, each share of Series D Preferred Stock is entitled to 0.0022 votes, and each share of Series F Preferred Stock is entitled to .0588 votes.

 (4) C. Byron Snyder and certain of his affiliates, Melvin C. Payne and certain of his affiliates, Mark W. Duffey, Barry K. Fingerhut and certain of his affiliates and business associates and Reid A. Millard have executed a Voting Agreement dated effective as of August 8, 1996 relating to any shares of capital stock of the Company held by any of them. These parties beneficially hold an aggregate of 422,926 shares of Class A Common Stock and 2,887,229 shares of Class B Common Stock. Under the Voting Agreement, each party has agreed (i) not to sell or otherwise transfer any shares of capital stock of the Company held or acquired by such party to any "competitor" of the Company without the prior written consent of the holders of at least 80% of the voting power of the shares of capital stock subject to the Voting Agreement, (ii) unless the holders of at least 80% of the voting power of the outstanding shares of capital stock of the Company are in favor of such action, not to vote the

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
     shares of capital stock of the Company held by such party in favor of (x) a merger, consolidation or similar corporate action involving a "competitor," other than in connection with an acquisition by the Company of funeral homes or cemeteries in which the Company is the acquiring or controlling party, (y) the sale of all or substantially all of the assets of the Company to a "competitor," or (z) any amendment to Articles V, VI or VII of the Company's Certificate of Incorporation (which relate to the classified Board of Directors, the relative rights and powers of the Board of Directors and the stockholders and the ability of the stockholders of the Company to act by written consent). A "competitor" is defined in the Voting Agreement as any person or entity engaged in the funeral service, cemetery, crematory or related lines of business.

 (5) Mr. Snyder's holdings include 367,550 shares of Class B Common Stock owned by 1996 Snyder Family Partnership, Ltd., 9,005 shares of Class B Common Stock owned by the C. Byron Snyder 1996 Trust, and 9,005 shares of Class B Common Stock owned by the Martha Ann Snyder 1996 Trust.

 (6) Mr. Fingerhut's holdings include 422,222 shares of Class B Common Stock held by Applewood Associates, L.P., a limited partnership of which Mr. Fingerhut is a general partner; 6,111 shares of Class B Common Stock held by Longboat Key Associates, a general partnership of which Mr. Fingerhut is a general partner; and 8,333 shares of Class B Common Stock held by Mr. Fingerhut jointly with Michael J. Marocco.

 (7) Mr. Payne's holdings include 119,161 shares of Class B Common Stock owned by 1996 Payne Family Partnership, Ltd., 2,919 shares of Class B Common Stock owned by the Melvin C. Payne 1996 Trust, 2,919 shares of Class B Common Stock owned by the Karen P. Payne 1996 Trust, and 5,555 shares of Class B Common Stock owned by the Melvin C. Payne, Jr. Pension Plan and Trust.

 (8) Mr. Wilson's holdings include 2,790,772 shares of Series F Preferred Stock which are presently convertible into 164,163 shares of Class A Common Stock and have the same number of votes. Of these shares of Series F Preferred Stock which may be deemed held by Mr. Wilson, 707,700 are held by the Wilson Trust B U/A/D 9/9/77 by Francis Wilson and 707,700 are held by the Wilson Trust C U/A/D 9/9/77 by Francis Wilson, bother of which Mr. Wilson is a beneficiary of and a Co-Trustee.

 (9) Mr. Stedman's holdings include (i) 2,689 shares of Class A Common Stock and 31,309 shares of Class B Common Stock which are held by the Betty Ann Stedman Trust, of which Mr. Stedman is a Trustee, (ii) 1,083 shares of Class A Common Stock and 8,349 shares of Class B Common Stock which are held by the Wesley West Descendants Trust, of which Mr. Stedman is a Trustee, (iii) 292 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Courtney Lynn Meagher Trust, of which Mr. Stedman is a Trustee, (iv) 239 shares of Class A Common Stock and 3,130 shares of Class B Common Stock which are held by the Evan Everett Meagher 1989 Trust, of which Mr. Stedman is a Trustee, (v) 19,902 shares of Class A Common Stock and 35,000 shares of Class B Common Stock which are held by the Wesley West Land Holding Company, of which Mr. Stedman is the President and an indirect beneficial owner through a trust of which he is a beneficiary, (vi) 46,056 shares of Class A Common Stock which are held by the Wesley West Long Term Partnership, a partnership of which Mr. Stedman serves as the Manager of the General Partner, (vii) 32,850 shares of Class A Common Stock which are held by the Wesley West Flexible Partnership, a partnership of which Mr. Stedman serves as the Managing Partner, (viii) 24,350 shares of Class A Common Stock which are held by Wesley West Investment Company L.L.C., of which Mr. Stedman is the sole Manager, and
     (ix) 7,120 shares of Class A Common Stock and 5,218 shares of Class B Common Stock which are owned jointly by Mr. Stedman and his spouse.

(10) Mr. Erickson's holdings include (i) 4,000 shares of Class A Common Stock and 44,015 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Ronald A. Erickson, (ii) 1,400 shares of Class A Common Stock and 17,606 shares of Class B Common Stock which are held by the Alfred and Rose Erickson Trust f/b/o Donovan A. Erickson, of which Mr. Erickson is the Trustee, and (iii) 7,000 shares of Class A Common Stock held by Mr. Erickson's minor son, David S. Erickson.

(11) Mr. Larrabee and his spouse hold an aggregate of 1,500,000 shares of Series D Preferred Stock, of which 252,410 shares are held by Larrabee Land Company, Inc. which is owned by Mr. Larrabee and his spouse. Such shares of Series D Preferred Stock are convertible as of March 31, 1998 into 66,298 shares of Class B Common Stock which are in turn convertible at any time into 66,298 shares of Class A Common Stock. Also, such shares of Series D Preferred Stock presently have 3,314 votes.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of common stock and 70,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). The Common Stock is divided into two classes: Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock are collectively referred to as "Common Stock."

COMMON STOCK

     As of March 31, 1998, 11,158,150 shares of Common Stock were outstanding and held of record by approximately 195 persons. Upon completion of the Offering, 9,533,327 shares of Class A Common Stock will be outstanding. In addition, 4,624,823 shares of Class B Common Stock will be outstanding.

     The holders of Class A Common Stock are entitled to one vote for each share held on all matters submitted to a vote of Common stockholders. The holders of Class B Common Stock are entitled to ten votes for each share held on all matters submitted to a vote of Common stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of Common Stock outstanding can elect all the directors, and the holders of the remaining shares will not be able to elect any directors. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. The Company has never paid cash dividends on its Common Stock. The shares of Common Stock have no preemptive rights, redemption rights or sinking fund provisions. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby upon issuance and sale will be, duly authorized, validly issued, fully paid and nonassessable.

     Certain holders of Class B Common Stock have entered into a voting agreement (the "Voting Agreement"). The parties to the Voting Agreement include Messrs. Payne, Duffey, Fingerhut, Millard and Snyder and certain other stockholders. Pursuant to the Voting Agreement, each stockholder who is a party has agreed not to sell his shares of Common Stock to a Competitor of the Company and not to vote in favor of any merger, consolidation or other similar business combination with a Competitor of the Company. The term "Competitor" is defined to mean any person or entity who is engaged in the funeral service, cemetery, crematory or related lines of business that, at the time of any proposed Disposition (as defined in the Voting Agreement), or at any time within the 12-month period preceding the date of the proposed Disposition, has any operations within a 50-mile radius of any locations of the Company or an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, and includes any other person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any such person or entity.

     Each share of Class B Common Stock is convertible at any time, at the option of the registered holder thereof, into one share of Class A Common Stock. In addition, each share of Class B Common Stock automatically converts into one share of Class A Common Stock upon a sale or transfer to anyone other than a permitted transferee. In any event, all outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on December 31, 2001.

PREFERRED STOCK

     As of March 31, 1998, the Company's outstanding Preferred Stock consisted of 1,682,500 shares of Series D Preferred Stock and 12,278,285 shares of Series F Preferred Stock.

     The Company is authorized to issue 70,000,000 shares of Preferred Stock. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors may designate. The Company believes that this power to issue Preferred Stock provides flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company.

SERIES D PREFERRED STOCK

     As of March 31, 1998, the Company had 1,682,500 shares of Series D Preferred Stock issued and outstanding. The following description is a summary of the Certificate of Amendment to the Certificate of Designation for the Series D Preferred Stock, and it is qualified in its entirety by reference to that document.

     DIVIDENDS. The Series D Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to Common Stock and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with, as the case may be, Series D Preferred Stock. Holders of Series D Preferred Stock are entitled to receive cumulative annual cash dividends ranging from $.06 to $.07 per share payable quarterly, depending upon when such shares were issued. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock then outstanding will be entitled to receive an amount of cash per share equal to $1.00, together with all accrued and unpaid dividends, after any distribution is made on any senior securities and before any distribution is made on any junior securities, including Common Stock. As long as any shares of Series D Preferred Stock are outstanding, the Company may not pay a dividend (other than stock dividends in Common Stock) or other distribution on or repurchase Common Stock, directly or indirectly, unless all past due cumulative dividends on the Series D Preferred Stock have been paid. The terms of Series D Preferred Stock may be amended with the consent of the holders of a majority of the outstanding shares of Series D Preferred Stock.

     REDEMPTION. The Series D Preferred Stock is mandatorily redeemable by the Company on December 31, 2001 (subject to conversion rights at any time on or prior to November 30, 2001) at a redemption price of $1.00 per share plus all accrued and unpaid dividends to the date of redemption. The Series D Preferred Stock is redeemable, in whole or in part, at the option of the Company at any time during the period commencing on the second anniversary of the consummation of the Offering and ending on December 31, 2001 (subject to conversion rights up to 15 days prior to the redemption date) at a redemption price of $1.00 per share plus accrued and unpaid dividends to the date of redemption. Partial redemptions must be pro rata.

     CONVERSION. The Series D Preferred Stock is convertible at any time into Class B Common Stock at a conversion price equal to the average market price for the ten days preceding the date of delivery of notice of conversion on the principal securities market on which the Class A Common Stock is then traded. At March 31, 1998, the conversion price was $22.625, yielding, a total of 74,364 shares of Class B Common Stock that would be issuable upon the conversion of the 1,682,500 shares of Series D Preferred Stock outstanding.

     VOTING RIGHTS. The Series D Preferred Stock has general voting rights on all issues submitted to stockholders. The number of votes to which each share of Series D Preferred Stock is entitled is a fraction of a vote determined by (i) dividing $1.00 by the then effective conversion price per share and (ii) dividing the resulting fraction by 20. The Series D Preferred Stock is entitled, as a separate class, to vote upon (or consent to) any amendment to the Charter, Bylaws or Certificate of Designation which would adversely affect the rights or powers of the Series D Preferred Stock. The requisite vote for approval is a majority of the shares of Series D Preferred Stock outstanding.

SERIES F PREFERRED STOCK

     Through March 31, 1998, the Company has issued 19,999,992 shares of Series F Preferred Stock in one transaction. A total of 7,721,707 shares have been converted to Class A Common Stock, leaving 12,278,285 shares outstanding at March 31, 1998. The following description is a summary of the Certificate of Designation, as amended, for the Series F Preferred Stock, and it is qualified in its entirety by reference to that document.

     DIVIDENDS. The Series F Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to Common Stock and the Series D Preferred Stock (together, the

"Junior Stock") and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with, as the case may be, Series F Preferred Stock. Holders of Series F Preferred Stock are currently entitled to receive cumulative annual cash dividends of $.042 per share payable quarterly. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series F Preferred Stock then outstanding will be entitled to receive an amount of cash per share equal to $1.00, together with all accrued and unpaid dividends, after any distribution is made on any senior securities and before any distribution is made on any junior securities, including Common Stock and Series D Preferred Stock. As long as any shares of Series F Preferred Stock are outstanding, the Company may not pay a dividend (other than stock dividends in Junior Stock) or other distributions on or repurchase Junior Stock, directly or indirectly, unless all past due cumulative dividends on the Series F Preferred Stock have been paid. The terms of Series F Preferred Stock may be amended with the consent of the holders of a majority of the outstanding shares of Series F Preferred Stock.

     REDEMPTION. The Series F Preferred Stock is mandatorily redeemable by the Company on December 31, 2007 (subject to conversion rights at any time on or prior to November 30, 2007) at a redemption price of $1.00 per share plus all accrued and unpaid dividends to the date of redemption. The Company may not redeem the Series F Preferred Stock prior to December 31, 2007.

     CONVERSION. The Series F Preferred Stock is convertible at any time into Class A Common Stock at a current conversion base price of $17.00 per share, subject to adjustment for certain antidilutive events. The conversion base price increases to $18.00 per share on January 1, 1999 and increases by $1.00 per share each January 1 thereafter until January 1, 2002 at which time the conversion base price will be equal to the market price of the Class A Common Stock.

     VOTING RIGHTS. The Series F Preferred Stock has general voting rights on all issues submitted to stockholders. The number of votes to which each share of Series F Preferred Stock is entitled is a fraction of a vote determined by dividing $1.00 by the conversion price per share in effect on the record date for determining stockholders entitled to vote on such matter. The Series F Preferred Stock is entitled, as a separate class, to vote upon (or consent to)
(i) any amendment to the Charter, Bylaws or Certificate of Designation which would adversely affect the rights or powers of the Series F Preferred Stock and
(ii) any issuance by the Company of any Preferred Stock or other class or series of the Company's capital stock that is senior or preferential to the Series F Preferred Stock in any distribution of the Company's assets in connection with the liquidation, dissolution or winding up of the affairs of the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     The Company's Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause upon the vote of holders of at least 80% of voting power of the outstanding shares of Common Stock. In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

     The Charter provides that special meetings of holders of Common Stock may be called only by the Company's Board of Directors and that only business proposed by the Board of Directors may be considered at special meetings of holders of Common Stock.

     The Charter provides that the only business (including election of directors) that may be considered at an annual meeting of holders of Common Stock, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by holders of Common Stock who comply with the notice and disclosure requirements set forth in the Certificate of Incorporation. In general, the Charter requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of holders of Common Stock (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to holders of Common Stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholders interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitation statements. The stockholder also must submit a notarized letter from each of the stockholders nominees stating the nominees acceptance of the nomination and indicating the nominees intention to serve as director if elected.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a greater percentage. The Charter provides that approval by the holders of at least
66 2/3% of the voting power of the outstanding voting stock of the Company is required to amend the provisions of the Charter previously discussed and certain other provisions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of March 31, 1998, there were 6,533,327 shares of Class A Common Stock issued and outstanding, and upon the issuance of the 3,000,000 shares of Class A Common Stock to be sold by the Company in the Offering, there will be 9,533,327 shares of Class A Common Stock issued and outstanding. In addition, as of March 31, 1998, there were 4,624,823 shares of Class B Common Stock issued and outstanding. Approximately 5,900,000 shares of Class A Common Stock (which includes approximately 5,400,000 shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock and outstanding shares of preferred stock based on conversion rates as of March 31, 1998) held by existing stockholders of the Company are "restricted securities" within the meaning of Rule 144 under the Securities Act. The Company believes that substantially all of these "restricted" shares of Class A Common Stock are currently eligible for resale subject to the volume, manner of sale and other limitations of Rule 144.

     Approximately 854,000 shares of Class A Common Stock and approximately 68,200 shares of Class B Common Stock are reserved for issuance to employees and directors of the Company pursuant to the 1995 Stock Incentive Plan, 800,000 shares of Class A Common Stock are reserved for issuance to employees of the Company pursuant to the 1996 Stock Option Plan, 200,000 shares of Class A Common Stock are reserved for issuance to eligible directors under the 1996 Directors Stock Option Plan, and 100,000 shares of Class A Common Stock are reserved for issuance under the 1998 Stock Option Plan for consultants. As of March 31, 1998, approximately 1,654,000 shares of Class A Common Stock and approximately 65,000 shares of Class B Common Stock are issuable under existing options granted to employees, directors and consultants. The Company has filed registration statements on Form S-8 to register the shares of Common Stock issuable upon exercise of options granted or to be granted pursuant to these plans. Accordingly, shares issued upon exercise of such options will be freely tradeable, except for any shares held by an "affiliate" of the Company.

     In addition, the Company has filed a shelf registration statement covering up to 2,000,000 shares of Class A Common Stock that may be issued from time to time by the Company to fund future acquisitions. As of March 31, 1998, approximately 1,500,000 shares of Class A Common Stock remained available for issuance under this shelf registration. Shares covered by the shelf registration may be issued or resold (as the case may be) and are freely tradeable, when issued, by the holders thereof (other than "affiliates" of the Company and in the case of acquisitions, "affiliates" of the businesses acquired).

     In connection with the Offering, the Company and its executive officers and directors have agreed not to sell, offer to sell, contract to sell, pledge or otherwise dispose of or transfer any shares of Common Stock, or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock for a period of 90 days commencing on the date of this Prospectus without the prior written consent of the representatives of the Underwriters, other than the issuance of options to purchase Common Stock or shares of Common Stock issuable upon the exercise thereof, and issuances of capital stock by the Company in connection with acquisitions of funeral homes and cemeteries, provided that such options shall not become exercisable and such shares issuable upon exercise of options or pursuant to acquisitions shall not be transferable prior to the end of the 90-day period.

     No prediction can be made as to the effect, if any, that future sales of Class A Common Stock, or the availability of Class A Common Stock for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market subsequent to this Offering could adversely affect the market price of the Class A Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), ABN AMRO Incorporated, Credit Suisse First Boston Corporation and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), severally has agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                          NUMBER
              UNDERWRITER               OF SHARES
-------------------------------------   ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated............      600,000
ABN AMRO Incorporated................      600,000
Credit Suisse First Boston
Corporation..........................      600,000
Raymond James & Associates, Inc......      600,000
Goldman, Sachs & Co. ................      100,000
Morgan Stanley & Co. Incorporated....      100,000
NationsBanc Montgomery Securities
LLC..................................      100,000
TD Securities (USA) Inc. ............      100,000
Wasserstein Perella Securities,
Inc. ................................      100,000
J.C. Bradford & Co. .................       50,000
Brean Murray & Co., Inc. ............       50,000
                                        ----------
              Total..................    3,000,000
                                        ==========

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.62 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share to certain other dealers. After the Offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to an aggregate of 450,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and its executive officers and directors have agreed that for a period of 90 days from the date of this Prospectus they will not, without the prior written consent of Merrill Lynch, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Class A Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Class A

Common Stock or such other securities, in cash or otherwise. The foregoing restrictions do not apply, however, to the shares of Class A Common Stock being sold hereunder, any shares of Class A Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to herein, any shares of Class A Common Stock issued or options to purchase Class A Common Stock granted pursuant to existing employee benefit plans of the Company, any shares of Class A Common Stock issued pursuant to any non-employee stock option plan, or any shares of Class A Common Stock or any securities convertible or exchangeable into Class A Common Stock issued as payment of any part of the purchase price for funeral homes or cemeteries (or businesses or capital stock of businesses that operate funeral homes or cemeteries) which are acquired by the Company, subject to certain conditions.

     Until the distribution of the Class A Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Class A Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Class A Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock.

     If the Underwriters create a short position in the Class A Common Stock in connection with the Offering, i.e., if they sell more shares of Class A Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Class A Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Class A Common Stock in the open market to reduce the Underwriters short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters relating to the Class A Common Stock offered hereby will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Carriage Services, Inc. and CNM Group included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of the Barnett-Larkin-Brown division of 21st Century Funeral Company, L.C., Barnett-Larkin-Brown Funeral Homes, Inc. and Redgate Funeral Service Corporation included in this Prospetus and Registration Statement have been audited by Logan & Schmidt, P.A., independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Allen J. Harden Funeral Home, Inc. included in this Prospectus and Registration Statement have been audited by David Logan, CPA PA, independent public accountant, as indicated in his report with respect thereto and are included herein in reliance upon the authority of said individual as expert in giving said report.

     The financial statements of McNary-Moore Funeral Service, Inc. included in this Prospectus and Registration Statement have been audited by Bartig, Basler & Ray, CPAs, Inc., independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Sidun Funeral Group, Inc. included in this Prospectus and Registration Statement have been audited by Sobel & Co., LLC, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Forest Lawn/Evergreen Management Corporation and Kent-Thornton Funeral Home, Inc. included in this Prospectus and Registration Statement have been audited by Saltmarsh, Cleaveland & Gund, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Johnson Mortuary, Inc. included in this Prospectus and Registration Statement have been audited by Jordahl & Sliter PLLC, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commissions regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Class A Common Stock is traded on the NYSE and, as a result, the Company also files reports and information with NYSE, and such reports and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, NY 10004.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being hereby qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, is on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the public reference facilities of the Commission described above.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        -----
CARRIAGE SERVICES, INC. -- UNAUDITED
  CONDENSED PRO FORMA CONSOLIDATED
  STATEMENT OF OPERATIONS:
     Consolidated Statement of
      Operations for the Year Ended
      December 31, 1997..............     F-3
CARRIAGE SERVICES, INC. -- UNAUDITED
  INTERIM CONSOLIDATED FINANCIAL
  STATEMENTS:
     Consolidated Balance Sheets as
      of December 31, 1997 and March
      31, 1998.......................     F-5
     Consolidated Statements of
      Operations for the
       Three Months Ended March 31,
      1997 and 1998..................     F-6
     Consolidated Statements of Cash
      Flows for the
       Three Months Ended March 31,
      1997 and 1998..................     F-7
     Notes to Consolidated Financial
      Statements.....................     F-8
CARRIAGE SERVICES, INC. -- AUDITED
  CONSOLIDATED FINANCIAL STATEMENTS:
     Report of Independent Public
      Accountants....................    F-10
     Consolidated Balance Sheets as
      of December 31, 1996 and
      1997...........................    F-11
     Consolidated Statements of
      Operations for the Years Ended
      December 31, 1995, 1996 and
      1997...........................    F-12
     Consolidated Statements of
      Changes in Stockholders' Equity
      for the Years Ended December
      31, 1995, 1996 and 1997........    F-13
     Consolidated Statements of Cash
      Flows for the Years Ended
      December 31, 1995, 1996 and
      1997...........................    F-14
     Notes to Consolidated Financial
      Statements.....................    F-15
THE CNM GROUP:
     Report of Independent Public
      Accountants....................    F-30
     Balance Sheets as of December
      31, 1996 and March 31, 1996....    F-31
     Statements of Operations for the
      Nine Months Ended December 31,
      1996 and the Year Ended March
      31, 1996.......................    F-32
     Statements of Cash Flows for the
      Nine Months Ended December 31,
      1996 and the Year Ended March
      31, 1996.......................    F-33
     Stockholders' Equity for the
      Nine Months Ended December 31,
      1996 and the Year Ended March
      31, 1996.......................    F-34
     Notes to Financial Statements...    F-35

BARNETT-LARKIN-BROWN DIVISION OF 21ST
  CENTURY FUNERAL COMPANY, L.C. AND
  BARNETT-LARKIN-BROWN FUNERAL HOMES,
  INC.:
     Report of Independent Public
      Accountants....................    F-41
     Balance Sheets as of December
      31, 1995, October 31, 1996,
      December 31, 1996 and March 31,
      1997...........................    F-42
     Statements of Income for the
      Periods Ended December 31,
      1995, October 31, 1996,
      December 31, 1996 and March 31,
      1997...........................    F-43
     Statements of Cash Flows for the
      Periods Ended December 31,
      1995, October 31, 1996,
      December 31, 1996 and March 31,
      1997...........................    F-44
     Notes to Financial Statements...    F-45

REDGATE FUNERAL SERVICE CORPORATION:
     Report of Independent Public
      Accountants....................    F-47
     Balance Sheet as of December 31,
      1996...........................    F-48
     Statement of Income for the Year
      Ended December 31, 1996........    F-49
     Statement of Cash Flows for the
      Year Ended December 31, 1996...    F-50
     Notes to Financial Statements...    F-51

                                        PAGE
                                        -----
ALLEN J. HARDEN FUNERAL HOME, INC.:
     Report of Independent Public
      Accountants....................    F-53
     Balance Sheets as of December
      31, 1996 and 1995..............    F-54
     Statements of Operations and
      Retained Earnings for the Years
      Ended December 31, 1996 and
      1995...........................    F-55
     Statements of Cash Flows for the
      Years Ended December 31, 1996
      and 1995.......................    F-56
     Notes to Financial Statements...    F-57

McNARY-MOORE FUNERAL SERVICE, INC.:
     Report of Independent Public
      Accountants....................    F-60
     Balance Sheets as of December
      31, 1996 and 1995..............    F-61
     Statements of Income and
      Retained Earnings for the Years
      Ended December 31, 1996 and
      1995...........................    F-62
     Statements of Cash Flows for the
      Years Ended December 31, 1996
      and 1995.......................    F-63
     Notes to Financial Statements...    F-64

SIDUN FUNERAL GROUP, INC.:
     Report of Independent Public
      Accountants....................    F-67
     Balance Sheets as of December
      31, 1996 and 1995..............    F-68
     Statements of Income and
      Retained Earnings for the Years
      Ended December 31, 1996 and
      1995...........................    F-69
     Statements of Cash Flows for the
      Years Ended December 31, 1996
      and 1995.......................    F-70
     Notes to Financial Statements...    F-71

FOREST LAWN/EVERGREEN MANAGEMENT
  CORPORATION:
     Report of Independent Public
      Accountants....................    F-76
     Balance Sheets as of August 31,
      1997 and 1996..................    F-77
     Statements of Income and
      Retained Earnings for the Years
      Ended August 31, 1997 and
      1996...........................    F-78
     Statements of Cash Flows for the
      Years Ended August 31, 1997 and
      1996...........................    F-79
     Notes to Financial Statements...    F-80

KENT-THORNTON FUNERAL HOME, INC.:
     Report of Independent Public
      Accountants....................    F-87
     Balance Sheets as of December
      31, 1996 and 1995..............    F-88
     Statements of Income and
      Retained Earnings for the Years
      Ended December 31, 1996 and
      1995...........................    F-89
     Statements of Cash Flows for the
      Years Ended December 31, 1996
      and 1995.......................    F-90
     Notes to Financial Statements...    F-91

JOHNSON MORTUARY AND CREMATORY, INC.:
     Report of Independent Public
      Accountants....................    F-95
     Balance Sheet as of September
      30, 1997.......................    F-96
     Statement of Income for the Year
      Ended September 30, 1997.......    F-97
     Statement of Retained Earnings
      for the Year Ended September
      30, 1997.......................    F-98
     Statement of Cash Flows for the
      Year Ended September 30,
      1997...........................    F-99
     Notes to Financial Statements...   F-100

                            CARRIAGE SERVICES, INC.
       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following table sets forth the unaudited pro forma consolidated statement of operations of the Company for the year ended December 31, 1997, after giving effect to acquisitions made in 1997, which included 44 funeral homes and 10 cemeteries made through the purchase of stock and assets. These transactions are accounted for as purchases. The unaudited pro forma statement of operations presents a subtotal column reflecting the acquisitions and adjustments, and a separate column giving effect to the sale of Class A Common Stock offered hereby (the "Offering"). These financial statements assume that these transactions occurred as of January 1, 1997. The acquisitions assume that the debt and stock used to effect these transactions were outstanding as of January 1, 1997.

     The unaudited pro forma consolidated statement of operations do not assume any additional profitability resulting from the application of the Company's revenue enhancement measures or cost reduction programs to the historical results of the acquired businesses, nor do they assume increases in corporate general and administrative expenses which may have resulted from the Company managing the acquired businesses for the year ended December 31, 1997.

     The following unaudited pro forma consolidated financial statement should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. Such pro forma information is based on historical data with respect to the Company and the acquired businesses. The pro forma information is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results.

                            CARRIAGE SERVICES, INC.
       UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL      ACQUIRED       PRO FORMA                     OFFERING
                                        CONSOLIDATED   BUSINESSES(A)   ADJUSTMENTS      SUBTOTALS    ADJUSTMENTS       TOTAL
                                        ------------   -------------   -----------      ---------    -----------      -------
Revenues.............................     $ 77,421        $21,251        $--             $ 98,672      $--            $98,672
Gross Profit.........................       19,383          9,038           (405)(B)       28,016       --             28,016
General & Administrative..                   5,277          6,138         --               11,415       --             11,415
Interest Expense.....................        5,889            582          2,327(C)         8,798       (3,557)(E)      5,241
Income before income taxes and
  extraodinary item..................        8,217          2,318         (2,732)           7,803        3,557(E)      11,360
Net income available to common
  stockholders.......................     $  3,406        $ 2,133        $(2,332)(D)     $  3,207      $ 1,946(D)     $ 5,153
Earnings per share:
Basic................................          .33                                            .31                         .39(F)
Diluted..............................          .32                                            .31                         .38(F)

                     NOTES TO UNAUDITED CONDENSED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS

     The above unaudited pro forma consolidated statement of operations for the year ended December 31, 1997, gives effect to the acquisitions and the Offering as if they took place on January 1, 1997.

     (A) Reflects the combined results of operations prior to acquisitions of the businesses acquired by the Company in 1997 transactions, as if the businesses had been acquired as of January 1, 1997.

     (B) Reflects adjustments for increased depreciation and amortization expense relative to the Company's new basis in the net assets of businesses acquired in 1997, as if such acquisitions had been in place as of January 1, 1997.

     (C) Reflects additional interest expense for the year ended December 31, 1997 which would have been incurred by the Company assuming the acquisitions made by the Company during 1997 had been made as of January 1, 1997.

     (D) Tax provisions in the unaudited pro forma consolidated financial statement have been made to reflect normal effective provisions (benefits) as if the effective rate will be 45.3%.

     (E) Reflects the estimated reduction of interest expense for the year ending December 31, 1997 related to the application of the estimated net proceeds of the Offering to retire debt.

     (F) Basic and dilulted earnings per share are calculated in compliance with Statement of Financial Accounting Standards No. 128, which was adopted by the Company in 1997.

                            CARRIAGE SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          DECEMBER 31,     MARCH 31,
                                              1997           1998
                                          ------------    -----------
                                                          (UNAUDITED)

                 ASSETS
Current assets:
     Cash and cash equivalents..........    $  6,126       $     544
     Accounts receivable --
          Trade, net of allowance for
             doubtful accounts of $1,291
             in 1997 and $1,170 in
             1998.......................      11,617          12,176
          Other.........................       1,295           2,042
                                          ------------    -----------
                                              12,912          14,218
     Inventories and other current
      assets............................       5,691           6,153
                                          ------------    -----------
          Total current assets..........      24,729          20,915
                                          ------------    -----------
Property, plant and equipment, at cost,
  net of accumulated depreciation of
  $7,123 in 1997 and $8,081 in 1998.....      85,865          90,880
Cemetery property, at cost..............      32,154          35,459
Names and reputations, net of
  accumulated amortization of $4,480 in
  1997 and $5,241 in 1998...............     118,099         121,588
Deferred charges and other noncurrent
  assets................................      17,093          18,469
                                          ------------    -----------
                                            $277,940       $ 287,311
                                          ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable...................    $  9,022       $   3,993
     Accrued liabilities................       7,545           9,462
     Current portion of long-term debt
      and obligations under capital
      leases............................       2,339           2,116
                                          ------------    -----------
          Total current liabilities.....      18,906          15,571
Preneed liabilities, net................       7,403           7,154
Long-term debt, net of current
  portion...............................     121,553         131,323
Obligations under capital leases, net of
  current portion.......................       4,449           4,391
Deferred income taxes...................      13,113          14,060
                                          ------------    -----------
          Total liabilities.............     165,424         172,499
                                          ------------    -----------
Commitments and contingencies
Redeemable preferred stock..............      13,951          13,951
Stockholders' equity:
     Class A Common Stock, $.01 par
      value; 40,000,000 shares
      authorized; 6,454,000 and
      6,533,000 issued and outstanding
      at December 31, 1997 and March 31,
      1998, respectively................          64              66
     Class B Common Stock; $.01 par
      value; 10,000,000 shares
      authorized; 4,691,000 and
      4,625,000 issued and outstanding
      at December 31, 1997 and March 31,
      1998, respectively................          47              46
     Contributed capital................     102,056         101,855
     Retained deficit...................      (3,602)         (1,106)
                                          ------------    -----------
          Total stockholders' equity....      98,565         100,861
                                          ------------    -----------
                                            $277,940       $ 287,311
                                          ============    ===========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       FOR THE THREE MONTHS
                                         ENDED MARCH 31,
                                       --------------------
                                         1997       1998
                                       ---------  ---------
Revenues, net
     Funeral.........................  $  15,288  $  23,243
     Cemetery........................      2,701      4,875
                                       ---------  ---------
                                          17,989     28,118
Costs and expenses
     Funeral.........................     10,620     15,833
     Cemetery........................      2,226      3,498
                                       ---------  ---------
                                          12,846     19,331
                                       ---------  ---------
          Gross profit...............      5,143      8,787
General and administrative
  expenses...........................      1,021      1,869
                                       ---------  ---------
     Operating income................      4,122      6,918
Interest expense, net................      1,154      2,107
                                       ---------  ---------
     Income before income taxes......      2,968      4,811
Provision for income taxes...........      1,143      2,165
                                       ---------  ---------
Net income...........................      1,825      2,646
Preferred stock dividend
  requirements.......................        363        150
                                       ---------  ---------
     Net income available to common
      stockholders...................  $   1,462  $   2,496
                                       =========  =========
Earnings per share:
     Basic...........................  $     .16  $     .22
                                       =========  =========
     Diluted.........................  $     .16  $     .22
                                       =========  =========
Weighted average number of common and
  common equivalent shares
  outstanding:
     Basic...........................      9,072     11,151
                                       =========  =========
     Diluted.........................     10,586     12,122
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (UNAUDITED AND IN THOUSANDS)

                                       FOR THE THREE MONTHS
                                         ENDED MARCH 31,
                                       --------------------
                                         1997       1998
                                       ---------  ---------
Cash flows from operating activities:
  Net income.........................  $   1,825  $   2,645
  Adjustments to reconcile net income
     to net cash provided by (used
     in) operating activities --
     Depreciation and amortization...      1,563      2,417
     Provision for losses on accounts
     receivable......................        270        420
     Deferred income taxes...........        445        947
     Changes in assets and
      liabilities, net of effects
      from acquisitions:
       Increase in accounts
      receivable.....................     (1,233)    (2,604)
       Increase in inventories and
        other current assets.........       (476)      (397)
       Increase in other deferred
        charges......................       (319)    (1,247)
       Increase in accounts
        payable......................      1,442        233
       Increase (decrease) in accrued
        liabilities..................       (377)     1,521
       Increase (derease) in preneed
        liabilities..................        377       (303)
     Other, net......................       (737)    --
                                       ---------  ---------
          Net cash provided by
        operating services...........      2,780      3,632
Cash flows from investing activities:
  Acquisitions, net of cash
    acquired.........................    (33,437)    (6,252)
  Purchase of property, plant and
     equipment.......................     (1,242)    (4,372)
  Other, including disposition of
     assets..........................      1,607       (171)
                                       ---------  ---------
          Net cash used in investing
        activities...................    (33,072)   (10,795)
Cash flows from financing activities:
  Proceeds from long-term debt.......     31,969      8,163
  Payments on long-term debt and
     obligations under capital
     leases..........................       (327)    (6,459)
  Payment of preferred stock
     dividends.......................       (363)      (150)
  Exercise of stock options..........         28         55
  Payment of deferred debt charges
     and other.......................     --            (28)
                                       ---------  ---------
          Net cash provided by
        financing activities.........     31,307      1,581
Net increase (decrease) in cash and
cash equivalents.....................      1,015     (5,582)
Cash and cash equivalents at
  beginning of period................      1,712      6,126
                                       ---------  ---------
Cash and cash equivalents at end of
  period.............................  $   2,727  $     544
                                       =========  =========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest.............  $     889  $   2,001
                                       =========  =========
  Cash paid for income taxes.........  $  --      $     597
                                       =========  =========
  Non-cash consideration for
    acquisitions.....................  $  25,571  $   2,056
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include Carriage Services, Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated.

     The information for the three months ended March 31, 1997 and 1998 is unaudited, but in the opinion of management, reflects all adjustments which are of a normal, recurring nature necessary for a fair presentation of financial position and results of operations for the interim periods. The accompanying consolidated financial statements have been prepared consistent with the accounting policies described in Note 1 to the Audited Consolidated Financial Statements, and should be read in conjunction therewith.

2.  ACQUISITIONS

     During the three months ended March 31, 1998, the Company purchased four funeral homes and one cemetery. 22 funeral homes and two cemeteries were acquired during the three months ended March 31, 1997. These acquisitions have been accounted for by the purchase method, and their results of operations are included in the accompanying consolidated financial statements from the dates of acquisition.

     The effect of the above acquisitions on the Consolidated Balance Sheets was as follows:

                                            MARCH 31,
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Current assets, net of cash
acquired.............................  $   6,997  $     647
Cemetery property....................     18,845      2,305
Property, plant and equipment........     17,755      1,683
Deferred charges and other noncurrent
assets...............................        400        101
Names and reputations................     25,685      3,837
Current liabilities..................     (4,119)      (211)
Other liabilities....................     (6,555)       (54)
                                       ---------  ---------
     Total acquisitions..............     59,008      8,308
                                       ---------  ---------
Consideration:
Debt.................................     --          2,056
Redeemable preferred stock issued....     20,000     --
Common stock issued..................      5,571     --
                                       ---------  ---------
     Cash used for acquisitions......     33,437      6,252
                                       =========  =========

     The following table represents, on an unaudited pro forma basis, the combined operations of the Company and the above noted acquisitions, as if such acquisitions had occurred as of January 1, 1997. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions, however, these unaudited pro forma results are based on the acquired businesses' historical financial results and do not assume any additional profitability resulting from the application of the Company's revenue enhancement measures or cost reduction programs to the historical results of the acquired businesses. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combinations been in effect on the dates indicated, that have resulted since the dates of acquisition or that may result in the future.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                                        THREE MONTHS ENDED
                                            MARCH 31,
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS,
                                         EXCEPT PER SHARE
                                              DATA)
Revenues, net........................  $  26,046  $  28,439
Net income before income taxes.......      2,723      4,783
Net income available to common
stockholders.........................      1,312      2,481
Earnings per common share:
     Basic...........................       0.14       0.22
     Diluted.........................       0.14       0.22

3.  DEBT

     In August 1996, the Company entered into a credit facility (the "Former Credit Facility") for a $75 million revolving line of credit. The Former Credit Facility provided for both LIBOR and base rate interest options. That facility was unsecured and was for a term of three years. During September 1997, the Company entered into a new credit facility (the "New Credit Facility") for a $150 million revolving line of credit. The New Credit Facility has a five year term, is unsecured and contains customary restrictive covenants, including a restriction on the payment of dividends on common stock, and requires the Company to maintain certain financial ratios. Interest under the New Credit Facility is provided at both LIBOR and prime rate options. As of March 31, 1998, $115.6 million was outstanding under the line of credit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Stockholders and Board of Directors of Carriage Services, Inc.:

     We have audited the accompanying consolidated balance sheets of Carriage Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carriage Services, Inc., and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
February 10, 1998

                            CARRIAGE SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1997
                                       ----------  ----------
               ASSETS
Current assets:
     Cash and cash equivalents.......  $    1,712  $    6,126
     Accounts receivable --
          Trade, net of allowance for
             doubtful accounts of
             $530 in 1996 and $1,291
             in 1997.................       5,665      11,617
          Other......................         673       1,295
                                       ----------  ----------
                                            6,338      12,912
     Inventories and other current
      assets.........................       3,350       5,691
                                       ----------  ----------
             Total current assets....      11,400      24,729
                                       ----------  ----------
Property, plant and equipment, at
  cost:
     Land............................       9,640      21,789
     Buildings and improvements......      31,750      56,153
     Furniture and equipment.........       8,817      15,046
                                       ----------  ----------
                                           50,207      92,988
     Less -- accumulated
      depreciation...................      (4,095)     (7,123)
                                       ----------  ----------
                                           46,112      85,865
Cemetery property, at cost...........       4,061      32,154
Names and reputations, net of
  accumulated amortization of $2,007
  in 1996 and $4,480 in 1997.........      62,568     118,099
Deferred charges and other
  non-current assets.................       7,167      17,093
                                       ----------  ----------
                                       $  131,308  $  277,940
                                       ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable................  $    2,192  $    9,022
     Accrued liabilities.............       3,033       7,545
     Current portion of long-term
      debt and obligations under
      capital leases.................       1,086       2,339
                                       ----------  ----------
             Total current
               liabilities...........       6,311      18,906
Preneed liabilities, net.............       3,664       7,403
Long-term debt, net of current
  portion............................      42,733     121,553
Obligations under capital leases, net
  of current portion.................         557       4,449
Deferred income taxes................       3,749      13,113
                                       ----------  ----------
             Total liabilities.......      57,014     165,424
                                       ----------  ----------
Commitments and contingencies
Redeemable preferred stock...........      17,251      13,951
Stockholders' equity:
     Class A Common Stock, $.01 par
      value; 40,000,000 shares
      authorized; 3,990,000 and
      6,454,000 issued and
      outstanding in 1996 and 1997,
      respectively...................          40          64
     Class B Common Stock; $.01 par
      value; 10,000,000 shares
      authorized; 4,502,000 and
      4,691,000 issued and
      outstanding in 1996 and 1997,
      respectively...................          45          47
     Contributed capital.............      63,966     102,056
     Retained deficit................      (7,008)     (3,602)
                                       ----------  ----------
             Total stockholders'
               equity................      57,043      98,565
                                       ----------  ----------
                                       $  131,308  $  277,940
                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        FOR THE YEARS ENDED DECEMBER
                                                     31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
Revenues, net
     Funeral.........................  $  22,661  $  37,445  $  64,888
     Cemetery........................      1,576      2,903     12,533
                                       ---------  ---------  ---------
                                          24,237     40,348     77,421
Costs and expenses
     Funeral.........................     18,921     30,641     48,404
     Cemetery........................      1,326      2,541      9,634
                                       ---------  ---------  ---------
                                          20,247     33,182     58,038
                                       ---------  ---------  ---------
     Gross profit....................      3,990      7,166     19,383
General and administrative
  expenses...........................      2,106      2,474      5,277
                                       ---------  ---------  ---------
     Operating income................      1,884      4,692     14,106
Interest expense, net................      3,684      4,347      5,889
                                       ---------  ---------  ---------
     Income (loss) before income
       taxes and extraordinary
       item..........................     (1,800)       345      8,217
Provision for income taxes...........        694        138      3,726
                                       ---------  ---------  ---------
     Net income (loss) before
       extraordinary item............     (2,494)       207      4,491
Extraordinary item -- loss on early
  extinguishment of debt, net of
  income tax benefit of $332 in 1996
  and $159 in 1997...................     --           (498)      (195)
                                       ---------  ---------  ---------
     Net income (loss)...............     (2,494)      (291)     4,296
Preferred stock dividend
  requirements.......................     --            622        890
                                       ---------  ---------  ---------
     Net income (loss) available to
       common stockholders...........  $  (2,494) $    (913) $   3,406
                                       =========  =========  =========
Basic earnings (loss) per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .35
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .33
                                       =========  =========  =========
Diluted earnings (loss) per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .34
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .32
                                       =========  =========  =========
Weighted average number of common and
  common equivalent shares
  outstanding
     Basic...........................      2,520      4,869     10,226
                                       =========  =========  =========
     Diluted.........................      2,520      4,869     10,485
                                       =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                    CONTRIBUTED       NET       RETAINED
                                        NO. OF     PREFERRED    NO. OF     COMMON     CAPITAL     UNREALIZED    EARNINGS
                                        SHARES       STOCK      SHARES     STOCK     (DEFICIT)    GAIN (LOSS)   (DEFICIT)    TOTAL
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1994.........      7,160    $    72       2,520    $  25     $   6,992       $ (59)     $ (3,601)   $ 3,429
Net loss -- 1995.....................     --          --          --        --          --           --           (2,494)    (2,494)
Issuance of preferred stock..........      8,500         85       --        --           8,108       --            --         8,193
Unrealized net gain -- available
  for sale securities................     --          --          --        --          --              23         --            23
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1995.........     15,600        157       2,520       25        15,100         (36)       (6,095)     9,151
Net loss -- 1996.....................     --          --          --        --          --           --             (291)      (291)
Issuance of preferred stock..........        555          5       --        --             540       --            --           545
Issuance of common stock.............     --          --          3,947       40        47,942       --            --        47,982
Conversion of preferred stock to
  common stock.......................    (16,045)      (160)      1,980       20           140       --            --         --
Conversion of redeemable
  preferred stock to common stock....     --          --             39     --             522       --            --           522
Unrealized net gain -- available
  for sale securities................     --          --          --        --          --              36         --            36
Purchase of treasury stock...........       (170)        (2)      --        --            (339)      --            --          (341)
Exercise of stock options............     --          --              6     --              61       --            --            61
Preferred dividends..................     --          --          --        --          --           --             (622)      (622)
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1996.........     --          --          8,492       85        63,966       --           (7,008)    57,043
Net income -- 1997...................     --          --          --        --          --           --            4,296      4,296
Issuance of common stock.............     --          --            978       10        14,714       --            --        14,724
Conversion of redeemable
  preferred stock to common stock....     --          --          1,658       16        23,276       --            --        23,292
Purchase of treasury stock...........     --          --             (3)    --             (60)      --            --           (60)
Exercise of stock options............     --          --             20     --             160       --            --           160
Preferred dividends..................     --          --          --        --          --           --             (890)      (890)
                                       ---------   ---------   ---------   ------   -----------   -----------   --------    -------
BALANCE -- DECEMBER 31, 1997.........     --        $ --         11,145    $ 111     $ 102,056       $--        $ (3,602)   $98,565
                                       =========   =========   =========   ======   ===========   ===========   ========    =======

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        FOR THE YEARS ENDED DECEMBER 31,
                                       ----------------------------------
                                          1995        1996        1997
                                       ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)...............  $   (2,494) $     (291) $    4,296
     Adjustments to reconcile net
       income (loss) to net cash
       provided by operating
       activities --
          Depreciation and
             amortization............       1,948       3,629       7,809
          Provision for losses on
             accounts receivable.....         488         683       1,025
          Loss on early
             extinguishment of debt,
             net of income taxes.....      --             498         195
          Deferred income taxes......         659          54       2,230
     Changes in assets and
       liabilities net of effects
       from acquisitions:
          Increase in accounts
             receivable..............      (1,125)     (3,440)     (4,747)
          Decrease (increase) in
             inventories and other
             current assets..........         115        (465)     (1,223)
          Increase in other deferred
             charges.................        (144)     (1,146)     (1,884)
          Increase (decrease) in
             accounts payable........          45       1,151       1,168
          Increase (decrease) in
             accrued liabilities.....       1,461        (403)        422
          Increase (decrease) in
             preneed liabilities.....          44          44         370
                                       ----------  ----------  ----------
               Net cash provided by
                  operating
                  activities.........         997         314       9,661
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisitions, net of cash
       acquired......................     (12,191)    (42,707)    (65,607)
     Disposition of businesses
       formerly owned................      --             393      --
     Purchase of marketable
       securities available for
       sale..........................      (1,795)     --          --
     Disposition of marketable
       securities available for
       sale..........................       5,312         976      --
     Purchase of property, plant and
       equipment.....................      (3,019)     (4,630)     (9,163)
                                       ----------  ----------  ----------
               Net cash used in
                  investing
                  activities.........     (11,693)    (45,968)    (74,770)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt....      11,563      59,849      79,300
     Payments on long-term debt and
       obligations under capital
       leases........................      (2,273)    (65,925)     (9,196)
     Proceeds from sale of preferred
       stock.........................       8,192      --          --
     Proceeds from issuance of common
       stock.........................      --          47,694         566
     Preferred stock dividends.......      --            (622)       (890)
     Exercise of stock options.......      --              61         160
     Purchase of treasury stock......      --            (341)        (60)
     Payment of deferred debt
       charges.......................         (49)       (923)       (357)
                                       ----------  ----------  ----------
               Net cash provided by
                  financing
                  activities.........      17,433      39,793      69,523
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       6,737      (5,861)      4,414
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................         836       7,573       1,712
                                       ----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    7,573  $    1,712  $    6,126
                                       ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Interest paid through issuance
       of new debt...................  $      644  $   --      $   --
                                       ==========  ==========  ==========
     Retirement of debt through
       issuance of stock.............  $      500  $   --      $   --
                                       ==========  ==========  ==========
     Cash paid for interest..........  $    3,127  $    4,466  $    5,477
                                       ==========  ==========  ==========
     Cash paid for income taxes......  $   --      $   --      $    1,385
                                       ==========  ==========  ==========
     Retirement of debt through
       disposition of business.......  $   --      $    2,642  $   --
                                       ==========  ==========  ==========
     Non-cash consideration for
       acquisitions..................  $   --      $   25,474  $   52,653
                                       ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                            CARRIAGE SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  BUSINESS

     Carriage Services, Inc. (the "Company") was organized under the laws of the State of Delaware on December 29, 1993. The Company owns and operates funeral homes and cemeteries throughout the United States. The Company provides professional services related to funerals and interments at its funeral homes and cemeteries. Prearranged funerals and preneed cemetery property are marketed in the geographic markets served by the Company's locations.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The financial statements include the consolidated financial statements of Carriage Services, Inc. and its subsidiaries. In consolidation, all significant intercompany balances and transactions have been eliminated. Certain prior year amounts in the consolidated financial statements have been reclassified to conform with current year presentation.

  FUNERAL AND CEMETERY OPERATIONS

     The Company records the sale of funeral merchandise and services upon performance of the funeral service. The Company records the sale of the right of cemetery interment or mausoleum entombment and related merchandise at the time of sale. The cost for cemetery merchandise and services sold, but not yet provided, is accrued as an expense at the same time the cemetery revenue is recognized. Allowances for customer cancellations, refunds and bad debts are provided at the date of sale based on the historical experience of the Company. Accounts receivable-trade, net consists of approximately $4,977,000 and $7,245,000 of funeral receivables and approximately $688,000 and $4,372,000 of current cemetery receivables at December 31, 1996 and 1997, respectively. Non-current cemetery receivables, those payable after one year, are included in Deferred Charges and Other Non-current Assets on the Consolidated Balance Sheets.

  PRENEED FUNERAL ARRANGEMENTS

     Preneed funeral sales are effected by deposits to a trust or purchase of a third-party insurance product. Since the Company does not have access to these funds, the sale is not recorded until the service is performed, nor generally, are the related assets and liabilities reflected on the Consolidated Balance Sheets. The trust income earned and the increases in insurance benefits on the insurance products are also deferred until the service is performed in order to offset inflation in cost to provide the service in the future. The preneed funeral trust assets were approximately $36,523,000 and $52,931,000 at December 31, 1996 and 1997, respectively, which in the opinion of management, exceed the future obligations under such arrangements. The type of instruments that the trusts may invest in are regulated by state agencies.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summary reflects the composition of the assets held in trust to satisfy the Company's future obligations under preneed funeral arrangements:

                                        HISTORICAL     UNREALIZED
                                        COST BASIS     GAIN (LOSS)    FAIR VALUE
                                        -----------    -----------    ----------
                                                     (IN THOUSANDS)
As of December 31, 1996 --
     Cash and cash equivalents.......     $16,022         $--           $16,022
     Fixed income investment
       contracts.....................       8,434         --              8,434
     Mutual funds, corporate bonds
       and stocks....................      11,965           102          12,067
                                        -----------    -----------    ----------
          Total......................     $36,421         $ 102         $36,523
                                        -----------    -----------    ----------
As of December 31, 1997 --
     Cash and cash equivalents.......     $23,891         $--           $23,891
     Fixed income investment
       contracts.....................      10,638         --             10,638
     Mutual funds, corporate bonds
       and stocks....................      17,960           442          18,402
                                        -----------    -----------    ----------
          Total......................     $52,489         $ 442         $52,931
                                        ===========    ===========    ==========

  CEMETERY MERCHANDISE AND SERVICE TRUST

     The Company is also generally required, by certain states, to deposit a specified amount into a merchandise and service trust fund for cemetery merchandise and service contracts sold on a preneed basis. The principal and accumulated earnings of the trust may be withdrawn by the Company upon maturity (generally, the death of the purchaser) or cancellation of the contracts. Trust fund investment income is recognized in current revenues as trust earnings accrue, net of current period inflation costs recognized related to the merchandise that has not yet been purchased. Merchandise and service trust fund balances, in the aggregate, were approximately $1,134,000 and $9,567,000 at December 31, 1996 and 1997, respectively, and are included in Preneed Liabilities, net on the accompanying Consolidated Balance Sheets.

  PERPETUAL AND MEMORIAL CARE TRUST

     In accordance with respective state laws, the Company is required to deposit a specified amount into perpetual and memorial care trust funds for each interment/entombment right and memorial sold. Income from the trust fund is used to provide care and maintenance for the cemeteries and mausoleums and is periodically distributed to the Company and recognized as revenue upon distribution. The perpetual and memorial care trust assets were approximately $2,002,000 and $8,408,000 at December 31, 1996 and 1997, respectively, which, in the opinion of management, will cover future obligations to provide care and maintenance for the Company's cemeteries and mausoleums. The Company does not have the right to withdraw any of the principal balances of these funds and, accordingly, these trust fund balances are not reflected in the accompanying Consolidated Balance Sheets.

  DEFERRED OBTAINING COSTS

     Deferred obtaining costs consist of sales commissions and other direct marketing costs applicable to preneed funeral sales, net of insurance commissions received. These costs are deferred and amortized in funeral costs and expenses over the expected timing of the performance of the services covered by the preneed funeral contracts.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  MARKETABLE SECURITIES

     The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, and all of the Company's investment securities are classified as available for sale securities. At December 31, 1996 and 1997, the Company had no gross unrealized gains (losses). The Company does not use derivative financial instruments or participate in hedging activities.

  INVENTORY

     Inventory is recorded at the lower of its cost basis (determined by the specific identification method) or net realizable value.

  NAMES AND REPUTATIONS

     The excess of the purchase price over the fair value of net identifiable assets acquired, as determined by management in transactions accounted for as purchases, is recorded as Names and Reputations. Such amounts are amortized over 40 years. Many of the Company's acquired funeral homes have provided high quality service to families for generations. The resulting loyalty often represents a substantial portion of the value of a funeral business. The Company reviews the carrying value of Names and Reputations at least quarterly on a location-by-location basis to determine if facts and circumstances exist which would suggest that this intangible asset may be impaired or that the amortization period needs to be modified. If indicators are present which indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the location and determine if the intangible assets are recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the intangible asset to its fair value. At December 31, 1997, no impairment was deemed to have occurred.

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," as of January 1, 1996, and such adoption did not have a material impact on the Company's consolidated financial position or results of operations.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. The costs of ordinary maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Capitalized interest was $162,000 and $264,000 in 1996 and 1997, respectively. Depreciation of property, plant and equipment is computed based on the straight-line method over the following estimated useful lives of the assets:

                                         YEARS
                                        --------
Buildings and improvements...........   15 to 40
Furniture and fixtures...............    7 to 10
Machinery and equipment..............    5 to 10
Automobiles..........................     5 to 7

  INCOME TAXES

     The Company files a consolidated U.S. federal income tax return. The Company records deferred taxes for temporary differences between the tax basis and financial reporting basis of assets and liabilities.

  EARNINGS PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) reported fully diluted earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the Statement 128 requirements.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management believes that carrying value approximates fair value for cash and cash equivalents and marketable equity securities which are designated as available-for-sale. Additionally, its floating rate Credit Facility approximates its fair value. Management also believes that its redeemable preferred stock is stated at fair value.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BUSINESS SEGMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS No. 131"), Disclosures About Segments of an Enterprise and Related Information. SFAS 131, effective for years beginning after December 15, 1997, requires segment information to be reported on a basis consistent with that used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company will adopt SFAS No. 131 in 1998 and is evaluating the way segment information is reported.

2.  ACQUISITIONS:

     During 1997, the Company acquired 44 funeral homes and 10 cemeteries through the purchase of stock and assets. In 1996, the Company acquired 38 funeral homes and 7 cemeteries through the purchase of stock and assets. These transactions have been accounted for utilizing the purchase method of accounting, and the results of operations of the acquired businesses have been included in the results of the Company from the respective dates of acquisition.

     In accordance with APB Opinion 16, purchase prices were allocated to the net assets acquired based on management's estimate of the fair value of the acquired assets and liabilities at the date of acquisition. Many of the Company's acquired funeral homes have provided high quality service to families for generations. The resulting loyalty often represents a substantial portion of the value of a funeral business. As a result, the excess of the consideration paid over the fair value of net tangible and other identifiable intangible assets is allocated to Names and Reputations. Future adjustments to the allocation of the purchase price may be made during the 12 months following the date of acquisition due to resolution of uncertainties existing at the acquisition date, which may include obtaining additional information regarding asset and liability valuations.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The effect of the above acquisitions on the Consolidated Balance Sheets at December 31, 1996 and 1997 was as follows:

                                          1996        1997
                                       ----------  ----------
                                           (IN THOUSANDS)
Current Assets.......................  $    3,532  $   11,909
Cemetery Property....................       3,610      28,276
Property, Plant and Equipment........      22,574      34,830
Deferred Charges and Other
  Non-current Assets.................       1,542       1,597
Names and Reputations................      43,139      55,013
Current Liabilities..................      (1,025)     (1,631)
Debt.................................      --          (1,072)
Other Liabilities....................      (5,191)    (10,662)
                                       ----------  ----------
                                           68,181     118,260
Consideration:
Redeemable preferred stock issued....     (17,775)    (20,000)
Debt.................................      (6,582)    (18,210)
Preferred stock issued...............        (555)     --
Cash acquired in acquisitions........        (274)       (556)
Common Stock issued..................        (288)    (13,887)
                                       ----------  ----------
     Cash used for acquisitions......  $   42,707  $   65,607
                                       ==========  ==========

     The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and the businesses acquired during 1996 and 1997 as if such acquisitions had taken place at the beginning of 1996. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the date indicated, that have resulted since the respective dates of acquisition or that may result in the future.

                                          1996        1997
                                       ----------  ----------
                                         (UNAUDITED AND IN
                                             THOUSANDS)
Revenues, net........................  $   95,169  $   98,672
Income (loss) before income taxes and
  extraordinary item.................      (1,686)      7,803
Net income (loss) available to common
  stockholders.......................      (2,157)      3,207
Earnings (loss) per share
     Basic...........................        (.44)        .31
     Diluted.........................        (.44)        .31

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DEFERRED CHARGES AND OTHER NON-CURRENT ASSETS:

     Deferred charges and other non-current assets at December 31, 1996 and 1997 were as follows (in thousands):

                                         1996       1997
                                       ---------  ---------
Agreements not to compete, net of
  accumulated amortization of
  $1,722 and $2,233 respectively.....  $   3,297  $   4,034
Deferred debt expense, net of
  accumulated amortization of $78
  and $23, respectively..............        511        324
Non-current cemetery and notes
  receivable.........................      2,114      9,807
Deferred obtaining costs, net of
  accumulated amortization of $44
  and $253, respectively.............      1,245      2,928
                                       ---------  ---------
                                       $   7,167  $  17,093
                                       =========  =========

     The cost of agreements not to compete with former owners of businesses acquired are amortized over the term of the respective agreements, ranging from four to 10 years. Deferred debt expense is being amortized over the term of the related debt. Non-current cemetery receivables result from the multi-year payment terms in the underlying contracts. These cemetery receivables are recorded net of allowances for customer cancellations, refunds and bad debts.

4.  LONG-TERM DEBT:

     The Company's long-term debt consisted of the following at December 31 (in thousands):

                                         1996        1997
                                       ---------  ----------
Credit Facility, unsecured floating
  rate $150 million line, interest is
  due on a quarterly basis for prime
  borrowings and on the maturity
  dates of the eurodollar borrowings
  at the applicable eurodollar rate
  plus .50% to 1.25% (weighted
  average interest rate was 6.8772%
  for the quarter ended December 31,
  1997), matures in September,
  2002...............................  $  --      $  107,500
Credit Facility, unsecured floating
  rate $75 million line, interest was
  due on a quarterly basis at prime
  to prime plus .25% or at the
  applicable eurodollar rate plus
  .75% to 2.0%.......................     36,500      --
Acquisition debt.....................      6,395      10,817
Other................................        574       5,219
Less -- Current portion..............       (736)     (1,983)
                                       ---------  ----------
                                       $  42,733  $  121,553
                                       =========  ==========

     In conjunction with the closing of the initial public offering (the
"IPO") in August 1996, the Company entered into a Credit Facility (the
"Former Credit Facility") which provided for a $75 million revolving line of credit with both LIBOR and base rate interest options. This Former Credit Facility was unsecured and was for a term of three years. During September 1997, the Company entered into a new credit facility (the "New Credit Facility") for a $150 million revolving line of credit. The New Credit Facility has a five year term, is unsecured and contains customary restrictive covenants, including a restriction on the payment of dividends on common stock and requires the Company to maintain certain financial ratios. The Company was in compliance with all covenants at December 31, 1997. In August 1996, the Company paid all of its outstanding indebtedness with the proceeds from the issuance of its Class A Common Stock in connection with the Company's IPO (see Note 7) and utilization of the Former Credit Facility. In connection with repayment of debt in August 1996 and the retirement of debt issued by the Former Credit Facility in

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
September 1997, the Company recognized an extraordinary loss of approximately $498,000 and $195,000, net of income tax benefit of approximately $332,000 and $159,000 for the write-off of the deferred loan costs associated with the early retirement of debt for the years ended December 31, 1996 and 1997, respectively.

     Acquisition debt consists of deferred purchase prices, payable to sellers. The deferred purchase price notes bearing interest at 0%, discounted at imputed interest rates ranging from 6% to 8%, with maturities from 3 to 15 years.

     The aggregate maturities of long-term debt for the year ended December 31, 1998 and for the subsequent four years, are approximately $1,983,000, $2,021,000, $1,196,000, $1,193,000, and $108,744,000, respectively and
$8,399,000 thereafter.

5.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain office facilities, vehicles and equipment under operating leases for terms ranging from one to fifteen years. Certain of these leases provide for an annual adjustment. Rent expense was approximately $951,000, $924,000 and $1,997,000 for 1995, 1996 and 1997, respectively.

     Assets acquired under capital leases are included in property, plant and equipment on the accompanying Consolidated Balance Sheets.

     At December 31, 1997 minimum lease payments were as follows:

                                        MINIMUM LEASE PAYMENTS
                                        -----------------------
                                        OPERATING      CAPITAL
                                          LEASES        LEASES
                                        ----------     --------
                                            (IN THOUSANDS)
Years ended December 31,
     1998............................     $1,792        $   679
     1999............................      1,557          2,632
     2000............................      1,099            230
     2001............................        799            207
     2002............................      1,449            198
     Thereafter......................      2,181          2,716
                                        ----------     --------
Total minimum lease payments.........     $8,877          6,662
                                        ==========
Less: amount representing interest...                     1,857
Less: current portion of obligations
  under capital leases...............                       356
                                                       --------
Long-term obligations under capital
  leases.............................                   $ 4,449
                                                       ========

  AGREEMENTS AND EMPLOYEE BENEFITS

     The Company has entered into various employment agreements and agreements not to compete with key employees and former owners of businesses acquired. Payments for such agreements are not made in advance. These agreements are generally for one to ten years and provide for future payments annually, quarterly or monthly. The aggregate payments due under these agreements for the subsequent five years, are approximately $1,356,000, $1,342,000, $1,101,000, $924,000 and $845,000, respectively and $2,576,000 thereafter. In conformity with industry practice, these agreements are not included in the accompanying Consolidated Balance Sheets.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company sponsors one defined contribution plan for the benefit of its employees. The expense for this plan has not been significant for the periods presented. In addition, the Company does not offer any other post-retirement or post-employment benefits.

  LITIGATION

     Certain of the funeral homes located in California that were acquired by the Company in early 1997, along with other death care providers, are defendants in litigation in the state of California alleging that a flight service contracted to dispose of cremains failed to properly carry out its duties. While the litigation is in the early stages, management, with the advice of legal counsel, believes that there are adequate insurance coverages, indemnities and reserves such that the results of this litigation will not have a material effect on the Company's consolidated financial position or result of operations. Additionally, the Company is, from time to time, subject to routine litigation arising in the normal course of its business. Management, with the advice of legal counsel, similarly believes that the results of any such routine litigation or other pending legal proceedings will not have a material effect on the Company's consolidated financial position or results of operations.

6.  INCOME TAXES:

     The provision for income taxes for 1995, 1996 and 1997 consisted of:

                                         1995       1996       1997
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Current
     U. S. Federal...................  $  --      $  --      $   1,275
     State...........................         35         84        759
                                       ---------  ---------  ---------
          Total current provision....         35         84      2,034
                                       ---------  ---------  ---------
Deferred:
     U. S. Federal...................        585         48      1,564
     State...........................         74          6        128
                                       ---------  ---------  ---------
          Total deferred provision...        659         54      1,692
                                       ---------  ---------  ---------
          Total income tax
             provision...............  $     694  $     138  $   3,726
                                       =========  =========  =========

     A reconciliation of taxes to the U.S. federal statutory rate to those reflected in the Consolidated Statements of Operations for 1995, 1996 and 1997 is as follows:

                                         1995       1996       1997
                                       ---------  ---------  ---------
Federal statutory rate...............      (34.0)%     34.0%     34.0%
Effect of state income taxes, net of
  federal benefit at 34%.............       (6.0)       4.0        5.3
Effect of nondeductible expenses and
  other, net.........................        3.9       57.3       15.9
Effect of valuation allowance........       74.7      (55.3)     (14.5)
Effect of change in statutory rate...     --         --            4.6
                                       ---------  ---------  ---------
                                           38.6%      40.0%      45.3%
                                       =========  =========  =========

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant deferred tax assets and liabilities at December 31, 1996 and 1997 were as follows:

                                         1996        1997
                                       ---------  ----------
                                          (IN THOUSANDS)
Deferred tax assets:
     Net operating loss
       carryforwards.................  $   2,369  $      510
     Reserves not currently
       deductible....................        200         509
     Accrued liabilities and other...        104         701
     Amortization of non-compete
       agreements....................        387         816
                                       ---------  ----------
                                           3,060       2,536
Valuation allowance..................     (1,442)       (268)
                                       ---------  ----------
          Total deferred tax
             assets..................  $   1,618  $    2,268
                                       =========  ==========
Deferred tax liability:
     Amortization and depreciation...  $  (4,893) $  (12,814)
     Preneed assets, net.............       (170)     (1,670)
                                       ---------  ----------
          Total deferred tax
             liabilities.............  $  (5,063) $  (14,484)
                                       =========  ==========
Net deferred tax liability...........  $  (3,445) $  (12,216)
                                       =========  ==========
Current net deferred asset...........  $     304  $      897
Non-current net deferred liability...     (3,749)    (13,113)
                                       ---------  ----------
                                       $  (3,445) $  (12,216)
                                       =========  ==========

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets for which realization is uncertain. The Company reviews the valuation allowance at the end of each quarter and makes adjustments if it is determined that it is more likely than not that the NOL's will be realized. At December 31, 1997, the Company has approximately $584,000 of federal net operating loss ("NOL") carryforwards which will expire between 2009 and 2011, if not utilized, and $3,826,000 of state NOL carryforwards which will expire between the years 2000 and 2012, if not utilized. As a result of the IPO (see Note 7), there may be a limitation placed on the Company's utilization of its NOL's by Section 382 of the Internal Revenue Code in any one particular tax year. Deferred tax liabilities were recorded with respect to purchase accounting transactions during the year ended December 31, 1997 in the approximate amount of $7,218,000.

7.  STOCKHOLDERS' EQUITY:

  INITIAL PUBLIC OFFERING

     On August 8, 1996 the Company completed its IPO of 3,910,000 shares of its Class A Common Stock at $13.50 per share for net proceeds of approximately $48 million, after selling commissions and related expenses of approximately $5 million. The net proceeds of the IPO were used to repay outstanding indebtedness of the Company. In connection with the IPO, the Company performed a recapitalization of its Common Stock into two classes of Common Stock (Class A and Class B), provided separate voting rights to each class and converted existing Common Stock to Class B Common Stock. The holders of Class A Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The holders of Class B Common Stock are entitled to ten votes for each share held on all matters submitted to a vote of common stockholders. The Series A, B and C Preferred Stocks automatically converted into Class B Common Stock upon closing of the IPO. Series D Preferred Stock remained outstanding after the IPO (see Note 8).

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  PREFERRED STOCK

     Prior to the IPO, the Company had three classes of preferred stock outstanding, Series A, B and C. These preferred stocks automatically converted into shares of Class B Common Stock at the effective date of the IPO (August 8, 1996).

  TREASURY STOCK

     The Company purchased 3,292 shares of Class B Common Stock for $60,000 and 170,000 shares of Series B Preferred Stock for $341,000, during 1997 and 1996, respectively. Such shares have been canceled.

  STOCK OPTION PLANS

     The Company has three stock option plans currently in effect under which future grants may be issued: the 1995 Stock Incentive Plan (the "1995 Plan"), the 1996 Stock Option Plan (the "1996 Plan") and the 1996 Nonemployee Director Stock Option Plan (the "Directors' Plan").

     Options granted under the 1995 Plan have a ten year term. All options granted under the 1995 Plan prior to the IPO vest immediately, while substantially all of those issued in conjunction with and after the IPO vest over a four year period at 25% per year. Options issued under this plan prior to the Company' s IPO are satisfied with shares of Class B Common Stock, but options issued after that date are satisfied with shares of Class A Common Stock. A total of 700,000 shares are reserved for issuance under the 1995 Plan of which 408,449 shares were outstanding at December 31, 1997.

     Options granted under the 1996 Plan and the Directors' Plan have ten year terms and vest 8.33% per year on the first through fourth anniversary dates of the grant date and 16.66% per year on the fifth through eighth anniversary dates of the grant date; provided, however, the options scheduled to vest in years 5-8 from the grant date (i.e., 66 2/3% of the total grant) vest immediately if the average of the daily high and low prices of the Class A Common Stock for 20 consecutive trading days exceeds $27.99 prior to the fourth anniversary of the grant date. A total of 600,000 shares of Class A Common Stock are reserved for issuance under the 1996 Plan and 200,000 shares of Class A Common Stock are reserved for issuance under the Directors' Plan. A total of 560,000 and 130,000 shares were outstanding under the 1996 Plan and Directors' Plan, respectively.

     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company' s net income (loss) and income (loss) per share would have been the following pro forma amounts:

                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1996       1997
                                       ---------  ---------  ---------
                                            (IN THOUSANDS, EXCEPT
                                               PER SHARE DATA)
Net income (loss) available to common
  stockholders
     As reported.....................  $  (2,494) $    (913) $   3,406
     Pro forma.......................     (2,721)    (1,122)     2,353
Net income (Loss) per share available
  to common stockholders:
Basic
     As reported.....................       (.99)      (.19)       .33
     Pro forma.......................      (1.08)      (.23)       .23
Diluted
     As reported.....................       (.99)      (.19)       .32
     Pro forma.......................      (1.08)      (.23)       .22

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Each of the plans is administered by a stock option committee appointed by the Board of Directors. The plans allow for options to be granted as non-qualified options, incentive stock options, reload options, alternative appreciation rights and stock bonus options. As of December 31, 1997, only non-qualified options and incentive stock options have been issued. The options are granted with an exercise price equal to the then fair market value of the Company' s Common Stock as determined by the Board of Directors.

     A summary of the status of the plans at December 31, 1996 and 1997 and changes during the year ended is presented in the table and narrative below:

                                               YEAR ENDED DECEMBER 31,
                                      ------------------------------------------
                                             1996                    1997
                                      ------------------      ------------------
                                      SHARES    WTD AVG.      SHARES    WTD AVG.
                                      (000)     EX PRICE      (000)     EX PRICE
                                      ------    --------      ------    --------
Outstanding at beginning of period..      50     $ 9.80          850     $13.74
Granted.............................     818       13.9          338      20.18
Exercised...........................      (5)     10.43          (23)     11.35
Canceled............................     (13)     10.11          (65)     16.80
                                      ------                  ------
Outstanding at end of year..........     850      13.74        1,100      15.40
                                      ------                  ------
Exercisable at end of year..........      74      10.34          146      12.41
                                      ------                  ------
Weighted average fair value of
  options granted...................  $ 8.00                  $ 8.52

     All of the options outstanding at December 31, 1997 have exercise prices between $8.00 and $24.75, with a weighted average exercise price of $15.40 and a weighted average remaining contractual life of 8.8 years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively: risk-free interest rates of 6.67% and 6.45%; expected dividend yields of zero percent and zero percent; expected lives of ten years and five years; expected volatility of 30.45% and 35.90%.

  REVERSE STOCK SPLIT

     On July 18, 1996, the Company's Board of Directors and stockholders approved an amendment to the Company's Certificate of Incorporation which authorized a one for two reverse stock split. The Consolidated Financial Statements were restated in 1996 as if the reverse stock split had occurred at the beginning of the earliest period presented. For each two shares of Class B Common Stock at $.01 par, the stockholder received one share of Class B Common Stock at $.01 par. Upon completion of the IPO, the Series A, B and C Preferred Stocks automatically converted into Class B Common Stock. The number of shares held by each Series A, B and C Preferred stockholder remained the same; however, the conversion prices for Class B Common Stock on those preferred shares doubled in conjunction with the above-mentioned reverse stock split. In addition, the exercise prices on outstanding stock options also doubled related to this reverse stock split, and the number of shares of Class B Common Stock covered by such options decreased by 50%.

8.  REDEEMABLE PREFERRED STOCK:

     The Company has 20,000,000 authorized shares of Series D Preferred Stock with a par value of $.01 per share, of which approximately 17,253,000 and 1,682,500 shares were issued and outstanding at December 31, 1996 and 1997, respectively. As of December 31, 1997, these shares can be converted into Class A Common Stock at the rate of $15.50 per share. The holders of Series D Preferred Stock are entitled to receive preferential dividends at an annual rate ranging from $0.06 to $0.07 per share, payable quarterly. Dividends are payable quarterly as long as the stock is outstanding. The Series D Preferred Stock is redeemable, in whole or in part, at the option of the Company, at any time during the period commencing with the second anniversary of the Company's IPO (August 8, 1998) and ending December 31, 2001. On

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
December 31, 2001, the Company must redeem all shares of Series D Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends.

     Concurrent with every issuance of Series D Preferred Stock, irrevocable standby letters of credit, issued by a financial institution and guaranteed by the Company, were given to the holders (or designated beneficiaries) and can be drawn upon if certain events occur, including the following: the Company has failed to pay preferred stock dividends, the Company has failed to redeem the preferred stock shares on the designated mandatory redemption date or a liquidation, dissolution or winding up of affairs of the Company occurs. As of December 31, 1997, letters of credit of approximately $1,740,000 were outstanding relative to Series D Preferred Stock.

     During the first quarter of 1997, the Company issued approximately 20,000,000 shares of Series F Preferred Stock with a par value of $.01 per share to fund a portion of the acquisitions, of which 12,278,285 were outstanding at December 31, 1997. These shares are convertible into Class A Common Stock at the rate of $16.00 per share as of December 31, 1997, and increasing to $17.00 per share on January 1, 1998. The holders of the Series F Preferred Stock are entitled to receive preferential dividends at the amount of $.04 payable quarterly, increasing to five percent per year for the period January 1, 1998 until January 1, 2001, at which time the annual rate becomes fixed at $.0486 per share. On December 31, 2007, the Company must redeem all shares of Series F Preferred Stock then outstanding at a redemption price of $1.00 per share, together with all accrued and unpaid dividends.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  EARNINGS PER SHARE:

     The following table sets forth the computation of the basic and diluted earnings (loss) per share for 1995, 1996 and 1997:

                                         1995       1996       1997
                                       ---------  ---------  ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                    DATA)
Numerator:
     Net income (loss) before
       extraordinary item............  $  (2,494) $     207  $   4,491
     Extraordinary item..............     --           (498)      (195)
                                       ---------  ---------  ---------
     Net income (loss)...............     (2,494)      (291)     4,296
     Preferred stock dividends.......     --           (622)      (890)
                                       ---------  ---------  ---------
     Numerator for basic earnings per
       share -- net income (loss)
       available to common
       stockholders..................  $  (2,494) $    (913) $   3,406
     Effect of dilutive securities:
          Preferred stock
             dividends...............     --         --         --
                                       ---------  ---------  ---------
     Numerator for diluted earnings
       per share -- net income
       available to common
       stockholders after assumed
       conversions...................  $  (2,494) $    (913) $   3,406
                                       ---------  ---------  ---------
Denominator:
     Denominator for basic earnings
       per share --
       weighted-average shares.......      2,520      4,869     10,226
     Effect of dilutive securities:
          Stock options..............     --         --            259
                                       ---------  ---------  ---------
     Denominator for diluted earnings
       per share --
       adjusted weighted-average
       shares and assumed
       conversions...................      2,520      4,869     10,485
                                       ---------  ---------  ---------
Basic earnings per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .35
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .33
                                       =========  =========  =========
Diluted earnings per share:
     Net income (loss) before
       extraordinary item............  $    (.99) $    (.09) $     .34
     Extraordinary item..............     --           (.10)      (.02)
                                       ---------  ---------  ---------
     Net income (loss)...............  $    (.99) $    (.19) $     .32
                                       =========  =========  =========

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  MAJOR SEGMENTS OF BUSINESS

     The Company conducts funeral and cemetery operations only in the United States.

                               FUNERAL     CEMETERY     CORPORATE   CONSOLIDATED
                               --------    ---------    ----------  ------------
                                    (IN THOUSANDS, EXCEPT NUMBER OF OPERATIONS
                                                    LOCATIONS)
Revenues:
     1997......................$ 64,888    $12,533      $ --           $  77,421
     1996......................  37,445      2,903        --              40,348
     1995......................  22,661      1,576        --              24,237
                               --------   ---------    ----------    -----------
Income from operations:
     1997......................$ 16,484    $ 2,899      $ (5,277)      $  14,106
     1996......................   6,804        362        (2,474)          4,692
     1995......................   3,740        250        (2,106)          1,884
                               --------   ---------    ----------    -----------
Identifiable assets:
     1997......................$208,833    $57,020      $ 12,087       $ 277,940
     1996...................... 117,061      9,285         4,962         131,308
     1995......................  48,847      2,169        10,730          61,746
                               --------   ---------    ----------    -----------
Depreciation and amortization:
     1997......................$  5,195    $ 1,454      $  1,160       $   7,809
     1996......................   2,863        129           637           3,629
     1995......................   1,609         72           267           1,948
                               --------   ---------    ----------    -----------
Capital expenditures:(a)
     1997......................$ 34,858    $34,653      $  2,758       $  72,269
     1996......................  24,737      5,073         1,004          30,814
     1995......................   4,530        100         1,116           5,746
                               --------   ---------    ----------    -----------
Number of operating locations at year
  end:
     1997......................     120         20        --                 140
     1996......................      76         10        --                  86
     1995......................      41          3        --                  44

------------

(a) Includes $2,727,000, $26,184,000 and $63,106,000 for the three years ended
    December 31, 1997, respectively, for purchases of property, plant and equipment and cemetery property of acquired businesses.

                            CARRIAGE SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     The table below sets forth consolidated operating results by fiscal quarter for the years ended December 31, 1996 and 1997 (in thousands, except per share data):

                                         FIRST     SECOND      THIRD     FOURTH
                                       ---------  ---------  ---------  ---------
                                       (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
1996(A)
Revenues, net........................  $   7,635  $   9,290  $  10,145  $  13,278
Gross profit.........................      1,670      1,719        994      2,783
Net income (loss) before
  extraordinary item.................       (193)      (468)      (414)     1,282
Extraordinary item...................     --         --           (498)    --
Preferred stock dividend
  requirements.......................         10         91        250        271
Net income (loss)....................       (203)      (559)    (1,162)     1,011
Basic earnings (loss) per common
  share
     Continuing operations...........  $    (.08) $    (.22) $    (.11) $     .12
     Extraordinary item..............     --         --           (.09)    --
                                       ---------  ---------  ---------  ---------
     Net income (loss)...............  $    (.08) $    (.22) $    (.20) $     .12
                                       ---------  ---------  ---------  ---------
Diluted earnings (loss) per common
  share
     Continuing operations...........  $    (.08) $    (.22) $    (.11) $     .12
     Extraordinary item..............     --         --           (.09)    --
                                       ---------  ---------  ---------  ---------
     Net income (loss)...............  $    (.08) $    (.22) $    (.20) $     .12
                                       ---------  ---------  ---------  ---------
1997(A)
Revenues, net........................  $  17,989  $  19,061  $  18,245  $  22,126
Gross profit.........................      5,143      5,003      3,557      5,680
Net income before extraordinary
  item...............................      1,825      1,489        347        830(b)
Extraordinary item...................     --         --           (195)    --
Preferred stock dividend
  requirements.......................        363        174        176        177
Net income (loss)....................      1,462      1,315        (24)       653(b)
Basic earnings per common share:
     Continuing operations...........  $     .16  $     .13  $    0.02  $     .06(b)
     Extraordinary item..............     --         --          (0.02)    --
                                       ---------  ---------  ---------  ---------
     Net income......................  $     .16  $     .13  $  --      $     .06(b)
                                       ---------  ---------  ---------  ---------
Diluted earnings per common share:
     Continuing operations...........  $     .16  $     .12  $    0.02  $     .06(b)
     Extraordinary item..............     --         --          (0.02)    --
                                       ---------  ---------  ---------  ---------
     Net income......................  $     .16  $     .12  $  --      $     .06(b)
                                       ---------  ---------  ---------  ---------

------------

(a) Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly per share amounts does not equal the total computed for the year due to stock transactions which occurred during the periods presented.

(b) Includes a one-time charge of $390,000 (equivalent to $.04 per share) to revalue historical deferred tax accounts from 34% to 35%.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the CNM Group:

     We have audited the accompanying balance sheets of the CNM Group as of December 31, 1996, and March 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the nine months ended December 31, 1996, and for the year ended March 31, 1996. These financial statements are the responsibility of the CNM Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the CNM Group as of December 31, 1996, and March 31, 1996, and the results of its operations and its cash flows for the nine months ended December 31, 1996, and for the year ended March 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
January 17, 1997

                                   CNM GROUP
                                 BALANCE SHEETS

                                        DECEMBER 31,     MARCH 31,
                                            1996           1996
                                        ------------    -----------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......   $  1,039,677    $ 1,975,368
                                        ------------    -----------
     Accounts receivable --
          Trade, net of allowance for
              doubtful accounts of
              $544,677 and $550,000
              at December 31, 1996,
              and March 31, 1996,
              respectively...........      5,702,153      5,611,358
          Other......................         82,824        104,377
                                        ------------    -----------
                                           5,784,977      5,715,735
     Inventories and other current
      assets.........................        698,708        433,029
                                        ------------    -----------
             Total current assets....      7,523,362      8,124,132
PROPERTY AND EQUIPMENT:
     Land............................      2,978,980      2,978,980
     Buildings and improvements......      4,067,481      3,928,245
     Furniture and equipment.........      1,505,784      1,488,047
     Automobiles.....................        631,729        603,147
                                        ------------    -----------
                                           9,183,974      8,998,419
     Less -- Accumulated
      depreciation...................     (3,187,321)    (2,994,087)
                                        ------------    -----------
                                           5,996,653      6,004,332
CEMETERY PROPERTY, at cost...........      1,774,818      1,307,514
NAMES AND REPUTATIONS, net of
  accumulated amortization of
  $830,771 and $784,745 at December
  31, 1996, and March 31, 1996,
  respectively.......................        396,554        442,580
DEFERRED CHARGES AND OTHER NONCURRENT
  ASSETS.............................        939,303        970,023
                                        ------------    -----------
             Total assets............   $ 16,630,690    $16,848,581
                                        ============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................   $    706,320    $   446,618
     Accrued liabilities.............        666,280      1,016,943
     Current portion of long-term
      debt and obligations under
      capital leases.................        226,246        255,571
                                        ------------    -----------
             Total current
                liabilities..........      1,598,846      1,719,132
PRENEED LIABILITIES..................      2,733,828      3,114,676
LONG-TERM DEBT, net of current
  portion............................      4,764,093      4,946,902
OBLIGATIONS UNDER CAPITAL LEASES, net
  of current portion.................        211,847        211,210
DEFERRED INCOME TAXES................        207,120        307,643
                                        ------------    -----------
             Total liabilities.......      9,515,734     10,299,563
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY.................      7,114,956      6,549,018
                                        ------------    -----------
             Total liabilities and
                stockholders'
                equity...............   $ 16,630,690    $16,848,581
                                        ============    ===========

   The accompanying notes are an integral part of these financial statements.

                                   CNM GROUP
                            STATEMENTS OF OPERATIONS

                                          FOR THE
                                        NINE MONTHS       FOR THE
                                           ENDED         YEAR ENDED
                                        DECEMBER 31,     MARCH 31,
                                            1996            1996
                                        ------------   --------------
REVENUES, net........................    $8,734,651    $   11,337,693
COSTS AND EXPENSES...................     6,320,904         8,142,840
                                        ------------   --------------
     Gross profit....................     2,413,747         3,194,853
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     1,094,423         1,143,623
                                        ------------   --------------
     Operating income................     1,319,324         2,051,230
INTEREST EXPENSE, net................       333,354           436,499
                                        ------------   --------------
     Income before income taxes......       985,970         1,614,731
PROVISION FOR INCOME TAXES...........       420,032           693,652
                                        ------------   --------------
     Net income......................    $  565,938    $      921,079
                                        ============   ==============

   The accompanying notes are an integral part of these financial statements.

                                   CNM GROUP
                            STATEMENTS OF CASH FLOWS

                                          FOR THE
                                        NINE MONTHS        FOR THE
                                           ENDED         YEAR ENDED
                                        DECEMBER 31,      MARCH 31,
                                            1996            1996
                                        ------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................    $  565,938    $       921,079
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation and amortization...       452,122            575,374
     Bad debt expense................       --                  50,000
     Deferred income tax benefit.....      (100,523)           (55,220)
     Decrease (increase) in accounts
       receivable....................       (63,919)           245,156
     Increase in inventories and
       other current assets..........      (271,002)           (91,945)
     Increase (decrease) in accounts
       payable.......................       259,702            (15,005)
     Decrease in accrued and preneed
       liabilities and other.........      (732,311)           (26,519)
                                        ------------   ---------------
          Net cash provided by
             operating activities....       110,007          1,602,920
                                        ------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and
       equipment and cemetery
       property......................      (883,269)        (1,019,475)
     Proceeds from sale of property
       and equipment.................        49,068             96,248
                                        ------------   ---------------
          Net cash used in investing
             activities..............      (834,201)          (923,227)
                                        ------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on long-term debt......      (211,497)          (415,250)
                                        ------------   ---------------
          Net cash used in financing
             activities..............      (211,497)          (415,250)
                                        ------------   ---------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................      (935,691)           264,443
CASH AND CASH EQUIVALENTS, beginning
  of period..........................     1,975,368          1,710,925
                                        ------------   ---------------
CASH AND CASH EQUIVALENTS, end of
  period.............................    $1,039,677    $     1,975,368
                                        ============   ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Interest paid...................    $  358,741    $       487,161
     Taxes paid......................       413,400            664,614

   The accompanying notes are an integral part of these financial statements.

                                   CNM GROUP
                       STATEMENTS OF STOCKHOLDERS' EQUITY

BALANCE, March 31, 1995..............  $  5,627,939
     Net income......................       921,079
                                       ------------
BALANCE, March 31, 1996..............     6,549,018
     Net income......................       565,938
                                       ------------
BALANCE, December 31, 1996...........  $  7,114,956
                                       ============

   The accompanying notes are an integral part of these financial statements.

                                   CNM GROUP
                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES:

  BASIS OF PRESENTATION/NATURE OF BUSINESS

     Effective January 7, 1997, Carriage Funeral Services of California, Inc. (Carriage), a wholly owned subsidiary of Carriage Services, Inc., acquired the stock of CNM, Inc., and two of its wholly owned subsidiaries, Rolling Hills Memorial Park and Wilson & Kratzer Mortuaries (these three entities are hereinafter referred to as the Group or the CNM Group), for aggregate consideration in excess of the recorded amount of the net assets of the Group. The net assets and results of operations of a third subsidiary owned by CNM, Inc., which was not engaged in the death care industry and which was not acquired by Carriage, have not been included in the accompanying financial statements. Based on this presentation, the Group's stockholders' equity has been presented on an aggregated basis to reflect the equity of the Group rather than the equity of CNM, Inc.

     The Group owns and operates 10 funeral homes and one cemetery in Northern California. The Group performs personal and professional services related to funerals and interments at its funeral homes and cemetery. Prearranged funerals and preneed cemetery products and services are marketed in the geographic markets served by the Group's locations.

  FUNERAL AND CEMETERY REVENUES

     The CNM Group records the sale of funeral merchandise and services upon performance. The Group records the sale of the right of cemetery interment or mausoleum entombment and related merchandise at the time of sale. State law requires cash receipts for certain cemetery products and services to be fully trusted; the revenue for these sales is recognized upon delivery. Provision for bad debts is recorded at the date of sale and cancellations are recorded in the period of cancellation.

  TRUST FUNDS

     The CNM Group is required by state law to deposit amounts in a trust fund related to prearranged funeral arrangements. The principal and interest earned is withdrawn when the funeral services are provided. The proceeds of the original amounts paid by the purchaser of the prearranged funeral contract are available to the CNM Group only in the event of death of the purchaser and are refundable to the purchaser under certain state laws that provide for the return of all or a portion of amounts collected under the purchaser's option to cancel the prearranged funeral contract. No funeral revenue is recognized on the funds collected from the purchaser of the prearranged funeral contract, and interest earned on such funds is deferred, until performance of the specific service. The prearranged funeral trust assets were approximately $2,223,000 and $2,267,000 at December 31, 1996, and March 31, 1996, respectively, which exceeds the future costs under such arrangements. The CNM Group does not have the right to withdraw any of such balances and, accordingly, these trust fund balances are not reflected in the accompanying financial statements.

     In accordance with respective state laws, the CNM Group is generally required to deposit a specified amount into perpetual and memorial care trust funds for each interment/entombment right and memorial sold. Income from such trust funds is used to provide care and maintenance for the cemeteries and mausoleums and is periodically distributed to the CNM Group. The CNM Group does not have the right to withdraw any of the principal balances of these funds, which were approximately $3,923,000 and $3,788,000 at December 31, 1996, and March 31, 1996, respectively. Accordingly, these trust fund balances are not reflected in the accompanying balance sheets.

     The CNM Group is also required to deposit a specified amount into a merchandise and service trust fund for cemetery merchandise and service contracts sold on a preneed basis. The principal of the trust may be withdrawn by the CNM Group upon maturity (generally, death of the purchaser) or cancellation of the

                                   CNM GROUP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) contract. Accumulated earnings provided by the underlying assets held by the trust are periodically distributed by the trust and recorded as income when received. Revenue, as it relates to merchandise and service contracts sold on a preneed basis, is recognized at the time of service. Merchandise and service trust fund balances, in the aggregate, were approximately $2,464,000 and $2,266,000 at December 31, 1996, and March 31, 1996, respectively. The CNM Group does not have the right to withdraw any of the principal balances on these funds. Accordingly, these trust fund balances are not reflected in the accompanying balance sheets.

  CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the CNM Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  INVENTORY

     Inventory is stated at the lower of its cost basis (as determined by the specific identification method) or market.

  NAMES AND REPUTATIONS

     The excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired, as determined by management in transactions accounted for as purchases, is included in the financial statements as names and reputations of the operations acquired. Such amounts are being amortized over 20 years.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes the recognition and measurement standards related to the impairment of long-lived assets. SFAS No. 121 was adopted by the Group on April 1, 1996. Such adoption did not have a material effect on the Group's financial position or results of operations.

  PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation of property and equipment is based on the straight-line method over the estimated useful lives of the assets. The costs of ordinary maintenance and repairs are charged to operations, while renewals and replacements are capitalized.

     Depreciation is provided over the estimated useful lives of the depreciable assets as follows:

                                           YEARS
                                           ------
Building and improvements...............   10-32
Furniture and fixtures..................    3-10
Automobiles.............................    3-5

  INCOME TAXES

     The CNM Group accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the Group determines deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement basis and tax basis of assets and liabilities.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                                   CNM GROUP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  DEFERRED CHARGES AND OTHER NONCURRENT ASSETS:

     Deferred charges and other noncurrent assets at December 31, 1996, and March 31, 1996, were as follows:

                                        DECEMBER 31,    MARCH 31,
                                            1996           1996
                                        ------------    ----------
Investment in affiliated entity......    $  892,247     $  891,447
Agreements not to compete, net of
  accumulated amortization of
  $1,086,216 in December 1996 and
  $1,054,696 in March 1996...........        44,056         75,576
Other................................         3,000          3,000
                                        ------------    ----------
                                         $  939,303     $  970,023
                                        ============    ==========

3.  LONG-TERM DEBT:

     The CNM Group's long-term debt consisted of the following:

                                        DECEMBER 31,    MARCH 31,
                                            1996           1996
                                        ------------    ----------
Note payable to former stockholder,
  secured by deed of trust and
  security agreements covering
  certain real property, due in
  monthly installments of $16,667,
  including interest at 8.0% through
  May 2003 with a final payment of
  approximately $1,632,415 due in May
  2003...............................    $2,034,250     $2,061,286
Note payable, secured by deed of
  trust and security agreements
  covering certain real property, due
  in monthly installments of $13,901,
  including interest at 9.0% through
  December 2007......................     1,679,686      1,690,992
Note payable, secured by deed of
  trust and security agreements
  covering certain real property, due
  in monthly installments of $7,923,
  including interest at 9.5% through
  July 2010..........................       724,031        742,993
Note payable, secured by deed of
  trust and security agreements
  covering certain real property, due
  in monthly installments of $2,608,
  including interest at 9.25% through
  April 2004.........................       166,178        177,671
Notes payable, secured by deed of
  trust and security agreements
  covering certain real property, due
  in monthly installments of $3,144,
  including interest at 7.0% through
  May 2001...........................       140,655        160,967
Note payable, secured by deed of
  trust and security agreements
  covering certain real property, due
  in monthly installments of $3,144,
  including interest at 7.0% through
  May 2001...........................       140,655        160,967
Note payable, secured by deed of
  trust and security agreements
  covering certain real property, due
  in monthly installments ranging
  from $404 to $5,313, including
  interest ranging from 8.0% to
  10.25% with payment through October
  1996 to September 2008.............       104,884        207,597
Less -- Current portion..............      (226,246)      (255,571)
                                        ------------    ----------
                                         $4,764,093     $4,946,902
                                        ============    ==========

     The aggregate maturities of long-term debt for the three-month period ended March 31, 1997, and the subsequent five years are approximately $77,000, $228,000, $288,000, $290,000, $316,000, $272,000, respectively, and $3,519,000 thereafter. The debt agreements do not contain any significant restrictive covenants.

                                   CNM GROUP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  COMMITMENTS AND CONTINGENCIES:

  CLAIMS AND LAWSUITS

     The Group is subject to certain claims and lawsuits arising in the normal course of business, relating to employment discrimination, harassment, personal injury and compensation issues being reviewed by the Labor Board. The Group maintains various insurance coverages in order to minimize financial risk associated with the claims. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not be material to the Group's financial position or results of operations.

  BENEFIT PLAN

     The CNM Group sponsors a defined contribution benefit plan covering substantially all full-time employees having at least one year of service. In its sole discretion, the Group can make contributions to the plan. Contributions to such plan totaled $79,000 and $112,610 for the nine months ended December 31, 1996, and for the year ended March 31, 1996, respectively. These amounts are included in "Costs and Expenses" in the accompanying statements of operations.

  LEASES

     The CNM Group leases certain office facilities, vehicles and equipment for periods from one to seven years with options on some of the facilities for extended periods. Certain operating leases provide for an annual adjustment to rent in accordance with changes in relevant pricing indices. Rent expense was approximately $121,000 and $160,000 for the nine months ended December 31, 1996, and for the year ended March 31, 1996, respectively.

     In addition, the CNM Group leases a mortuary facility under a capital lease. Accumulated depreciation relating to the leased assets is $67,000 and $63,000 as of December 31, 1996, and March 31, 1996, respectively.

     Minimum payments over the lease periods will be as follows (in thousands):

                                        MINIMUM LEASE PAYMENTS
                                        ----------------------
                                        OPERATING     CAPITAL
                                          LEASES       LEASES
                                        ----------    --------
Three months ending 1997.............     $   40       $    6
Years ending March 31 --
     1998............................        158           24
     1999............................        160           26
     2000............................        160           26
     2001............................        160           26
     2002............................        160           26
     Thereafter......................        861          459
                                        ----------    --------
Total minimum lease payments.........     $1,699          593
                                        ==========
Less -- Amount representing
  interest...........................                     381
                                                      --------
Long-term obligations under capital
  leases.............................                  $  212
                                                      ========

                                   CNM GROUP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  INCOME TAXES:

     Historically, the CNM Group has been included in the consolidated U.S. federal income tax return for CNM, Inc. The only significant temporary differences between the Group's financial statement and tax bases of accounting relate to accruals made in connection with preneed marker and base sales, and differences relating to depreciation. Permanent differences relate to tax-exempt income received from certain trust funds and state income taxes. The income tax provision for the nine months ended December 31, 1996, and for the year ended March 31, 1996, consisted of:

                                           FOR THE        FOR THE
                                         NINE MONTHS        YEAR
                                            ENDED          ENDED
                                        DECEMBER 31,     MARCH 31,
                                            1996            1996
                                        -------------    ----------
Current --
     U.S. federal....................     $ 404,103       $573,455
     State...........................       116,452        175,417
                                        -------------    ----------
                                            520,555        748,872
                                        -------------    ----------
Deferred --
     U.S. federal....................       (83,003)       (39,516)
     State...........................       (17,520)       (15,704)
                                        -------------    ----------
                                           (100,523)       (55,220)
                                        -------------    ----------
                                          $ 420,032       $693,652
                                        =============    ==========

     The differences in the income taxes provided for and the amounts determined by applying the federal statutory rate to income taxes of the CNM Group for the nine months ended December 31, 1996 and for the year ended March 31, 1996, are summarized as follows:

                                           FOR THE        FOR THE
                                         NINE MONTHS        YEAR
                                            ENDED          ENDED
                                        DECEMBER 31,     MARCH 31,
                                            1996            1996
                                        -------------    ----------
Federal income statutory rate........        34.0%          34.0%
Effect of state income taxes, net of
  federal benefit....................         6.2            6.2
Effect of nondeductible expenses and
  other..............................         2.4            2.8
                                        -------------    ----------
                                             42.6%          43.0%
                                        =============    ==========

     The following table sets forth the gross deferred tax assets and liabilities as of December 31, 1996, and March 31, 1996:

                                        DECEMBER 31,     MARCH 31,
                                            1996            1996
                                        -------------    ----------
Deferred income tax assets --
     Noncurrent......................     $  53,033      $   53,033
                                        -------------    ----------
     Deferred income tax
       liabilities --
Noncurrent...........................      (260,153)       (360,676)
                                        -------------    ----------
Net deferred tax liability...........     $(207,120)     $ (307,643)
                                        =============    ==========

                                   CNM GROUP
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The sources of significant temporary differences and related tax effect were as follows:

                                           FOR THE        FOR THE
                                         NINE MONTHS        YEAR
                                            ENDED          ENDED
                                        DECEMBER 31,     MARCH 31,
                                            1996            1996
                                        -------------    ----------
Depreciation and amortization........     $  (9,997)      $ 35,306
Preneed marker and bases.............       (90,526)       (90,526)
                                        -------------    ----------
Total deferred income tax benefit....     $(100,523)      $(55,220)
                                        =============    ==========

6.  RELATED PARTIES:

     The Group has $24,850 in notes payable to officers of Wilson & Kratzer Mortuaries originated on September 24, 1996, paying interest at 6.58 percent per annum. To date, no principal payments have been made.

     The Group has paid interest of $4,201 and $7,601 for the nine months ended December 31, 1996, and the year ended March 31, 1996, respectively, on the outstanding debt obligations of $57,518 and $79,815 as of the respective period-end dates to the chairperson of the board for CNM, Inc. and Rolling Hills Memorial Park. The obligation pays interest at 8.0 percent per annum.

     The Group leases a facility owned by a related party which is wholly owned by members of the board of directors of CNM, Inc., Wilson & Kratzer Mortuaries, and Rolling Hills Memorial Park. Lease expense of $21,833 and $29,029 was recognized for the nine months ended December 31, 1996, and the year ended March 31, 1996, respectively, relating to this facility.

     Additionally, compensation of $202,500 and $279,000 for the nine months ended December 31, 1996, and the year ended March 31, 1996, respectively, was paid in the form of directors' fees and consultation fees to various members of the respective board of directors and/or related parties.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Barnett-Larkin-Brown Funeral Home, Inc.

     We have audited the accompanying balance sheets of the Barnett-Larkin-Brown division of 21st Century Funeral Company, L.C. as of December 31, 1995 and October 31, 1996 and the related statements of income and cash flows for the year and ten month periods then ended, and the balance sheets of Barnett-Larkin-Brown Funeral Home, Inc. as of December 31, 1996 and March 31, 1997, and the related statements of income and cash flows for the two and three month periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimate made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Barnett-Larkin-Brown division of 21st Century Funeral Company, L.C. as of December 31, 1995 and October 31, 1996 and the results of its operations for the year and ten month periods then ended, and of Barnett-Larkin-Brown Funeral Home, Inc., as of December 31, 1996 and March 31, 1997 and the results of its operations for the two months ended December 31, 1996 and three months ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/  LOGAN & SCHMIDT, P.A.

July 9, 1997

        1300 North 78th Street, Suite 100 Kansas City, Kansas 66112-2493
                       (913) 788-5533 Fax (913) 788-9097

                 BARNETT-LARKIN-BROWN DIVISION OF 21ST CENTURY
                             FUNERAL COMPANY, L.C.
                                      AND
                     BARNETT-LARKIN-BROWN FUNERAL HOME INC.
                                 BALANCE SHEETS
           FOR THE PERIODS ENDED DECEMBER 31, 1995, OCTOBER 31, 1996,
                      DECEMBER 31, 1996 AND MARCH 31, 1997

                                           BARNETT-LARKIN-BROWN
                                                DIVISION OF
                                           21ST CENTURY FUNERAL          BARNETT-LARKIN-BROWN
                                               COMPANY. L.C.               FUNERAL HOME, INC
                                        ---------------------------    -------------------------
                                        DECEMBER 31,    OCTOBER 31,    DECEMBER 31,    MARCH 31,
                                            1995           1996            1996          1997
                                        ------------    -----------    ------------    ---------
               ASSETS
Current Assets:
     Cash in Bank....................     $  5,780       $    1,429     $   55,941     $  --
     Inventory.......................       32,577           36,096         36,303        36,303
     Accounts Receivable.............      165,184          152,589        195,906        --
     Allowance For Uncollectable
       Accounts......................      (11,200)         (11,200)       (11,200)
     Reimbursement Receivable........       --                   53        --              1,303
     Prepaid Expenses................        5,725          --             --             --
                                        ------------    -----------    ------------    ---------
          Total Current Assets.......      198,066          178,967        276,950        37,606
Fixed Assets:
     Leasehold Improvements..........      103,864          106,297         65,845        65,845
     Furniture & Equipment...........      129,658          133,391        191,001       191,001
     Vehicles........................       25,661           49,161         47,170        47,170
     Accumulated Depreciation........      (84,588)        (123,244)      (244,923)     (260,222)
                                        ------------    -----------    ------------    ---------
          Total Fixed Assets.........      174,595          165,605         59,093        43,794
                                        ------------    -----------    ------------    ---------
Other Assets:
     Sales Tax Bond..................       --              --               1,000        --
     Profit Sharing Bond.............       --              --                 100        --
                                        ------------    -----------    ------------    ---------
          Total Other Assets.........       --              --               1,100        --
                                        ------------    -----------    ------------    ---------
          Total Assets...............     $372,661       $  344,572     $  337,143     $  81,400
                                        ============    ===========    ============    =========
       LIABILITIES AND EQUITY
Current Liabilities:
     Accounts Payable................     $ 17,912       $  --          $   18,551     $  --
     Payroll Withholding Payable.....       --                               4,463        --
     Sales Tax Payable...............        1,552          --               3,115        --
     Income Taxes Payable............       --                              16,700        --
     Accrued Property Taxes..........       --               12,028        --             --
     Payable to 21st Century Funeral
       Company, L.C..................       --              --              48,532        --
                                        ------------    -----------    ------------    ---------
          Total Current
             Liabilities.............       19,464           12,028         91,361        --
                                        ------------    -----------    ------------    ---------
Stockholders' And Members' Equity:
     Members' Equity.................      214,099          280,917        --             --
     Stock...........................       --              --             131,001       131,001
     Retained Earnings...............       --              --              18,289       114,780
     Net Income (Loss)...............      139,098           51,627         96,492       (27,882)
     Dividends Paid..................       --              --             --           (136,499)
                                        ------------    -----------    ------------    ---------
          Total Equity...............      353,197          332,544        245,782        81,400
                                        ------------    -----------    ------------    ---------
          Total Liabilities And
             Equity..................     $372,661       $  344,572     $  337,143     $  81,400
                                        ============    ===========    ============    =========

                       See notes to financial statements

                 BARNETT-LARKIN-BROWN DIVISION OF 21ST CENTURY
                             FUNERAL COMPANY, L.C.
                                      AND
                     BARNETT-LARKIN-BROWN FUNERAL HOME INC.
                              STATEMENTS OF INCOME
           FOR THE PERIODS ENDED DECEMBER 31, 1995, OCTOBER 31, 1996,
                      DECEMBER 31, 1996 AND MARCH 31, 1997

                                           BARNETT-LARKIN-BROWN
                                                DIVISION OF
                                           21ST CENTURY FUNERAL
                                               COMPANY, L.C.               BARNETT-LARKIN-BROWN
                                        ---------------------------         FUNERAL HOME. INC.
                                                         TEN MONTH     -----------------------------
                                                          PERIOD        TWO MONTH       THREE MONTH
                                         YEAR ENDED        ENDED       PERIOD ENDED    PERIOD ENDED
                                        DECEMBER 31,    OCTOBER 31,    DECEMBER 31,      MARCH 31,
                                            1995           1996            1996            1997
                                        ------------    -----------    ------------    -------------
Sales................................     $796,842       $ 661,023       $168,297        $ 219,489
Cost of Sales:
     Caskets and Vaults..............      138,729         116,395         25,860           39,830
     Other Funeral Costs.............       22,455           9,931          1,232           12,059
                                        ------------    -----------    ------------    -------------
          Total Cost of Sales........      161,184         126,326         27,092           51,889
                                        ------------    -----------    ------------    -------------
             Gross Profit............      635,658         534,697        141,205          167,600
Operating Expenses:
     Personnel Expense...............      171,928         176,183         36,926           89,236
     Vehicle Expenses................       48,873          40,904         13,155           15,102
     Facility Expenses...............      133,522         123,538         25,853           35,621
     Advertising Expenses............       20,362          20,230          3,409            1,397
     Business Services...............       27,132          37,769          5,306           71,144
     Overhead Expense Allocation.....       81,220          85,154         --              --
                                        ------------    -----------    ------------    -------------
          Total Operating Expenses...      483,037         483,778         84,649          212,500
                                        ------------    -----------    ------------    -------------
             Income (Loss) From
               Operations............      152,621          50,919         56,556          (44,900)
Other Income (Expenses):
     Other Income....................        6,314           7,312          2,718            7,343
     Bad Debt Expense................      (17,988)         (4,646)           592             (268)
     Gain (Loss) on Sale of Assets...       (1,849)         (1,958)        58,126          --
     Interest Expense................       --              --             --               (2,157)
                                        ------------    -----------    ------------    -------------
          Total Other Income (Exp)...      (13,523)            708         61,436            4,918
                                        ------------    -----------    ------------    -------------
Net Income (Loss) Before Income
  Taxes..............................      139,098          51,627        117,992          (39,982)
                                        ------------    -----------    ------------    -------------
Federal and State Taxes on
  Earnings...........................       --              --             21,500          (12,100)
                                        ------------    -----------    ------------    -------------
Net Income...........................     $139,098       $  51,627       $ 96,492        $ (27,882)
                                        ============    ===========    ============    =============

                       See notes to financial statements

                 BARNETT-LARKIN-BROWN DIVISION OF 21ST CENTURY
                             FUNERAL COMPANY, L.C.
                                      AND
                     BARNETT-LARKIN-BROWN FUNERAL HOME INC.
                            STATEMENTS OF CASH FLOWS
           FOR THE PERIODS ENDED DECEMBER 31, 1995, OCTOBER 31, 1996,
                      DECEMBER 31, 1996 AND MARCH 31, 1997

                                            BARNETT-LARKIN-BROWN
                                          OF 21ST CENTURY FUNERAL           BARNETT-LARKIN-BROWN
                                               COMPANY. L.C.                 FUNERAL HOME. INC.
                                        ----------------------------    ----------------------------
                                                         TEN MONTH       TWO MONTH      THREE MONTH
                                         YEAR ENDED     PERIOD ENDED    PERIOD ENDED    PERIOD ENDED
                                        DECEMBER 31,    OCTOBER 31,     DECEMBER 31,     MARCH 31,
                                            1995            1996            1996            1997
                                        ------------    ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)....................    $  139,098       $ 51,627        $ 96,492       $  (27,882)
ADJUSTMENT TO RECONCILE NET INCOME
  (LOSS) TO CASH PROVIDED (USED) BY
  OPERATING ACTIVITIES...............
     DEPRECIATION....................        34,599         31,782          10,199           15,299
     (INCREASE) IN INVENTORY.........        (2,711)        (3,519)           (207)         --
     (INCREASE) DECREASE IN
       RECEIVABLES...................       (20,859)        12,542         (43,264)         183,402
     DECREASE IN PREPAID EXPENSES....        (2,067)         5,725          --              --
     (INCREASE) DECREASE IN BONDS....       --              --              (1,100)           1,100
     INCREASE (DECREASE) IN ACCTS.
       PAYABLE.......................        17,912        (17,912)         18,551          (18,551)
     INCREASE (DECREASE) IN TAXES
       PAYABLE.......................            47         10,476           7,578           (7,578)
     INCREASE (DECREASE) IN PAYABLE
       TO 21ST CENTURY...............       --              --              48,532          (48,532)
     (GAIN)/LOSS ON SALE OF ASSETS...         1,849          1,958         (58,126)         --
     INCREASE (DECREASE) IN INCOME
       TAXES PAYABLE.................       --              --              16,700          (16,700)
                                        ------------    ------------    ------------    ------------
          NET CASH PROVIDED BY
             OPERATING ACTIVITIES....       167,868         92,679          95,355           80,558
                                        ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES;
     PROCEEDS FROM DISPOSITION OF
       EQUIPMENT.....................         4,750         --              --              --
     ACQUISITION OF FIXED ASSETS.....        (9,663)       (33,017)         --              --
     DIVIDENDS PAID..................       --              --              --             (136,499)
     ACQUISITION OF NET ASSETS.......       --              --             (48,532)         --
     PAYMENTS TO PARENT COMPANY......      (148,010)       (64,013)         --              --
                                        ------------    ------------    ------------    ------------
          NET CASH USED IN INVESTING
             ACTIVITIES..............      (152,923)       (97,030)        (48,532)        (136,499)
                                        ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES.........................       --              --              --              --
     INCREASE (DECREASE) IN CASH.....        14,945         (4,351)         46,823          (55,941)
     CASH, BEGINNING OF PERIOD.......        (9,165)         5,780           9,118           55,941
                                        ------------    ------------    ------------    ------------
     CASH, END OF PERIOD.............    $    5,780       $  1,429        $ 55,941       $  --
                                        ============    ============    ============    ============

                       See notes to financial statements

                 BARNETT-LARKIN-BROWN DIVISION OF 21ST CENTURY
                             FUNERAL COMPANY, L.C.
                                      AND

                    BARNETT-LARKIN-BROWN FUNERAL HOME, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     FOR THE YEAR ENDED DECEMBER 31, 1995,
                  THE TEN MONTH PERIOD ENDED OCTOBER 31, 1996,
               THE TWO MONTH PERIOD ENDED DECEMBER 31, 1996, AND
                  THE THREE MONTH PERIOD ENDED MARCH 31, 1997

ORGANIZATION/NATURE OF OPERATIONS:

     Barnett-Larkin-Brown consists of two funeral homes in Leavertworth, KS. It performs personal and professional services related to funerals at its funeral homes. During the period from January 1, 1995 thru October 31, 1996, it was owned by and operated as a division of 21st Century Funeral Company, L.C. Effective November 1, 1996, the division was demerged from 21st Century Funeral Company, L.C. and operated as a separate independent Corporation. The real estate (land and buildings) used by the Funeral Homes was owned by the shareholders and leased to the business.

     Effective March 28, 1997, assets and liabilities including cash, receivables, and all accounts payable were transferred to the stockholders as a dividend, and the shareholders sold the stock of Barnett-Larkin-Brown Funeral Home, Inc. to Carriage Funeral Holdings, Inc.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     REVENUES -- Revenue is recognized upon performance of funeral services and sale of related funeral mechandise.

     INVENTORIES -- Inventories are stated at cost determined by using the first-in, first-out (FIFO) method.

     FIXED ASSETS -- for the period from January 1, 1995 thru October 31, 1996, fixed assets were recorded at their estimated fair market values as of March 31, 1993 (the date that they were contributed by Barnett-Larkin-Brown Funeral Home, Inc. to 21st Century Funeral Company, LC. in exchange for a members interest in the Limited Liability Company). Depreciation on those assets was computed on a 5-10 year straight line method through October 31, 1996 when the demerger occurred and the assets were transferred back to Barnett-Larkin-Brown Funeral Home, Inc. Fixed assets acquired after March 31, 1993 are recorded at their cost and depreciation is computed on a 5-10 year straight-line method.

     On October 31, 1996 fixed assets and other assets were transferred from 21st Century Funeral Company, L.C. to Barnett-Larkin-Brown Funeral Home, Inc. in exchange for the members interest in the Limited Liability Company. Fixed assets which Barnett-Larkin-Brown Funeral Home, Inc. owned prior to the merger on March 31, 1993 were recorded at their original cost and depreciation computed on a 5-10 year straight-line method from their original acquisition date. Assets which had been acquired after the merger in 1993 were recorded at their cost to 21st Century Funeral Company, L.C. and the associated depreciation was recorded on the books of Barnett-Larkin-Brown Funeral Home, Inc.

     Major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not improve or extend the life of the related are charged to operations as incurred.

     Depreciation expense included in operating expenses for the reported accounting periods is:

December 31, 1995                      $  34,599
October 31, 1996                          31,782
December 3l, 1996                         10,199
March 31, 1997                            15,299

                 BARNETT-LARKIN-BROWN DIVISION OF 21ST CENTURY
                             FUNERAL COMPANY, L.C.
                                      AND
                    BARNETT-LARKIN-BROWN FUNERAL HOME, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     INCOME TAXES -- during the period January 1, 1995 thru October 31, 1996 the Company was a division of 21st Century Funeral Company, L.C. (A limited liability company). Limited liability companies do not pay income taxes as they are treated like partnerships and items of income and expense are passed through to its shareholders. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements for this period.

     Barnett-Larkin-Brown Funeral Home, Inc. is a corporation organized under subchapter C of the Internal Revenue Code. Federal and State income taxes are accrued and reflected in the financial statements for the period from November 1, 1996 thru March 31, 1997 at applicable statutory rates.

OPERATING LEASES:

     21st Century Funeral Company, L.C. and later Barnett-Larkin-Brown Funeral Home, Inc. lease the facilities utilized by the two funeral homes from the shareholders of Barnett-Larkin-Brown Funeral Home, Inc. The lease expires on March 31, 2003 and requires monthly payments of $6,250. This lease was cancelled effective March 31, 1997 when the stock of Barnett-Larkin-Brown Funeral Home, Inc. and the facilities were sold to Carriage Funeral Holdings, Inc.

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Redgate Funeral Service Corporation

     We have audited the accompanying balance sheets of REDGATE FUNERAL SERVICE CORPORATION as of December 31, 1996 and the related statement of income and statement of cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REDGATE FUNERAL SERVICE CORPORATION as of December 31, 1996 and the results of its operations for the year then ended in conformity with generally accepted accounting principles.

                                          LOGAN & SCHMIDT, P.A

November 20, 1997

                      REDGATE FUNERAL SERVICE CORPORATION
                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
     Cash in Bank....................  $   22,018
     Inventory.......................      15,424
     Accounts Receivable.............     120,020
     Prepaid Expenses................       5,322
                                       ----------
          Total Current Assets.......     162,784
                                       ----------
FIXED ASSETS:
     Land............................     136,277
     Buildings.......................     333,245
     Leasehold Improvements..........      22,116
     Furniture and Equipment.........      84,754
     Automotive Equipment............     148,183
     Less: Accumulated
      Depreciation...................    (336,720)
                                       ----------
          Total Fixed Assets.........     387,855
                                       ----------
OTHER ASSETS:
     Loan Fees, Net of $1,374
      Accumulated Amortization.......       6,420
     Lease Deposit...................       1,000
     Goodwill........................      45,000
                                       ----------
          Total Other Assets.........      52,420
                                       ----------
          Total Assets...............  $  603,059
                                       ==========
LIABILITIES AND STOCKHOLDERS' EOUITY
CURRENT LIABILITIES:
     Accounts Payable................  $   57,045
     Payroll, Sales, and Other
      Accrued Taxes..................       1,573
     Current Maturities -- Long-Term
      Debt...........................      41,579
                                       ----------
          Total Current
           Liabilities...............     100,197
                                       ----------
LONG-TERM DEBT:
     Notes Payable -- Vehicles.......      33,464
     Note Payable -- Bank............      11,667
     Sewer Assessment -- Payable.....       8,373
     Note Payable -- Stockholder.....      47,874
     Mortgage Payable................     468,483
                                       ----------
          Total Long-Term Debt.......     569,861
                                       ----------
STOCKHOLDERS' EQUITY:
     Common Stock....................      17,033
     Retained Earnings Beginning of
      Year...........................  $  102,004
     Net Loss........................    (186,036)
                                       ----------
     End of Year (Deficit)...........     (84,032)
                                       ----------
          Total Stockholders'
           Equity....................     (66,999)
                                       ----------
          Total Liabilities and
           Stockholders' Equity......  $  603,059
                                       ==========

                       See notes to financial statements.

                      REDGATE FUNERAL SERVICE CORPORATION
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

SALES................................  $  1,008,680
COST OF SALES:
     Caskets and Vaults..............       154,518
     Other Funeral Costs.............        46,130
                                       ------------
          Total Cost of Sales........       200,648
                                       ------------
GROSS PROFIT.........................       808,032
OPERATING EXPENSES:
     Personnel Expense...............       476,101
     Vehicle Expense.................        68,117
     Facility Expense................       103,109
     Advertising and Promotion.......        24,159
     Business Services...............       104,492
                                       ------------
          Total Operating Expense....       775,978
                                       ------------
INCOME FROM OPERATIONS...............        32,054
OTHER INCOME (EXPENSES):
     Trade Embalming.................       121,860
     Service Charge Income...........         1,751
     Other Income....................           914
     Bad Debt Expense................        (3,464)
     Interest Expense................       (57,774)
     Covenant Not to Compete
      Payments.......................       (11,000)
                                       ------------
          Total Other Income
           (Expenses)................        52,287
                                       ------------
Income from Continuing Operations
  before Income Taxes................        84,341
Federal and State Taxes on
  Earnings...........................       --
                                       ------------
Income from Continuing Operations....        84,341
DISCONTINUED OPERATIONS:
     Loss on Disposition of Leasehold
      Improvements...................      (270,377)
                                       ------------
NET LOSS.............................  $   (186,036)
                                       ============

                       See notes to financial statements

                      REDGATE FUNERAL SERVICE CORPORATION
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Loss........................  $   (186,036)
     Adjustments To Reconcile Change
      in Net Loss to Net Cash
      Provided by Operating
      Activities
          Depreciation and
           Amortization..............        33,558
          Increase in Receivables....       (27,680)
          Increase in Inventory......          (216)
          Increase in Prepaid
           Expenses..................        (1,533)
          Decrease in Accounts
           Payable...................        (2,394)
          Decrease in Accrued
           Taxes.....................          (209)
          Loss on Disposition........       270,377
          Decrease in Deposits.......        (6,251)
                                       ------------
               Total Adjustment......       265,652
                                       ------------
               Cash Flows Provided by
                Operating
                Activities...........        79,616
                                       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from Disposition of
      Automobile.....................        19,750
     Principal Payments -- Notes
      Payable........................       (99,717)
     New Borrowing...................        72,987
     Sewer Assessment................         8,890
                                       ------------
          Cash Flows Required by
           Financing Activities......         1,910
                                       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisitions of Property and
      Equipment......................       (70,925)
                                       ------------
NET INCREASE IN CASH.................        10,601
CASH, Beginning of Year..............        11,417
                                       ------------
CASH, End of Year....................  $     22,018
                                       ============

                       See notes to financial statements.

                      REDGATE FUNERAL SERVICE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

ORGANIZATION/NATURE OF OPERATIONS:

     Redgate Funeral Service Corporation operates two funeral homes: one in Trumbull, CT and one in Monroe, CT. It performs personal and professional services related to funerals at its funeral homes.

     Effective June 17, 1997, the stock of Redgate Funeral Service Corporation was sold to Carriage Funeral Holdings, Inc.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     REVENUES -- Revenue is recognized upon performance of funeral services and sale of related funeral merchandise.

     INVENTORIES -- Inventories are stated at cost determined by using the first-in, first-out (FIFO) method.

     FIXED ASSETS -- Fixed assets are recorded at cost at the date of acquisition. Major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not improve or extend the life of the related assets are charged to operations as incurred. Depreciation of fixed assets is calculated on the straight-line basis over the estimated useful lives of the assets as follow:

Buildings............................     40 years
Improvements.........................    5-31 years
Furniture/Equipment..................    5-10 years
Automotive Equipment.................      5 years

     Depreciation expense included in operating expenses for the year was $33,247.

     INCOME TAXES -- The Company has incurred operating losses in prior years as well as the year ended December 31, 1996, therefore there is no Federal or State income taxes due. The Corporation's 1996 income tax return shows a net operating loss carryover to future years of $379,728.

     USE OF ESTIMATES -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts and disclosures in the financial statements. Although actual results could differ from those estimates, no significant estimates have been made in the preparation of the Company's financial statements.

     COMPENSATED ABSENCES -- Vacation time is paid to all full-time employees when taken. Unused vacation time is not paid when an employee terminates, therefore, no accruals are made in the financial statements.

NOTES PAYABLE:
Notes payable to finance companies
  secured by automotive equipment
  with net book values of $81,417.
  Monthly payments of $2,561
  (principal and interest) through
  2000 are required. Interest rates
  on loans are 7.17% to 9.99%........  $   56,911
Note payable to bank, secured by
  personal guarantee of officer.
  Monthly payments of $833 plus
  interest at 9% through 1999........      21,667
Note payable to officer, unsecured.
  The loan contains no payment
  provisions. Payments to the officer
  have been made based on available
  cash flow. During 1996 the
  principal reduction of the loan was
  $46,878............................      47,874
Mortgage note payable to bank,
  secured by 1st mortgage on 4 Gorham
  P1., Trumbull, CT and personal
  guarantee of officer. Monthly
  payments of $4,518 (principal and
  interest) are required through July
  1998 when the loan matures.
  Interest adjusts annually based on
  U.S. Treasury securities...........     476,615

                      REDGATE FUNERAL SERVICE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Principal payments are required in future years as follows:

December 31, 1997....................  $   41,579
December 31, 1998....................      37,835
December 31, 1999....................      21,826
December 31, 2000....................      15,187
December 31, 2001....................      11,992
After 2001...........................     426,772

OPERATING LEASES:

     The Company has three operating lease obligations.

     -- Lease of 1996 Cadillac Hearse requiring monthly payments of $943 through June 1999.

     -- Lease of telephone equipment requiring monthly payments of $129 through February 1998.

     -- Lease of land and building for Monroe, CT funeral home from officer. A formal lease does not exist, the Corporation pays monthly rent to the officer in the amount of approximately $2,400 per month. The monthly lease payments equal the officer's monthly loan payment on the real estate mortgage on the property.

     Future years lease obligations are as follows:

December 31, 1997....................  $  41,664
December 31, 1998....................     40,374
December 31, 1999....................     34,458

DISCONTINUED OPERATIONS:

     In late 1995, the Company closed the funeral home it operated in Fairfield, Ct. The Company had made improvements to the facility, which was owned by the principal stockholders of the Company. The remaining unamortized leasehold improvements in the amount of $270,377 were written off in 1996. There was no other income or expense associated with the discontinuation of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

November 12, 1997

To the Board of Directors
Allen J. Harden Funeral Home, Inc.

     We have audited the accompanying balance sheet of Allen J. Harden Funeral Home, Inc. as of December 31, 1996 and 1995 and the related statements of operations and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of Allen J. Harden Funeral Home, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allen J. Harden Funeral Home, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/  DAVID LOGAN, CPA PA
David Logan, CPA PA

                       ALLEN J. HARDEN FUNERAL HOME, INC.
                                 BALANCE SHEET
                           DECEMBER 31, 1996 AND 1995

                                          1996        1997
                                       ----------  ----------
               ASSETS
Current assets:
     Cash and cash equivalents.......  $  123,951  $   74,643
     Accounts receivable.............      52,895      56,544
     Allowance for doubtful
      accounts.......................     (15,000)     (1,000)
     Inventory.......................       9,502       5,124
                                       ----------  ----------
          Total current assets.......     171,348     135,311
Property and equipment
     Furniture & fixtures............      40,389      39,961
     Automotive equipment............     105,477      46,500
                                       ----------  ----------
          Total property and
             equipment...............     145,866      86,461
     Accumulated depreciation........     (37,349)    (15,246)
                                       ----------  ----------
                                          108,517      71,215
Other assets
     Goodwill (Net)..................      45,831      49,500
     Non-Compete agreement (Net).....       5,000      15,000
                                       ----------  ----------
          Total other assets.........      50,831      64,500
                                       ----------  ----------
          Total assets...............  $  330,696  $  271,026
                                       ==========  ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
     Accounts payable................  $   17,304  $   28,736
     Taxes withheld and payable......      24,833      15,242
     Accrued retirement
      contribution...................      14,351      13,922
     Deferred preneed revenue --
       Amount due within one year....      19,226       8,301
     Notes payable-Amount due within
      one year.......................       3,900       3,536
                                       ----------  ----------
          Total current
             liabilities.............      79,614      69,737
Long term debt:
     Deferred preneed-ITrust
      contracts......................      87,607      25,470
     Deferred preneed-STP
      contracts......................      43,498      50,737
     Note payable....................     125,000     125,000
     Installment note payable........      14,967      18,503
     Less amounts due within one
      year:
       Notes payable.................      (3,900)     (3,536)
       Deferred preneed revenue......     (19,226)     (8,301)
                                       ----------  ----------
          Total long term debt.......     247,946     207,873
Stockholder's equity:
     Common stock (1,000 shares
      authorized, $5 par value, 100
      shares issued and
      outstanding)...................         500         500
     Retained earnings (deficit).....       2,636      (7,084)
                                       ----------  ----------
          Total stockholder's
             equity..................       3,136      (6,584)
                                       ----------  ----------
             Stockholder's equity....  $  330,696  $  271,026
                                       ==========  ==========

    The Accompanying Notes are an Integral Part of the Financial Statements

                       ALLEN J. HARDEN FUNERAL HOME, INC.
                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                       ------------  ------------
Sales Revenue........................  $    670,374  $    411,478
Direct Expenses......................       163,874       119,674
                                       ------------  ------------
     Gross Profit....................       506,500       291,804
Operating Expenses:
Facilities...........................        46,430        42,970
Automotive...........................        30,048        16,524
Personnel............................       121,719       128,998
Supplies.............................         9,912        10,396
Business Services....................        10,653        10,238
Promotion............................        25,059        20,692
Miscellaneous Expense................         9,644         3,410
Amortization.........................        13,669        13,667
Interest expense.....................        13,872        10,787
Bad debt expense.....................        14,000         1,000
                                       ------------  ------------
          Total Operating Expenses...       295,006       258,682
                                       ------------  ------------
Net income...........................       211,494        33,122
Retained Earnings-(Deficit)
Beginning............................        (7,084)       70,198
Stockholder Distributions............      (201,774)     (110,404)
                                       ------------  ------------
Retained Earnings-(Deficit) Ending...  $      2,636  $     (7,084)
                                       ============  ============

    The accompanying notes are an integral part of the financial statements.

                       ALLEN J. HARDEN FUNERAL HOME, INC.
                            STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                       ------------  ------------
Cash flows from operating activities:
     Cash received from customers....  $    760,514  $    458,727
     Cash paid to suppliers and
      employees......................      (432,619)     (298,319)
     Interest paid...................       (13,872)      (10,787)
                                       ------------  ------------
     Net cash provided (used) by
      operating activities...........       314,023       149,621
                                       ------------  ------------
Cash flows from investing activities:
     Cash payments for the purchase
      of property....................       (59,405)      (45,102)
                                       ------------  ------------
     Net cash provided (used) by
      investing activities...........       (59,405)      (45,102)
                                       ------------  ------------
Cash flows from financing activities:
     Proceeds from issuance of
      long-term debt.................                      20,000
     Principal payments on long-term
      debt...........................        (3,536)       (1,497)
     Stockholder distributions.......      (201,774)     (110,404)
                                       ------------  ------------
     Net cash provided (used) by
      financing activities...........      (205,310)      (91,901)
                                       ------------  ------------
Net increase (decrease) in cash and
  equivalents........................        49,308        12,618
Cash and equivalents, beginning of
  year...............................        74,643        62,025
                                       ------------  ------------
Cash and cash equivalents, end of
  year...............................  $    123,951  $     74,643
                                       ============  ============
Reconciliation of net income to net
  cash provided by operating
  activities:
     Net Income......................  $    211,494  $     33,122
                                       ------------  ------------
     Adjustments to reconcile net
      income to net cash provided by
      operating activities:
          Depreciation and
              amortization...........        35,772        24,991
          (Increase) decrease in
              accounts receivable....        17,649        (5,556)
          (Increase) decrease in
              inventories............        (4,378)           61
          Increase (decrease) in
              accounts payable.......       (11,901)       18,936
          Increase (decrease) in
              accrued liabilities....        10,489        25,262
          Increase (decrease) in
              deferred preneed.......        54,898        52,805
                                       ------------  ------------
          Total adjustments..........       102,529       116,499
                                       ------------  ------------
     Net cash provided (used) by
      operating activities...........  $    314,023  $    149,621
                                       ============  ============
Non cash investing activity:
     Book value of vehicles traded
      in.............................  $      8,200  $          0

    The accompanying notes are an integral part of the financial statements.

                       ALLEN J. HARDEN FUNERAL HOME, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS ACTIVITY -- Allen J. Harden Funeral Home, Inc. (the Company) was incorporated under the laws of the State of Florida on June 23, 1994. The Company was originally named Mount Dora Funeral Home, Inc. and the name was changed to Allen J. Harden Funeral Home, Inc. in July, 1994. The Company acquired the assets of Joe E. and Anita Humphrey d/b/a Mount Dora Funeral Home pursuant to a contract for sale and purchase of business dated July 1, 1994.

     The Company owns and conducts a funeral home business located at 1704 North Donnelly Street in Mount Dora, Florida.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- Management estimates that the fair value of the Company's financial instruments at December 31, 1996 and 1995 did not differ materially from the carrying values reported in the accompanying balance sheets.

     CASH EQUIVALENTS -- For purposes of the statements of cash flows, the Company considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include money market accounts.

     INVENTORIES -- Inventories are stated at the lower of cost determined on a first-in, first-out basis or market.

     S CORPORATION INCOME TAX STATUS -- The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the financial statements.

     ADVERTISING -- The Company follows the policy of charging advertising costs to expense as incurred. Advertising expense was $14,102 and $13,937 for the years ended December 31, 1996 and 1995 respectively.

     PROPERTY -- EQUIPMENT AND DEPRECIATION -- Property and equipment are stated at cost. Depreciation is computed over the estimated useful life of the assets using the straight line method. Useful lives are as follows:

Furniture and equipment..............    7 years
Automotive equipment.................    5 years

     Depreciation expense amounted to $22,105 and $11,324 for the years ended December 31, 1996 and 1995 respectively.

     GOODWILL AND AMORTIZATION -- Terms of the July 1, 1994 contract for purchase of the business allocated $55,000 to business goodwill. This amount is being amortized by the straight line method over 15 years. Amortization of Goodwill amounted to $3,667 for each of the years ended December 31, 1996 and 1995.

     NONCOMPETE AGREEMENT -- Terms of the July 1, 1994 contract for purchase of the business allocated $30,000 to a noncompete agreement with the previous owner. The agreement is applicable for three years

                       ALLEN J. HARDEN FUNERAL HOME, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) within a radius of 25 miles. The amount is being amortized over three years. Amortization of the agreement amounted to $10,000 for each of the years ended December 31, 1996 and 1995.

     PRENEED PROGRAMS -- In addition to sales of funeral merchandise and services at the time of need, the Company also markets funeral services and products on a preneed basis. Preneed funeral contracts are arrangements where the Company agrees to furnish funeral merchandise and services in the future for a fee paid currently.

     Proceeds from the sale of preneed funeral contracts are not recognized as revenues until the time the funeral service is performed. The Company sold 56 and 45 preneed funeral contracts in the years ended December 31, 1996 and 1995, respectively. At December 31, 1996, the Company had a backlog of 171 preneed funeral contracts to be delivered in the future (81 of which were assumed from the previous owner). Deferred preneed revenue does not include amounts distributed to the previous owner on contracts assumed by the Company. Management estimates that trusted portion of the contracts will cover the Company's cost of providing the service.

     PRENEED TRUST FUNDS -- Preneed contracts are regulated by Chapter 497 of Florida Statutes which specify certain minimum trusting requirements under terms of a revocable trust instrument. Trusting requirements include:

     70% of retail services must be trusted.

     The greater of 30% of retail or 110% of wholesale cost of merchandise must be trusted.

     100% of cash advance items must be trusted.

     The Company has established trusts in connection with the sales of preneed funeral contracts in accordance with Florida Statutes. Trust earnings are not recognized until the funeral service is performed. Since the Company does not have access to the trust fund principal or earnings, the related assets and liabilities are not reflected on the Company's balance sheet. Trust balances are as follows:

                                          1996        1995
                                       ----------  ----------
Contracts written by Allen J. Harden
  Funeral Home, Inc.:
     Securities Trust Plan (STP).....  $   71,194  $   83,196
     Suntrust (I-Trust)..............     120,898      35,419
Contracts written by the previous
  owner and assumed by Allen J.
  Harden Funeral Home, Inc.:
     Securities Trust Plan (STP).....      69,730      67,924
                                       ----------  ----------
     Trust balances..................  $  261,822  $  186,539
                                       ----------  ----------

NOTE 2 -- DEFERRED PRENEED REVENUE

     Nontrusted portions of preneed contracts have been distributed to the Company and are included in cash and cash equivalents. Proceeds are not recognized as revenue until the funeral service is provided. The following is a summary of deferred preneed revenue:

                                          1996       1995
                                       ----------  ---------
Trust Contracts......................  $   87,607  $  25,470
STP Contracts........................      43,498     50,737
                                       ----------  ---------
                                          131,105     76,207
Estimated amount due within one
  year...............................      19,226      8,301
                                       ----------  ---------
                                       $  111,879  $  67,906
                                       ----------  ---------

                       ALLEN J. HARDEN FUNERAL HOME, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- LONG TERM DEBT

     Long term debt consists of the following at December 31:

                                          1996        1995
                                       ----------  ----------
Note payable to a bank, payable in 60
  monthly installments of $409
  including interest at 8.0%,
  collateralized by automotive
  equipment..........................  $   14,967  $   18,503
Note payable to an individual,
  interest at 8.0% is payable
  quarterly, unsecured, personally
  guaranteed by Allen J. Harden note
  is due January 1, 2000.............     125,000     125,000
                                       ----------  ----------
                                          139,967     143,503
     Less amount due within one
     year............................       3,900       3,536
                                       ----------  ----------
                                       $  136,067  $  139,967
                                       ==========  ==========

Maturity of long term debt is as follows:

Year ended December 31:
     1997............................      3,900
     1998............................      4,171
     1999............................      4,517
     2000............................    127,379

NOTE 4 -- RETIREMENT PLAN

     On December 2, 1995 the Company established a Simplified Employee Pension Plan for the benefit of eligible employees. Employees must be at least twenty one years old and worked in at least three of the immediately preceding five years. Participants may contribute a portion of their compensation, up to 15%, to the plan. Company contributions are discretionary. Contributions were $8,408 and $13,922 for the years ended December 31, 1996 and 1995 respectively.

NOTE 5 -- LEASE

     The Company leases the building under terms of a three year lease dated July 1, 1994 which provides for an option to extend for an additional two years. The basic monthly rental amount is $1,656 to which is added sales tax, personal property taxes, and real estate taxes in excess of $500. The option to extend was exercised to December 31, 1997 at which time the rent is on a month to month basis. Rent expense under the lease amounted to $23,035 and $25,054 for the years ended December 31, 1996 and 1995 respectively. The following is a schedule of noncancelable lease commitments under the original and extended lease:

Year ended December 31
     1997............................  $  19,872

NOTE 6 -- CONTINGENCY

     The Company agreed to assume responsibility for all prepaid funeral arrangements entered into by the previous owner prior to July 30, 1994. Management believes that all such arrangements are known and that the trusted portion of the contracts will cover the Company's cost of providing the service.

NOTE 7 -- SUBSEQUENT EVENT -- SALE OF THE BUSINESS

     On June 20th, 1997 the Company and its shareholder entered into an asset purchase agreement with Carriage Funeral Holdings, Inc. Terms of the contract provide for transfer of a substantial portion of the Company's assets along with other assets of the shareholder for a total acquisition amount of $1,592,500.

                                AUDITOR'S REPORT

Board of Directors and Stockholders
  of McNary-Moore Funeral Service, Inc.
  Colusa, California

     We have audited the accompanying balance sheets of McNary-Moore Funeral Service, Inc. (a California corporation) as of December 31, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McNary-Moore Funeral Service, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

BARTIG, BASLER & RAY, CPAs, INC.

July 3, 1997

                       MCNARY-MOORE FUNERAL SERVICE, INC.
                           COMPARATIVE BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                          1996        1995
                                       ----------  ----------
               ASSETS
Current Assets
     Cash (Note 2)...................  $   65,130  $  114,380
     Accounts receivable -- Net of
      allowance for bad debts (Note
      3).............................      42,271      41,689
     Inventory (Note 4)..............      31,803      29,944
     Prepaid expense (Note 5)........      14,431      14,326
                                       ----------  ----------
          Total Current Assets.......     153,635     200,339
                                       ----------  ----------
Fixed Assets
     Property and equipment -- Net of
      allowance for depreciation
      (Note 6).......................      40,367      41,319
                                       ----------  ----------
Other Assets
     Memberships.....................         500         500
     Goodwill........................       2,000       2,000
                                       ----------  ----------
          Total Other Assets.........       2,500       2,500
                                       ----------  ----------
             Total Assets............  $  196,502  $  244,158
                                       ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable................  $    8,461  $    9,642
     Taxes payable...................       3,577       5,952
     Salaries payable................       7,668      15,242
     Deferred rental income..........       1,140         690
                                       ----------  ----------
          Total Current
             Liabilities.............      20,846      31,526
                                       ----------  ----------
Stockholders' Equity
     Capital stock, par value $50,
      1,500 shares authorized, 1,200
      shares
       issued and outstanding........      60,000      60,000
     Additional paid-in capital......       4,068       4,068
     Retained earnings...............     111,588     148,564
                                       ----------  ----------
          Total Stockholders'
             Equity..................     175,656     212,632
                                       ----------  ----------
             Total Liabilities and
               Stockholders'
               Equity................  $  196,502  $  244,158
                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                       MCNARY-MOORE FUNERAL SERVICE, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                1996                   1995
                                        --------------------    -------------------
                                         AMOUNT      PERCENT     AMOUNT     PERCENT
                                        ---------    -------    --------    -------
Sales, Net of Discounts Allowed......   $ 360,387     100.0%    $395,732     100.0%
Cost of Sales........................      57,097      15.8       68,766      17.4
                                        ---------    -------    --------    -------
Gross Profit on Sales................     303,290      84.2      326,966      82.6
Operating Expenses...................     244,037      67.7      246,762      62.3
                                        ---------    -------    --------    -------
Net Income from Operations...........      59,253      16.5       80,204      20.3
Other Income.........................      11,654       3.2       10,576       2.7
                                        ---------    -------    --------    -------
Net Income...........................      70,907      19.7%      90,780      22.9%
                                                     =======                =======
Retained Earnings, Beginning of
  Year...............................     148,564                106,941
Dividends Paid.......................    (107,883)               (49,157)
                                        ---------               --------
Retained Earnings, End of Year.......   $ 111,588               $148,564
                                        =========               ========

   The accompanying notes are an integral part of these financial statements.

                       MCNARY-MOORE FUNERAL SERVICE, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEAR ENDED DECEMBER 31, 1996 AND 1995

                                           1996         1995
                                       ------------  ----------
Cash Flows from Operating Activities
     Net income......................  $     70,907  $   90,780
     Adjustments to reconcile net
      income to net cash provided by
      operating activities
          Depreciation...............         2,315       2,274
     (Increase) decrease in:
          Accounts receivable........          (582)    (15,477)
          Inventory..................        (1,859)     (2,962)
          Prepaid expenses...........          (105)      3,248
     Increase (decrease) in:
          Accounts payable...........        (1,181)      1,772
          Taxes payable..............        (2,375)      1,873
          Salaries payable...........        (7,573)      8,525
          Deferred rental income.....           450        (225)
                                       ------------  ----------
             Net Cash Provided by
               Operating
               Activities............        59,997      89,808
                                       ------------  ----------
Cash Flows from Investing Activities
     Purchase buildings and
     improvements....................          (397)     --
     Purchase of fixtures, furniture
      and equipment..................          (967)     (7,983)
                                       ------------  ----------
          Net Cash Flows from
             Investing Activities....        (1,364)     (7,983)
                                       ------------  ----------
Cash Flows from Financing Activities
  Dividends paid.....................      (107,883)    (49,157)
                                       ------------  ----------
Net Increase (Decrease) in Cash......       (49,250)     32,668
Cash at Beginning of Year............       114,380      81,712
                                       ------------  ----------
Cash at End of Year..................  $     65,130  $  114,380
                                       ============  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash Paid During the Year
     Interest........................  $    --       $   --
     Income Taxes....................       --           --

   The accompanying notes are an integral part of these financial statements.

                      MCNARY-MOORE FUNERAL SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A.  BASIS OF ACCOUNTING

     The Corporation's financial records are maintained on the accrual basis of accounting. Under the accrual basis, revenues are recognized when earned and expenses are recognized when incurred without regard to when payment is received or paid.

  B.  INVENTORY

     Inventory is stated at cost using the first-in, first-out method of valuation.

  C.  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of the assets.

  D.  INCOME TAXES/YEAR END

     Under the provisions of Subchapter S of the Internal Revenue Code, the Corporation has elected not to be subject to the federal income tax. As a result and by consent of the shareholders to the election, the shareholders are liable for the federal income tax on the income of the Corporation whether distributed or not. Therefore, no provision has been made in the financial statements for federal income tax.

     The balance in retained earnings represents undistributed income that has been previously taxed to the shareholders.

  E.  TRUST FUNDS

     The Corporation is liable for performance under prepaid financial arrangements as evidenced by funds on deposit in savings accounts in the names of corporate officers and other trustees for McNary-Moore Funeral Service, Inc. The amounts of $192,191 and $131,617 at December 31, 1996 and 1995, respectively, represented savings accounts deposits and offsetting liability accounts to individuals for prepaid funerals. These amounts are considered trust funds and are not reflected in the balance sheets of the Corporation.

NOTE 2: CASH

                                         1996        1995
                                       ---------  ----------
Petty Cash...........................  $      75  $       75
Cash in bank -- Commercial...........     16,678      27,224
Cash in bank -- Savings..............     48,377      87,080
                                       ---------  ----------
     Total...........................  $  65,130  $  114,379
                                       =========  ==========

                      MCNARY-MOORE FUNERAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3: ACCOUNTS RECEIVABLE

     Accounts receivable on December 31 consisted of the following:

                                         1996        1995
                                       ---------  ----------
Accounts receivable..................  $  37,425  $   37,434
Accommodation items..................      4,610       3,949
Sundry accounts receivable...........        236         306
                                       ---------  ----------
     Total...........................     42,271      41,689
Less allowance for bad debts.........     --          --
                                       ---------  ----------
     Total...........................  $  42,271  $   41,689
                                       =========  ==========

NOTE 4: INVENTORY

     Inventory on December 31 consisted of the following:

                                         1996       1995
                                       ---------  ---------
Merchandise..........................  $  30,583  $  28,424
Supplies.............................      1,220      1,520
                                       ---------  ---------
     Total...........................  $  31,803  $  29,944
                                       =========  =========

NOTE 5: PREPAID EXPENSES

     Prepaid expenses on December 31 consisted of the following:

                                         1996       1995
                                       ---------  ---------
Insurance............................  $   7,604  $   7,903
Taxes and licenses...................      3,892      3,871
Other................................      2,935      2,552
                                       ---------  ---------
     Total...........................  $  14,431  $  14,326
                                       =========  =========

NOTE 6: PROPERTY AND EQUIPMENT

     Property and equipment are summarized by major classifications as follows:

                                          1996        1995
                                       ----------  ----------
Land.................................  $   24,986  $   24,986
Buildings and improvements...........     111,988     111,591
Fixtures, furniture and equipment....      53,900      53,834
Automobiles..........................      38,267      38,267
                                       ----------  ----------
     Total...........................     229,141     228,678
Less allowance for depreciation......    (188,774)   (187,359)
                                       ----------  ----------
     Total...........................  $   40,367  $   41,319
                                       ==========  ==========

NOTE 7: PENSION PLAN

     The Corporation contributes to SEP/IRA plans for substantially all of its employees. The contributions and costs are determined as 4.5 percent of each covered employee's salary and totaled $5,633 for the year ended December 31, 1996 and $5,016 for the year ended December 31, 1995.

                      MCNARY-MOORE FUNERAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8: SUBSEQUENT EVENT

     Subsequent to year end, an offer was accepted to sell substantially all the assets of the Corporation with the exception of certain parcels of real property. The pending sale and transfer was intended to occur as of July 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Sidun Funeral Group, Inc.
Formerly Known As
John E. Day, Bedle & Braun Funeral Homes
Red Bank, New Jersey

     We have audited the accompanying combined balance sheets of Sidun Funeral Group, Inc., Formerly Known As John E. Day, Bedle & Braun Funeral Homes, as of December 31, 1996 and 1995 and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the management of Sidun Funeral Group, Inc., Formerly Known As John E. Day, Bedle & Braun Funeral Homes. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sidun Funeral Group, Inc., Formerly Known As John E. Day, Bedle & Braun Funeral Homes as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

SOBEL & CO., LLC
Certified Public Accountants

January 12, 1998

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
                            COMBINED BALANCE SHEETS

                                              DECEMBER 31,
                                       --------------------------
                                           1996          1995
                                       ------------  ------------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $    330,861  $    543,744
     Accounts receivable (net of
      allowance for doubtful accounts
      of $24,675 in 1996 and $17,250
      in 1995).......................       400,248       315,623
     Marketable equity
      securities--available for
      sale...........................        51,959        42,014
     Inventories.....................        65,861        60,987
     Due from officers...............        96,017        96,017
     Other current assets............         6,374         1,800
                                       ------------  ------------
          Total Current Assets.......       951,320     1,060,185
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation...........     1,189,613       924,034
OTHER ASSETS.........................        25,114        25,702
                                       ------------  ------------
                                       $  2,166,047  $  2,009,921
                                       ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
      debt...........................  $    167,878  $    118,118
     Accounts payable and accrued
      expenses.......................       171,478        75,852
     Accrued pension and
      profit-sharing plan
      contributions..................        18,590        39,325
                                       ------------  ------------
          Total Current
              Liabilities............       357,946       233,295
                                       ------------  ------------
LONG-TERM DEBT.......................       740,843       747,856
                                       ------------  ------------

    COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock....................         3,000         3,000
     Unrealized holding gains........         7,685         4,835
     Retained earnings...............     1,316,573     1,280,935
                                       ------------  ------------
                                          1,327,258     1,288,770
     Less:  Treasury stock, at
      cost...........................       260,000       260,000
                                       ------------  ------------
          Total Stockholders'
              Equity.................     1,067,258     1,028,770
                                       ------------  ------------
                                       $  2,166,047  $  2,009,921
                                       ============  ============

                  See notes to combined financial statements.

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                           FOR THE YEAR ENDED
                                              DECEMBER 31,
                                       --------------------------
                                           1996          1995
                                       ------------  ------------
REVENUES.............................  $  4,290,241  $  3,830,926
DIRECT COSTS.........................     2,004,584     1,601,112
                                       ------------  ------------
GROSS PROFIT.........................     2,285,657     2,229,814
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     1,867,228     1,604,180
                                       ------------  ------------
INCOME FROM OPERATIONS...............       418,429       625,634
OTHER INCOME.........................        23,946        16,883
INTEREST EXPENSE.....................       (72,463)      (91,455)
                                       ------------  ------------
INCOME BEFORE INCOME TAXES...........       369,912       551,062
                                       ------------  ------------
PROVISION FOR INCOME TAXES:
     Current.........................        (6,862)      (13,893)
                                       ------------  ------------
                                             (6,862)      (13,893)
                                       ------------  ------------
NET INCOME...........................       363,050       537,169
RETAINED EARNINGS:
     Beginning of Year...............     1,280,935     1,093,766
     Dividends Paid..................      (327,412)     (350,000)
                                       ------------  ------------
     End of Year.....................  $  1,316,573  $  1,280,935
                                       ============  ============

                  See notes to combined financial statements.

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
                       COMBINED STATEMENTS OF CASH FLOWS

                                              FOR THE YEAR
                                           ENDED DECEMBER 31,
                                       --------------------------
                                           1996          1995
                                       ------------  ------------
CASH FLOWS PROVIDED BY (USED FOR):
     OPERATING ACTIVITIES:
     Net Income......................  $    363,050  $    537,169
       Adjustments to reconcile net
        income to net cash provided
        by operating activities:
          Depreciation and
             amortization............       111,723       127,073
          Gain on securities.........       --             (1,105)
          Gain on sale of assets.....        (1,688)       (2,700)
       Changes in certain assets and
        liabilities:
          Accounts receivable........       (84,625)      (47,827)
          Inventories................        (4,874)       23,809
          Other assets...............        (5,637)      --
          Accounts payable and
             accrued expenses........        95,626         8,121
          Accrued pension and
             profit-sharing plan
             contributions...........       (20,735)      (27,618)
                                       ------------  ------------
       Net Cash Provided by Operating
        Activities...................       452,840       616,922
                                       ------------  ------------
INVESTING ACTIVITIES:
     Cash proceeds from the sale of
      property.......................         6,500         2,700
     Purchases of property and
      equipment......................      (380,463)     (222,316)
     Purchases of marketable equity
      securities.....................        (7,095)       (2,276)
     Repayment of advance to
      officers.......................       --             84,820
                                       ------------  ------------
          Net Cash Used for Investing
             Activities..............      (381,058)     (137,072)
                                       ------------  ------------
FINANCING ACTIVITIES:
     Proceeds from long-term debt....       197,000       --
     Repayment of long-term debt.....      (154,253)     (107,148)
     Dividends paid..................      (327,412)     (350,000)
                                       ------------  ------------
          Net Cash (Used for)
             Financing Activities....      (284,665)     (457,148)
                                       ------------  ------------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS...................      (212,883)       22,702
CASH AND CASH EQUIVALENTS:
     Beginning of year...............       543,744       521,042
                                       ------------  ------------
     End of year.....................  $    330,861  $    543,744
                                       ============  ============

                  See notes to combined financial statements.

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE 1 -- ORGANIZATION:

     The Sidun Financial Group, Inc., Formerly Known As John E. Day, Bedle & Braun Funeral Homes (the "Companies") provide funeral services from four locations in Monmouth County, New Jersey.

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES:

  PRINCIPLES OF COMBINATION:

     The financial statements include the accounts of John E. Day Funeral Home, Inc., Braun Funeral Home, Inc. and John E. Day--Bedle Funeral Home, Inc. (see
Note 14). The three companies are related by common ownership. All intercompany balances and transactions have been eliminated in the financial statements.

  CASH EQUIVALENTS:

     For purposes of the financial statements, the Companies considered all highly liquid debt instruments purchased with an original maturity of less than ninety days to be cash equivalents.

  MARKETABLE EQUITY SECURITIES:

     Marketable equity securities, which are considered available for sale, consist primarily of mutual funds and are stated at fair value.

  ACCOUNTS RECEIVABLE:

     Current earnings are charged and an allowance is credited with a provision for doubtful accounts based on experience. Accounts deemed uncollectible are charged against this allowance. Receivables are reported on the balance sheet net of the allowance.

  INVENTORIES:

     Inventories consist primarily of burial materials and supplies and are stated at the lower of cost or market on the first-in, first-out basis.

  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are recorded at cost. For financial reporting, the straight-line method for depreciation is used based on the estimated useful lives of the assets.

  INTANGIBLE ASSETS:

     Intangible assets are recorded at cost and are amortized using the straight-line method over the estimated useful life of the assets.

  INCOME TAXES:

     The Companies have elected to be an "S" Corporation, whereby the stockholders account for their share of the Companies' earnings, losses, deductions, and credits on their Federal and state income tax returns. Accordingly, these statements do not include any provision for Federal income taxes. The Companies are still subject to applicable state income taxes.

     The Companies utilize Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences that have been recognized in the Companies' financial

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
statements or tax returns and available net operating loss carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all enacted changes in tax law or rates. Temporary differences result from different book and tax methods of accounting for depreciation and tax deductibility differences related to accrued bad debts.

  USE OF ESTIMATES:

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -- RELATED PARTY TRANSACTIONS:

     Amounts due from officers are non-interest bearing and do not have any specific repayment terms.

     Office facilities are occupied under leases with related parties. See Note
8.

     Certain notes payable to related parties are reported in Note 6.

NOTE 4 -- PROPERTY AND EQUIPMENT:

     Property and equipment is comprised as follows:

                                        ESTIMATED          DECEMBER 31,
                                          USEFUL    --------------------------
                                           LIFE         1996          1995
                                        ----------  ------------  ------------
Land.................................       --      $    104,100  $     84,100
Buildings............................    39 years        491,577       313,968
Vehicles.............................    5 years         476,797       374,362
Furniture and equipment..............   5-7 years        908,882       887,489
Leasehold improvements...............    31 years        301,679       293,479
                                                    ------------  ------------
                                                       2,283,035     1,953,398
Less accumulated depreciation........                  1,093,422     1,029,364
                                                    ------------  ------------
                                                    $  1,189,613  $    924,034
                                                    ============  ============

NOTE 5 -- INTANGIBLE ASSETS:

     Intangible assets are included in other assets and are comprised as follows:

                                                           DECEMBER 31,
                                        AMORTIZATION   ---------------------
                                           PERIOD        1996        1995
                                        -------------  ---------  ----------
Covenant not to compete..............      5 years     $  --      $  125,000
Unamortized closing costs............     30 years        24,002      24,002
                                                       ---------  ----------
                                                          24,002     149,002
Less accumulated amortization........                      3,338     127,750
                                                       ---------  ----------
                                                       $  20,664  $   21,252
                                                       =========  ==========

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- LONG-TERM DEBT:

     Long-term debt consists of the following:

                                            DECEMBER 31,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------
Note payable $3,600 per month plus
  interest at 8.1%, originally due
  July 1995, refinanced and extended
  through July 2000, at which time
  the remaining balance of $217,114
  is due, collateralized by certain
  assets and a first mortgage on real
  property owned by a stockholder and
  guaranteed by the officers of the
  Companies..........................  $  371,914  $  415,114
Note payable $2,516 per month plus
  interest at 8.5%, originally due
  February 1995 extended through
  February 2001, collateralized by
  land and building owned by the
  officers of the Companies..........     125,770     155,957
Unsecured note payable $1,182 per
  month including interest at 8 1/2%
  to a party related to the
  stockholders of the Companies
  through February 2006, and
  guaranteed by the Companies'
  stockholders.......................      57,596      74,618
Note payable $787 per month including
  interest at 6.25% through February
  1996, collateralized by an auto....      --           1,483
Unsecured note payable $2,083 per
  month with no interest through
  January 1999.......................      52,083      --
Note payable $1,208, per month plus
  interest at prime plus 1/2% through
  August 1999, at which time the
  remaining balance of $146,209 is
  due, collateralized by certain
  assets and guaranteed by Bedle
  Funeral Home, Inc..................     183,667     198,167
Installment notes collateralized by
  certain automobiles, payable in
  monthly installments plus interest
  at rates ranging from 6.95% to
  11.5% as follows:
     1997 $33,441, 2000 $19,394 and
      1998 $32,245
       1998 $32,245, 2001 $627 and
      1999 $30,740...................     116,447      16,678
Unsecured note payable $208 per month
  plus interest at prime plus 3/4%
  through July 1997..................       1,244       3,957
                                       ----------  ----------
                                          908,721     865,974
Less current maturities..............     167,878     118,118
                                       ----------  ----------
                                       $  740,843  $  747,856
                                       ==========  ==========

     Long-term debt matures as follows:

                  YEAR
----------------------------------------
1997....................................  $  167,878
1998....................................     169,187
1999....................................     133,945
2000....................................     306,395
2001....................................     111,167
Thereafter..............................      20,149
                                          ----------
                                          $  908,721
                                          ==========

NOTE 7 -- PROFIT SHARING PLAN:

     The Companies have a non-contributory profit sharing plan covering substantially all full time employees. The Companies' discretionary contributions to the plans are determined by the Board of Directors.

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In addition, the Companies have a non-contributory money purchase pension plan covering substantially all full time employees.

     For the years ended December 31, 1996 and 1995, the Companies' contributions to these plans amounted to $100,000 and $99,274. Included in current liabilities is $20,050 and $39,325 of contributions owed to the plans.

NOTE 8 -- LONG-TERM LEASES:

     The Companies operate from three locations owned by a stockholder and one owned by a member of the stockholder's family under the terms of operating leases. The leases provide for minimum annual rents plus contingent escalations plus other costs such as real estate taxes and repairs and maintenance. Rent expense paid under these leases amounted to $349,150 and $349,200 in 1996 and 1995, which included minimum rent of $280,800 in each year.

     Future minimum rentals required under the terms of these leases are as follows:

YEAR
-----
1997....................................  $  72,000

NOTE 9 -- CONCENTRATION OF RISK:

     The companies maintain cash balances in several accounts at two banks in New Jersey. Each account is insured by the Federal Deposit Insurance Corporation up to $100,000. During the year, the Companies occasionally had balances in excess of FDIC insured amounts.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     Under an agreement with a former officer dated October 29, 1986, the Company has the following commitments:

          (a) To employ the former officer at an annual salary of $31,200 until August 30, 1996.

          (b) Upon termination of the employment, the former officer will be retained as a consultant for a period of ten years at $10,000 per year.

     The above commitments terminate upon the death of the former officer.

     In accordance with agreements between each Company and the stockholders, upon the death of either, the surviving stockholder has the option to purchase from the decedent's estate all of his shares of the capital stock in the Company. The purchase price shall be the decedents' percentage of stock ownership at the time of his death multiplied by an agreed upon aggregate value of the stock. If the surviving stockholder does not exercise his option within thirty days, the Company shall be required to purchase all of the decedent's shares.

     The purchase price shall be funded from the proceeds of term life insurance policies maintained by each stockholder, and the remaining balance, if any, is to be paid over 120 equal monthly installments. The insurance policies name the surviving stockholder as the beneficiary.

     The agreements further provide that during his lifetime, a stockholder may not sell his stock without a right of first refusal to the other stockholder at the lower of the price which the offer or stockholder proposes to sell such stock or the price stipulated in the stockholders' agreement.

                           SIDUN FUNERAL GROUP, INC.
                               FORMERLY KNOWN AS
                    JOHN E. DAY, BEDLE & BRAUN FUNERAL HOMES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11 -- COMMON STOCK:

     At December 31, 1996 and 1995, the common stock of the companies is comprised as follows:

                                        PAR     AUTHORIZED     ISSUED     TREASURY     OUTSTANDING
                                        ----    -----------    -------    ---------    ------------
John E. Day Funeral Home, Inc........    No          100          100          90            10
Braun Funeral Home, Inc..............    No          100          100          --           100
John E. Day -- Bedle Funeral Home,
  Inc................................    No          100          100          --           100

NOTE 12 -- SUPPLEMENTAL CASH FLOWS DISCLOSURE:

     In accordance with the provisions of FASB 95, the following information is provided:

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
State income taxes paid..............  $  16,228  $   8,836
                                       =========  =========
Interest costs paid..................  $  72,799  $  92,321
                                       =========  =========

NOTE 13 -- MARKETABLE EQUITY SECURITIES:

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
Available-for-sale securities:
     Mutual Funds, at cost...........  $  44,274  $  37,179
     Gross unrealized gains..........      7,685      4,835
                                       ---------  ---------
                                       $  51,959  $  42,014
                                       =========  =========

     Changes in the unrealized holding gains on investment securities available for sale during the years ended December 31, 1996 and 1995, and reported as a separate component of stockholder's equity are as follows

                                           DECEMBER 31,
                                       --------------------
                                         1996       1995
                                       ---------  ---------
Beginning balance....................  $   4,835  $  --
Unrealized holding gains.............      2,850      4,835
                                       ---------  ---------
Ending balance.......................  $   7,685  $   4,835
                                       =========  =========

NOTE 14 -- SUBSEQUENT EVENTS:

     In June 1997, John E. Day Funeral Home, Inc., John E. Day Bedle Funeral Home, Inc. and Braun Funeral Home, Inc. merged and the surviving entity was John
E. Day Funeral Home, Inc. Simultaneously with the merger, the name was changed to Sidun Funeral Group, Inc.

     On November 13, 1997, Sidun Funeral Group, Inc.'s stockholders agreed to sell substantially all assets of the Company, excluding cash, to Carriage Services, Inc. for an amount in excess of book value. In a separate transaction, Carriage Services, Inc. also purchased the real estate where the Companies operate (three locations owned by a stockholder and one owned by a member of the stockholder's family).

     During December 1997, the Board of Directors unanimously elected to liquidate the Company. All remaining assets were distributed to the stockholders upon liquidation.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Carriage Services, Inc.
Houston, Texas

     We have audited the accompanying combined balance sheets of Forest Lawn/Evergreen Management Corporation (a Florida corporation) and affiliates as of August 31, 1997 and 1996, and the related combined statements of income, retained earnings, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Forest Lawn/Evergreen Management Corporation and affiliates as of August 31, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 8 to the financial statements, certain errors resulting in overstatement and understatement of previously reported assets and liabilities and revenues and expenses associated with preneed funeral sales as of August 31, 1995, were discovered by management of the Companies in 1996. Accordingly, an adjustment has been made to retained earnings as of September 1, 1995, to correct the error.

     As discussed in Note 9 to the financial statements, the entities being reported in the combined financial statements of Forest Lawn/Evergreen Management Corporation have been modified to exclude LaGrange Funeral Home, Inc.

                                          SALTMARSH, CLEAVELAND & GUND

Panama City, Florida
January 23, 1998

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
                            COMBINED BALANCE SHEETS
                            AUGUST 31, 1997 AND 1996

                                                          RESTATED
                                            1997            1996
                                       --------------  --------------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents (Notes
     1, 4 and 6).....................  $      589,926  $      408,324
     Accounts receivable -- trade
       (Notes 1, 4 and 6)............         256,390         179,018
     Accounts receivable -- other
       (Notes 1, 4 and 6)............           3,627           6,214
     Contracts receivable -- current
       portion (Notes 1, 4 and 6)....         722,714         515,513
     Loan receivable -- current
       portion (Note 6)..............           4,088           3,683
     Inventory (land at cost)........       1,585,537       1,567,088
                                       --------------  --------------
          Total current assets.......       3,162,282       2,679,840
                                       --------------  --------------
PROPERTY AND EQUIPMENT: (Notes 1 and
2)
     Building and improvements.......       1,206,438       1,120,653
     Furniture and equipment.........         989,944         953,799
                                       --------------  --------------
                                            2,196,382       2,074,452
     Less accumulated depreciation...      (1,098,422)       (907,418)
                                       --------------  --------------
     Net property and equipment......       1,097,960       1,167,034
                                       --------------  --------------
OTHER ASSETS:
     Deposits........................           2,275           2,275
     Investments -- Trust funds
       (Notes 1, 6 and 10)...........       5,883,886       4,956,881
     Due from affiliates (Note 3)....         178,651         229,918
     Contracts receivable -- net of
       current portion (Notes 1, 4
       and 6)........................       1,673,376       1,202,863
     Loans receivables -- net of
       current portion (Note 6)......          66,106          70,193
     FSI receivables (Note 6)........         573,460         690,256
     Deferred obtaining costs (Note
     1)..............................          98,452          64,229
     Organization costs..............               0             265
                                       --------------  --------------
          Total other assets.........       8,476,206       7,216,880
                                       --------------  --------------
TOTAL ASSETS.........................  $   12,736,448  $   11,063,754
                                       ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................  $      170,844  $      203,778
  Cash deposits from customers.......          80,476          37,350
  Line of credit (Note 2)............               0          51,325
  Income taxes payable (Notes l and
     5)..............................         173,271          61,160
  Current portion of deferred income
     taxes (Notes 1 and 5)...........         223,586         304,477
  Current portion of long-term debt
     (Notes 2 and 6).................         161,487         146,134
                                       --------------  --------------
          Total current
          liabilities................         809,664         804,224
                                       --------------  --------------
LONG-TERM LIABILITIES:
  Notes payable (Notes 2 and 6) (net
     of current maturities)..........       2,633,141       2,790,975
  Accrued cost of presold merchandise
     (Notes 1 and 8).................       2,531,968       2,239,836
  Deferred revenue (Note 1)..........       4,933,778       4,387,056
  Deferred income taxes (Notes 1 and
     5) (net of current portion).....         277,590         283,914
                                       --------------  --------------
          Total long-term
          liabilities................      10,376,477       9,701,781
                                       --------------  --------------
          Total liabilities..........      11,186,141      10,506,005
                                       --------------  --------------
STOCKHOLDERS' EQUITY:
  Common stock, authorized, issued
     and outstanding, 1,000 shares;
     par value of $25.50.............          25,500          25,500
  Paid in capital....................          34,077          34,077
  Retained earnings..................       1,106,434         426,650
  Unrealized holding gain on
     investment securities (Note
     10).............................         384,296          71,522
                                       --------------  --------------
          Total stockholders'
          equity.....................       1,550,307         557,749
                                       --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY...............................  $   12,736,448  $   11,063,754
                                       ==============  ==============

                       See independent auditor's report.

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                      YEARS ENDED AUGUST 31, 1997 AND 1996

                                                      RESTATED
                                           1997         1996
                                       ------------   ---------
REVENUES.............................  $  4,223,319   $2,862,695
COST OF SALES........................     1,295,665     755,461
                                       ------------   ---------
GROSS PROFIT.........................     2,927,654   2,107,234
                                       ------------   ---------
COST OF OPERATIONS:
     Selling, general and
      administrative expenses........     1,918,893   1,703,004
     Depreciation....................       191,004     133,794
                                       ------------   ---------
          Total cost of operations...     2,109,897   1,836,798
                                       ------------   ---------
INCOME FROM OPERATIONS...............       817,757     270,436
                                       ------------   ---------
OTHER INCOME (EXPENSES):
     Interest income.................       304,153     282,979
     Interest expense................      (279,986)   (228,360)
     Provision for cancellation......       (52,983)    (88,013)
     Bad debt recovery...............           575         879
     Gain on sale of assets..........             0       3,336
     Amortization....................          (264)     (3,126)
     Miscellaneous expense...........       (62,489)    (77,026)
     Other income....................        41,961      19,405
                                       ------------   ---------
          Total other income
            (expenses)...............       (49,033)    (89,926)
                                       ------------   ---------
NET INCOME BEFORE INCOME TAXES.......       768,724     180,510
                                       ------------   ---------
PROVISION FOR INCOME TAXES (NOTES 1
  AND 5).............................        88,940      74,037
                                       ------------   ---------
NET INCOME...........................       679,784     106,473
                                       ------------   ---------
RETAINED EARNINGS -- BEGINNING OF
  YEAR...............................       426,650   1,427,994
PRIOR PERIOD ADJUSTMENTS (NOTE 8)....             0  (1,107,817)
                                       ------------   ---------
RETAINED EARNINGS -- BEGINNING OF
  YEAR-AS RESTATED...................       426,650     320,177
                                       ------------   ---------
RETAINED EARNINGS -- END OF YEAR.....  $  1,106,434   $ 426,650
                                       ============   =========

                       See independent auditor's report.

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
                       COMBINED STATEMENTS OF CASH FLOWS
                      YEARS ENDED AUGUST 31, 1997 AND 1996

                                                        RESTATED
                                             1997         1996
                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES --
     Net income.........................  $   679,784  $   106,473
     Adjustments to reconcile net income
      to net cash provided by operating
      activities --
          Depreciation and
            amortization................      191,268      137,327
          Deferred income tax
            adjustments.................      (87,215)     (30,941)
          (Gain) loss on disposal of
            property....................                    (3,336)
          (Increase) decrease in
            operating assets --
               Accounts/contracts
                 receivable.............     (752,499)      25,174
               Inventory................      (18,449)     (75,874)
               Loans receivable.........        3,682        3,317
               FSI receivable...........      116,796      167,987
               Deferred obtaining
                 costs..................      (34,223)      (3,093)
          Increase (decrease) in
            operating liabilities --
               Accounts
                 payable -- trade.......      (32,934)     (43,453)
               Deferred revenues........      546,722      248,527
               Accrued merchandise
                 cost...................      292,132       71,424
               Accrued expenses.........      155,237       31,136
                                          -----------  -----------
                    Net cash provided by
                       operating
                       activities.......    1,060,301      634,668
                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of fixed assets...........     (121,930)    (660,961)
     Proceeds of sale of assets.........                    46,170
     Purchase of available for sale
      securities........................     (614,230)    (443,258)
                                          -----------  -----------
                    Net cash used by
                       investing
                       activities.......     (736,160)  (1,058,049)
                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of long-term debt.........     (193,806)    (197,771)
     Due from affiliates................       51,267     (116,024)
     Loan proceeds......................                   626,325
                                          -----------  -----------
                    Net cash provided
                       (used) by
                       financing
                       activities.......     (142,539)     312,530
                                          -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................      181,602     (110,851)
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................      408,324      519,175
                                          -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..................................  $   589,926  $   408,324
                                          ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
     Cash paid during the period for:
          Interest......................  $   258,852  $   228,360
          Income taxes..................       64,044            0

                        See independent auditor's report

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                            AUGUST 31, 1997 AND 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  COMPANY'S ACTIVITIES AND ORGANIZATION:

     The Companies own and operate funeral homes and cemeteries throughout the Southeast United States. The Companies perform personal and professional services related to funerals and interments at its funeral homes and cemeteries. Prearranged funerals and preneed cemetery property are marketed in the geographic markets served by the Companies' funeral service locations.

  ACCOUNTING METHOD:

     The financial statements have been prepared on the accrual basis of accounting for financial statement presentation.

  PRINCIPLES OF COMBINATION:

     The accompanying combined financial statements present the combination of the financial statements of Forest Lawn/Evergreen Management Corporation and its wholly-owned subsidiaries and the financial statements of its affiliates, Bay Cemetery Services, Inc. and Forest Lawn Memorial Cemetery, Inc., all of which are under common control. Material intercompany transactions and balances have been eliminated in combination.

  FUNERAL AND CEMETERY OPERATIONS:

     The Companies record the sale of funeral merchandise and services upon performance of the funeral service. The Companies record the sale of the right of cemetery interment or mausoleum entombment and related merchandise at the time of sale. The cost for cemetery merchandise and services sold, but not yet provided, is accrued as an expense at the same time the cemetery revenue is recognized.

  PRENEED FUNERAL ARRANGEMENTS AND RELATED MERCHANDISE AND SERVICE TRUST FUNDS/DEFERRED REVENUES:

     Preneed funeral sales are affected by deposits to a merchandise trust fund that is required by state law as a specified portion of each contract. The Companies have access to these funds only upon maturity (generally, the death of the purchaser) or cancellation of the contract, therefore, the sale is not recorded until the service is performed. The trust income earned and the increases in value of the trust funds are also deferred until the service is performed in order to offset inflation in cost to provide the service in the future. For contracts that are delivered in the current period, the interest revenue and increase in value of the trust fund for that contract are reflected in the current revenues. The prearranged funeral trust assets were $4,396,085 and $3,529,851 at August 31, 1997 and 1996, respectively, which in the opinion of management exceed the future obligations under such arrangements. A related liability has been established for the cost of the merchandise to be delivered based upon the trust laws of the State of Florida in effect at the date of the contract. The client also maintains a trust fund held and managed by FSI, a service company, in which the trust assets held by FSI total $1,487,800 and $1,427,030 as of August 31, 1997 and 1996, respectively. Total prearranged trust assets amounted to $5,883,886 and $4,956,881 as of August 31, 1997 and 1996, respectively.

  ACCOUNTS RECEIVABLE:

     Accounts receivable represent all current trade receivables incurred upon performance of the funeral service. Contract receivables represent unperformed price guaranteed funeral contracts providing for future funeral services and merchandise at prices prevailing when the agreement is signed. FSI receivables represent all unperformed price guaranteed funeral contracts negotiated prior to September 30, 1993 that are maintained by a service company, FSI. The Companies grant credit to customers, substantially all of whom

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) are located in the Southeast United States. Trade accounts receivables are charged to bad debt as they are deemed uncollectible. At August 31, 1996 and 1997, no allowance for uncollectible trade accounts was considered necessary. Price guaranteed funeral contracts are written off directly to bad debt expense as they are deemed uncollectible. As of August 31, 1996 and 1997, no provision for cancellation was considered necessary.

  INVENTORY:

     Inventory consists principally of land and is valued at cost.

  PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost. Property and equipment are being depreciated utilizing the straight-line method over various estimated useful lives.

     Estimated useful lives are generally as follows:

Buildings............................    30-39 Years
Machinery and equipment..............     5- 7 Years
Furniture and fixtures...............     5- 7 Years
Vehicles.............................     5-10 Years

  DEFERRED OBTAINING COSTS:

     Deferred obtaining costs consist of sales commissions applicable to preneed funeral sales. These costs are deferred and amortized over 12 years which approximates the expected timing of the performance of the services related to preneed funeral contracts.

  ESTIMATES:

     Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

  INCOME TAXES:

     In 1993, the Companies adopted FAS Statement No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax liabilities are computed annually for differences between the financial statement and tax bases of liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable from the period plus or minus the change during the period in deferred tax liabilities.

     Deferred income taxes result from temporary differences in reporting income for tax return purposes.

  CASH AND CASH EQUIVALENTS:

     For purposes of the statement of cash flows, the Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2 -- NOTES PAYABLE

     Lines of Credit and Short-Term Borrowings:

     At August 31, 1996, the Companies had one operating line of credit. The line of credit was secured by real estate and had an outstanding balance of $51,235. The line of credit had a variable interest rate at 9.25 percent as of August 31, 1996, and was paid off at its maturity date of May 21, 1997.

     Details of long-term debt were as follows:

                                                 1997                   RESTATED 1996
                                        -----------------------    -----------------------
                                         DUE IN      DUE AFTER      DUE IN      DUE AFTER
                                        ONE YEAR      ONE YEAR     ONE YEAR      ONE YEAR
                                        ---------    ----------    ---------    ----------
Notes payable to banks --
  Due in monthly payments of $11,291
     through October 1, 2000,
     interest rate at 8%, secured by
     real estate.....................   $73,797...   $  730,897    $  68,142    $  804,694
  Due in monthly payments of $526
     through December 30, 1999,
     interest rate at 8.75%, secured
     by vehicle......................       5,366         7,913        4,918        13,280
  Due in monthly payments of $5,470
     through May 19, 2000, interest
     rate at 9.125%, secured by real
     estate..........................      21,752       470,838       19,862       491,811
  Due in monthly payments of $7,113
     through May 19, 2000, interest
     rate at 9.125%, secured by real
     estate..........................      28,288       603,747       25,830       629,823
  Due in monthly payments of $2,834
     through May 19, 2000, interest
     rate at 9.125%, secured by real
     estate..........................      11,269       243,937       10,290       254,803
  Due in monthly payments of $318
     through June 14, 2022, interest
     rate at variable rate secured by
     real estate.....................         637        37,602          547        38,109
  Due in monthly payments of $5,875
     through May 19, 2000, then
     balloon due of $497,639,
     interest rate at 9.125%, secured
     by real estate..................      20,378       538,207       16,545       558,455
                                        ---------    ----------    ---------    ----------
                                        $ 161,487    $2,633,141    $ 146,134    $2,790,975
                                        =========    ==========    =========    ==========

     Maturities of long-term debt for the next five years as of August 31, 1997, are as follows:

1998.................................  $    161,487
1999.................................       175,929
2000.................................     2,421,053
2001.................................           818
2002.................................           889
Thereafter...........................        34,452
                                       ------------
Total................................  $  2,794,628
                                       ============

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Companies periodically make advances to a company owned by a major stockholder. These advances are interest free and have no fixed repayment terms.

NOTE 4 -- CONCENTRATIONS OF CREDIT RISK

     Significant concentrations of credit risk are as follows:

  CONCENTRATION OF CASH ON DEPOSIT AND UNINSURED CASH BALANCES --

     The Companies have concentrated their credit risk for cash by maintaining deposits in financial institutions which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
Insurance Corporation (FDIC). The maximum loss that would have resulted from that risk totaled $569,654 and $141,717 at August 31, 1997 and 1996, respectively, for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance. The Companies have not experienced any losses in such accounts and believe they are not exposed to any significant credit risk to cash.

  ACCOUNTS/CONTRACTS RECEIVABLE --

     The Companies grant credit, generally without collateral, to customers, substantially all whom are local residents of the communities serviced. Consequently, the Companies' ability collect the amounts due from customers is affected by the economic fluctuations in commercial and industrial markets in this geographic region.

NOTE 5 -- INCOME TAXES

                                                       RESTATED
                                             1997        1996
                                          ----------  ----------
Current income tax expense:
     Federal............................  $  151,172  $   93,221
     State..............................      24,983      11,757
                                          ----------  ----------
Current provision for income taxes......     176,155     104,978
Deferred income tax expense (benefit):
     Federal............................     (74,848)    (25,947)
     State..............................     (12,367)     (4,994)
                                          ----------  ----------
Total provision for income taxes........  $   88,940  $   74,037
                                          ----------  ----------

     The net deferred tax liabilities in the accompanying balance sheets include the following components:

Current.................................  $  223,586  $  304,477
Long-Term...............................     277,590     283,914
                                          ----------  ----------
                                          $  501,176  $  588,391
                                          ==========  ==========

     As discussed in Note 1, the Companies adopted Statement of Financial Accounting Standards 109, "Accounting for Income Taxes" (FAS 109). Under the provisions of FAS 109, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in the Companies' financial statements or tax returns. The measurement deferred tax assets and liabilities is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not considered.

NOTE 6 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments.

  CASH AND SHORT-TERM INVESTMENTS --

     The carrying amount approximates fair value because of the short maturity of those instruments.

  LONG-TERM DEBT --

     The carrying amount of the notes payable approximates fair values.

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  LONG-TERM INVESTMENTS AND RECEIVABLES --

     The estimated fair values of the Corporation's long-term investments are as follows:

                                                                            RESTATED
                                                  1997                        1996
                                       --------------------------  --------------------------
                                         CARRYING        FAIR        CARRYING        FAIR
                                          AMOUNT        VALUE         AMOUNT        VALUE
                                       ------------  ------------  ------------  ------------
Trust Fund Merchandise...............  $  4,396,085  $  4,396,085  $  3,529,851  $  3,529,851
FSI Trust Fund.......................     1,487,800     1,487,800     1,427,030     1,427,030
Loans receivable.....................        70,194        70,194        73,876        73,876
FSI Receivables......................       573,460       573,460       690,256       690,256
Accounts receivable..................       256,390       256,390       179,018       179,018
Contracts receivable.................     2,396,090     1,939,909     1,718,376     1,305,966

     The estimated fair value amounts have been determined using available market information and methodologies.

NOTE 7 -- CARE AND MAINTENANCE TRUST

     In accordance with respective state laws, the Companies are required to deposit a specified portion from the sale of cemetery property into care and maintenance trust funds. Earnings from these trusts are recognized in current revenues and are intended to defray cemetery maintenance costs. Care and maintenance funds trusted at August 31, 1997 and 1996, were $884,356 and $748,693, respectively, which approximates fair market value. The principal of such care and maintenance trust funds cannot be withdrawn by the Companies and, therefore, is not included in the balance sheet. For the years ended August 31, 1997 and 1996, the earnings recognized from all care and maintenance trusts were $80,795 and $65,577, respectively.

NOTE 8 -- PRIOR PERIOD ADJUSTMENTS--CORRECTION OF ERRORS

     Certain errors resulting in an overstatement and understatement of assets, liabilities, and retained earnings were discovered during 1996. The changes to retained earnings as of September 1, 1995, and the related statement of income, net of income taxes, for each year are summarized as follows:

                                                               1996 NET         1997 NET
                                        RETAINED EARNINGS    INCOME EFFECT    INCOME EFFECT
                                        -----------------    -------------    -------------
Overstatement of accounts payable....      $    77,713         $       0        $       0
Understatement of accrual for costs
  associated with preneed merchandise
  contracts..........................         (236,797)                0                0
Error in recording of depreciation
  expense, resulting in an
  understatement of accumulated
  depreciation.......................           (2,277)           (6,029)          (6,290)
Error in recording of preneed funeral
  service revenue and its
  corresponding costs................         (946,456)          (70,440)         (46,076)
                                        -----------------
Net prior period adjustment..........      $(1,107,817)
                                        =================

NOTE 9 -- CHANGE IN REPORTING ENTITY

     The entities reported in the combined financial statements of Forest Lawn/Evergreen Management Corporation have been modified since our audit report dated April 21, 1997, on the consolidated financial statements of Forest Lawn/Evergreen Management Corporation for the year ended August 31, 1996. The combined financial statements no longer included the results of operations and balances held by LaGrange Funeral Home, Inc. This change in reporting entity is due to select entities of Forest Lawn/Evergreen Corporation being acquired by Carriage Service, Inc. in a merger dated November 19, 1997. A full year of

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED) operations of Emerald Coast Funeral Home, which began operations in August 1996, is included in the combined statement of income and retained earnings for the year ended August 31, 1997.

NOTE 10 -- INVESTMENTS -- TRUST FUNDS

  INVESTMENTS -- TRUST FUNDS:

     Under the provisions of FAS 115, marketable securities considered available-for-sale are recorded at fair market value if they have a readily determinable fair value. The corresponding unrealized gain or loss in the fair market value in relation to cost is accounted for as a separate item in the stockholders' equity section of the balance sheet and is excluded from earnings. Management believes that its investments in marketable securities should be classified as investments that are available-for-sale.

                                           1997          1996
                                       ------------  ------------
Marketable securities at cost........  $  5,499,590  $  4,885,359
Net unrealized gain..................       384,296        71,522
                                       ------------  ------------
Marketable securities, at market.....  $  5,883,886  $  4,956,881
                                       ============  ============

     At August 31, 1997, gross unrealized gains and losses for each trust account amounted to $407,035 and $22,639, respectively.

     At August 31, 1996, gross unrealized gains and losses for each trust account amounted to $145,562 and $74,040, respectively.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     The Companies lease a facility under a non-cancelable operating lease from April 1996 through March 2001. Total rental expense amounted to $47,080 and $23,540 for the years ended August 31, 1997 and 1996, respectively.

     At August 31, 1997, future minimum annual rents under this lease are as follows:

YEARS ENDING AUGUST 31                   AMOUNT
-------------------------------------  ----------
       1998..........................  $   47,080
       1999..........................      47,080
       2000..........................      47,080
       2001..........................      27,463
                                       ----------
                                       $  168,703
                                       ==========

     The Companies are currently undergoing an Internal Revenue Service audit. An issue has been raised concerning the recognition of installment sales associated with the right of cemetery interment. The outcome of the audit is yet to be determined.

                  FOREST LAWN/EVERGREEN MANAGEMENT CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12 -- SUBSEQUENT EVENTS

     On November 19, 1997, pursuant to the merger agreement, "Merger of Forest Lawn/Evergreen Management Corporation into Carriage Services of Florida, Inc.," the shareholders of Forest Lawn/Evergreen Management Corporation merged Forest Lawn Memorial Cemetery, Evergreen Memorial Gardens Cemetery, Garden of Memories Cemetery, Kent Forest Lawn Funeral, Emerald Coast Funeral Home, and Gulf Coast Crematory into Carriage Service, Inc. Substantially, all of the assets were merged into the surviving corporation; however, as a condition of the merger, certain assets were sold to the shareholders. The following schedule details the assets that were sold to the shareholders and their respective value included in the accompanying financial statements as of August 31, 1997.

                                                 BALANCE SHEET                     COST
              DESCRIPTION                        CLASSIFICATION         ACRES     BASIS
----------------------------------------   --------------------------   -----    --------
Real Property -- Parcel #1..............   Inventory                    3.931    $ 83,260
Real Property -- Parcel #2..............   Inventory                     1.45     120,585
Real Property -- Parcels 3 & 4..........   Building and improvements     N/A       48,561
Rupert Cleaners note receivable.........   Note receivable               N/A       70,194
LaGrange Funeral Home receivable........   Due from affiliates           N/A       76,487
Kent-Thornton Funeral Home receivable...   Due from affiliates           N/A       23,850
Shareholders receivable.................   Due from affiliates           N/A       48,308
                                                                                 --------
Total...................................                                         $471,245
                                                                                 ========

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Carriage Services, Inc.
Houston, Texas

     We have audited the accompanying balance sheets of Kent-Thornton Funeral Home, Inc. (an Alabama corporation) as of December 31, 1996 and 1995, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects. The financial position of Kent-Thornton Funeral Home, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/  SALTMARSH, CLEAVELAND & GUND
                                          Saltmarsh, Cleaveland & Gund

Panama City, Florida
January 21, 1998

                        KENT-THORNTON FUNERAL HOME, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                       ------------  ------------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents (NOTES
      1, 4 AND 5)....................  $     21,973  $     68,014
     Cash and cash
      equivalents -- merchandise fund
      (NOTES 1, 4 and 5).............       160,323        61,242
     Accounts receivable -- trade
      (NOTES 1, 4 and 5).............        62,142        55,995
     Inventory (NOTE 1)..............         2,691        10,099
                                       ------------  ------------
          Total current assets.......       247,129       195,350
                                       ------------  ------------
PROPERTY AND EQUIPMENT: (NOTES 1 AND
  2)
     Land............................        50,865        50,865
     Building and improvements.......       374,097       374,097
     Furniture and equipment.........       222,261       194,001
                                       ------------  ------------
                                            647,223       618,963
     Less accumulated depreciation...      (241,578)     (212,245)
                                       ------------  ------------
     Net property and equipment......       405,645       406,718
                                       ------------  ------------
OTHER ASSETS:
     Contracts receivable (NOTES 1
      AND 5).........................       214,906       231,463
     Deferred obtaining costs (NOTE
      1).............................        47,029        46,182
                                       ------------  ------------
          Total other assets.........       261,935       277,645
                                       ------------  ------------
TOTAL ASSETS.........................  $    914,709  $    879,713
                                       ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................  $     21,652  $     16,220
     Cash deposits from customers....         3,188         2,730
     Distributions payable...........        30,000        34,000
     Current portion of long-term
      debt (NOTES 2 AND 5)...........        30,803        34,737
                                       ------------  ------------
     Total current liabilities.......        85,643        87,687
                                       ------------  ------------
LONG-TERM LIABILITIES:
     Notes payable to banks (NOTES 2
      AND 5) (net of current
      maturities)....................       476,526       480,859
     Deferred revenue (NOTE 1).......       743,430       671,108
     Due to affiliates (NOTE 3)......        37,070        47,745
                                       ------------  ------------
     Total long-term liabilities.....     1,257,026     1,199,712
                                       ------------  ------------
     Total liabilities...............     1,342,669     1,287,399
                                       ------------  ------------
STOCKHOLDERS' EQUITY (DEFICIT):
     Common stock, authorized, issued
      and outstanding, 1,000 shares;
      par value of $1.00.............         1,000         1,000
     Retained deficit................      (428,960)     (408,686)
                                       ------------  ------------
          Total stockholders' equity
              (deficit)..............      (427,960)     (407,686)
                                       ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................  $    914,709  $    879,713
                                       ============  ============

                       See independent auditor's report.

                        KENT-THORNTON FUNERAL HOME, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                       ------------  ------------
REVENUES.............................  $    442,277  $    378,855
COST OF SALES........................        88,621        72,789
                                       ------------  ------------
GROSS PROFIT.........................       353,656       306,066
                                       ------------  ------------
COST OF OPERATIONS:
     Selling, general and
      administration expenses........       219,481       183,917
     Depreciation....................        33,504        46,538
                                       ------------  ------------
     Total cost of operations........       252,985       230,455
                                       ------------  ------------
INCOME FROM OPERATIONS...............       100,671        75,611
                                       ------------  ------------
OTHER INCOME (EXPENSES):
     Interest expense................       (50,567)      (54,388)
     Bad debt expense................       (40,611)      (82,660)
     Bad debt recovery...............           231         9,484
     Amortization....................                        (893)
     Other income....................             2
                                       ------------  ------------
          Total other income
              (expenses).............       (90,945)     (128,457)
                                       ------------  ------------
Net INCOME (Loss)....................         9,726       (52,846)
Retained Earnings
  (Deficit) -- Beginning of Year.....      (408,686)     (321,840)
DISTRIBUTIONS........................       (30,000)      (34,000)
                                       ------------  ------------
RETAINED EARNINGS (DEFICIT) -- END OF
  YEAR...............................  $   (428,960) $   (408,686)
                                       ============  ============

                       See independent auditor's report.

                        KENT-THORNTON FUNERAL HOME, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                           1996          1995
                                       ------------  ------------
CASH FLOWS FROM OPERATING
  ACTIVITIES --
NET INCOME (LOSS)....................  $      9,726  $    (52,846)
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation....................        33,504        46,538
     Loss on disposal of property....         2,979
  (Increase) decrease in operating
     assets --
     Accounts/contracts receivable...        10,410        46,921
     Inventory.......................         7,408        (5,746)
     Deferred obtaining costs........          (847)       (1,460)
  Increase (decrease) in operating
     liabilities --
     Accounts payable -- trade.......         5,432         2,787
     Cash deposits...................           458           380
     Deferred revenue................        72,322        72,261
                                       ------------  ------------
     Net cash provided by operating
       activities....................       141,392       108,835
                                       ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets...........       (35,410)            0
                                       ------------  ------------
     Net cash used by investing
       activities....................       (35,410)            0
                                       ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt.........       (38,267)      (29,398)
  Due to affiliates..................       (10,675)       17,094
     Loan proceeds...................        30,000
     Distributions...................       (34,000)
                                       ------------  ------------
     Net cash used by financing
       activities....................       (52,942)      (12,304)
                                       ------------  ------------
NET INCREASE IN CASH.................        53,040        96,531
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       129,256        32,725
                                       ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    182,296  $    129,256
                                       ============  ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest........................  $     50,567  $     54,388

                       See independent auditor's report.

                        KENT-THORNTON FUNERAL HOME, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE I -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  COMPANY'S ACTIVITIES AND ORGANIZATION:

     Kent-Thornton Funeral Home, Inc. (the Company), was incorporated on February 8, 1991 under the laws of the State of Alabama. The Company owns and operates a funeral home in Dothan, Alabama. The Company performs personal and professional services related to funerals at its funeral home. Prearranged funerals are marketed in the geographic markets served by its location.

  ACCOUNTING METHOD:

     The financial statements have been prepared on the accrual basis of accounting for financial statement presentation.

  FUNERAL OPERATIONS/DEFERRED REVENUES:

     Funeral revenue is recognized when the funeral service is performed. The Company's trade receivables consist primarily of funeral services already performed. The Company sells price guaranteed preneed funeral contracts providing for future funeral services at prices prevailing when the agreement is signed. Payments under these contracts are generally placed in trust. Unperformed price guaranteed preneed funeral contracts are included in the balance sheet as long-term assets (contracts receivable) with a corresponding credit to deferred preneed funeral contract revenue. Preneed funeral trust earnings are deferred until the service is performed and are intended to cover future increases in the cost of providing a price guaranteed funeral service.

  CONTRACTS AND ACCOUNTS RECEIVABLE:

     The Company grants credit to customers, substantially all of whom are located in the southeast United States. The Company provides an allowance for doubtful accounts equal to the estimated cancellation losses that will be incurred in conjunction with preneed funeral contracts. The estimated losses are based on historical experience coupled with review of the current status of existing receivables. Allowance for bad debt was $45,597 and $45,835 at December 31, 1996 and 1995.

     Trade accounts receivable are charged to bad debt expense, as they are deemed uncollectible. At December 31, 1996 and 1995, no allowance for uncollectible trade accounts was considered necessary.

  DEFERRED OBTAINING COSTS:

     Deferred obtaining costs consist of sales commissions applicable to preneed funeral sales. These costs are deferred and amortized over 12 years which approximates the expected timing of the performance of the services related to preneed funeral contracts.

  INVENTORY:

     Inventories, consisting of funeral merchandise, are stated at cost, which is not in excess of market, determined using the specific identification method.

  PROPERTY AND EQUIPMENT:

     Property and equipment are recorded at cost. Property and equipment are being depreciated utilizing the straight-line method over various estimated useful lives.

                        KENT-THORNTON FUNERAL HOME, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Estimated useful lives are generally as follows:

Buildings............................    30 - 39 Years
Machinery and equipment..............     5 - 7 Years
Furniture and fixtures...............     5 - 7 Years
Vehicles.............................     5 - 10 Years

  ESTIMATES:

     Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  INCOME TAXES:

     The Company has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

  CASH AND CASH EQUIVALENTS:

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  CASH AND CASH EQUIVALENTS -- MERCHANDISE FUND:

     Although not required by state law, the Company has deposited a specified amount into a merchandise and service fund for cemetery merchandise and service contracts sold on a preneed basis. The principal and accumulated earnings of the fund are not withdrawn by the Company until maturity (generally, the death of the purchaser) or cancellation of contracts.

NOTE 2 -- NOTES PAYABLE

     Details of long-term debt were as follows:

                                                 1996                        1995
                                        -----------------------     -----------------------
                                         DUE IN       DUE AFTER      DUE IN       DUE AFTER
                                        ONE YEAR      ONE YEAR      ONE YEAR      ONE YEAR
                                        ---------     ---------     ---------     ---------
Notes payable to banks --
Due in monthly payments of $5,045
  through June 23, 1999, interest
  rate at Treasury Bill rate, plus
  1.5%, secured by real estate.......    $14,518      $ 455,381      $13,867      $ 469,897
Due in monthly payments of $1,898
  through June 23, 1997, interest
  rate at 8.5%, secured by real
  estate.............................     10,962              0       20,870         10,962
Due in monthly payments of $625
  through April 11, 2001, interest
  rate at 8.75% secured by vehicle...      5,323         21,145            0              0
                                        ---------     ---------     ---------     ---------
                                         $30,803      $ 476,526      $34,737      $ 480,859
                                        =========     =========     =========     =========

                        KENT-THORNTON FUNERAL HOME, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Maturities of long-term debt for the next five years are as follows:

1997.................................  $    30,803
1998.................................       21,531
1999.................................      446,019
2000.................................        6,941
2001.................................        2,035
Thereafter...........................            0
                                       -----------
Total................................  $   507,329
                                       ===========

NOTE 3 -- RELATED PARTY TRANSACTIONS

     The Company periodically receives advances from a company owned by a major stockholder. These advances are interest free and have no fixed repayment terms.

NOTE 4 -- CONCENTRATIONS OF CREDIT RISK

     Significant concentrations of credit risk are as follows:

  CONCENTRATION OF CASH ON DEPOSIT AND UNINSURED CASH BALANCES --

     The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The maximum loss that would have resulted from that risk totaled $87,495 and $33,413 at December 31, 1996 and 1995, for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

  ACCOUNTS RECEIVABLE --

     The Company grants credit, generally without collateral, to customers, substantially all of whom are local residents of the communities serviced. Consequently, the Company's ability to collect the amounts due from customers is affected by the economic fluctuations in the commercial and industrial markets in this geographic region.

NOTE 5 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments:

  CASH AND CASH EQUIVALENTS --

     The carrying amount approximates fair value because of the short maturity of those instruments.

  LONG-TERM DEBT --

     The carrying amount of the notes payable approximates fair values.

  RECEIVABLES --

     The estimated fair values of the Company's receivables are as follows:

                                      1996                     1995
                             ----------------------   ----------------------
                             CARRYING      FAIR       CARRYING      FAIR
                              AMOUNT       VALUE       AMOUNT       VALUE
                             --------   -----------   --------   -----------
Accounts receivable.......   $ 62,142   $    62,142   $ 55,995   $    55,995
Contracts receivable......    214,906       133,438    231,463       143,720

                        KENT-THORNTON FUNERAL HOME, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated fair value amounts have been determined using available market information and appropriate methodologies.

NOTE 6 -- SUBSEQUENT EVENTS

     On November 19, 1997, substantially all of the properties, assets, rights and business of the funeral home were purchased by Carriage Funeral Holding, Inc. pursuant to an Asset Purchase Agreement. The purchaser agreed to assume, pay, or discharge all long-term liabilities of the Company as of the purchase date which are included in the notes payable of $507,329 as of December 31, 1996.

Board of Directors
of Johnson Mortuary, Inc.

     We have audited the accompanying balance sheet of Johnson Mortuary & Crematory, Inc. (a Montana corporation) as of September 30, 1997, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Johnson Mortuary & Crematory, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

JORDAHL & SLITER PLLC
Kalispell, Montana
February 13, 1998

                       JOHNSON MORTUARY & CREMATORY, INC.
                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                 ASSETS
CURRENT ASSETS:
     Cash...............................  $  119,761
     Accounts receivable, less allowance
      for doubtful accounts of
      $24,080...........................      81,628
     Inventory..........................      38,021
     Prepaid expense....................       6,776
                                          ----------
          Total current assets..........     246,186
                                          ----------
PROPERTY AND EQUIPMENT, at cost:
     Land...............................      20,624
     Buildings and improvements.........     260,680
     Furniture and fixtures.............     187,075
     Motor equipment....................     252,949
                                          ----------
                                             721,328
     Less accumulated depreciation......     523,735
                                          ----------
                                             197,593
                                          ----------
OTHER ASSETS:
     Goodwill, less accumulated
      amortization of $21,137...........       1,687
     Deposits...........................       7,000
     Notes receivable -- shareholder....      14,672
                                          ----------
                                              23,359
                                          ----------
TOTAL ASSETS............................  $  467,138
                                          ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable...................  $   13,261
     Accrued expenses...................      10,438
                                          ----------
          Total current liabilities.....      23,699
                                          ----------
STOCKHOLDERS' EQUITY:
     Common stock ($100 par), 500 shares
      authorized, issued and
      outstanding.......................      50,000
     Retained earnings..................     393,439
                                          ----------
                                             443,439
                                          ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY................................  $  467,138
                                          ==========

                            See accompanying notes.

                       JOHNSON MORTUARY & CREMATORY, INC.
                              STATEMENT OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

SALES................................  $  824,530
                                       ----------
COST OF SALES:
     Cemetery........................      33,427
     Clothing........................       1,910
     Flowers.........................       9,010
     Hair dressing...................         350
     Merchandise.....................     117,605
     Ministers.......................       9,960
     Music...........................       6,350
     Opening graves..................      19,965
     Other...........................       8,981
     Outside services................      16,629
     Salaries and wages..............     132,729
     Supplies........................      23,513
     Telephone.......................       6,020
     Transportation..................       9,109
                                       ----------
                                          395,558
                                       ----------
GROSS PROFIT.........................     428,972
                                       ----------
GENERAL EXPENSES.....................     309,342
                                       ----------
INCOME FROM OPERATIONS...............     119,630
OTHER INCOME:
     Interest income.................       2,101
                                       ----------
INCOME BEFORE TAXES..................     121,731
PROVISION FOR TAXES..................          10
                                       ----------
NET INCOME...........................  $  121,721
                                       ==========

                            See accompanying notes.

                       JOHNSON MORTUARY & CREMATORY, INC.
                         STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

Accumulated Adjustments Accounts:
     Balance, October 1, as
      previously reported............  $  167,303
     Prior period adjustment.........      22,417
                                       ----------
     Restated balance, October 1.....     189,720
     Taxable Income..................     122,144
     Nondeductible expenses and
      timing differences.............        (423)
     Distributions...................     (80,000)
                                       ----------
     Balance, September 30...........     231,441
Accumulated Earnings and Profits:
     Balance, October 1 and September
      30.............................     161,998
                                       ----------
Total Retained Earnings, September
  30.................................  $  393,439
                                       ==========

                            See accompanying notes.

                       JOHNSON MORTUARY & CREMATORY, INC.
                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income.........................  $  121,721
     Adjustments to reconcile net income
      to net cash flows from operating
      activities:
          Depreciation and
           amortization.................      54,222
          Bad debt provision............      12,197
          (Increase) decrease in:
               Accounts receivable......     (51,989)
               Inventory................      (7,695)
               Prepaid expense..........         189
               Deposits.................       1,671
          Increase in:
               Accounts payable and
               accrued expenses.........       5,278
                                          ----------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES............................     135,594
                                          ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures...............     (14,277)
     Notes receivable -- shareholder....       2,133
                                          ----------
NET CASH USED BY INVESTING ACTIVITIES...     (12,144)
                                          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid.....................     (80,000)
                                          ----------
NET CASH USED BY FINANCING ACTIVITIES...     (80,000)
                                          ----------
NET INCREASE IN CASH....................      43,450
CASH AT BEGINNING OF YEAR...............      76,311
                                          ----------
CASH AT END OF YEAR.....................  $  119,761
                                          ==========

                             See accompanying notes

                       JOHNSON MORTUARY & CREMATORY, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF BUSINESS

     Johnson Mortuary & Crematory, Inc. is a licensed funeral home incorporated in 1960, which grants credit to customers, substantially all of whom are residents of Northwest Montana.

  INVENTORY

     The inventory is recorded at the lower of cost (first-in, first-out) or market.

  PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost. Depreciation is computed by using the straight-line method over the following estimated useful lives.

             DESCRIPTION                  USEFUL LIFE
-------------------------------------   ---------------
Building and improvements............     15 - 39 years
Furniture and fixtures...............      5 - 10 years
Motor equipment......................       3 - 6 years

     Maintenance and repairs are charged to expense as incurred, whereas, the costs of additions and improvements are capitalized.

  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  AMORTIZATION OF GOODWILL

     Goodwill is being amortized by the straight-line method over 40 years.

  COMPENSATED ABSENCES

     Compensated absences have not been accrued because the amount cannot be reasonably estimated.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense was $22,772 for the year ended September 30, 1997.

  INCOME TAXES

     The Company elected S Corporation status effective October 1, 1989. Earnings and losses after that date are included in the personal income tax returns of the stockholders and taxed depending on their personal tax strategies. Accordingly, the Company will incur income tax obligations only to the extent of the "built-in gains" tax at the time of the election.

NOTE 2 -- ACCOUNTS RECEIVABLE:

Trade accounts receivable...............  $  105,708
Less allowance for doubtful accounts....      24,080
                                          ----------
                                          $   81,628
                                          ==========

                       JOHNSON MORTUARY & CREMATORY, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- NOTE RECEIVABLE -- SHAREHOLDER:

     The note bears interest at 4.5% per annum and has no fixed repayment term. The note is secured by ten shares of the Company's stock. This note has been paid subsequent to September 30, 1997.

NOTE 4 -- PROVISION FOR INCOME TAXES:

     The provision for income taxes is the applicable state license tax for an S corporation.

NOTE 5 -- SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

     Operating activities reflect the following cash paid during the year:

Interest paid...........................  $     240
                                          =========
Income taxes paid.......................  $      10
                                          =========

NOTE 6 -- RETIREMENT PLAN:

     The Company has a Simplified Employee Pension Plan, which covers all employees as they become eligible. Contributions by the Company are at the discretion of the Board of Directors. The total contribution for the year ended September 30, 1997 was $12,555.

NOTE 7 -- SUBSEQUENT EVENT:

     On December 17, 1997, 100% of the outstanding stock of the Company was sold to Carriage Services of Houston, Texas.

NOTE 8 -- PRIOR PERIOD ADJUSTMENT:

     Effective October 1, 1996, the Company changed its basis of accounting from the income tax basis to the accrual basis of accounting. The accrual basis of accounting is a generally accepted accounting principle (GAAP), while the income tax basis of accounting is another comprehensible basis of accounting used for income tax reporting. The change is shown as a prior period adjustment to the beginning balance of the accumulated adjustment account and is made up of the following:

Conversion of depreciation
     Using book lives and methods vs.
       tax lives and methods............  $   36,027
Amortization of goodwill and
  organization expenses.................     (20,574)
Prepaid insurance.......................       6,964
                                          ----------
                                          $   22,417
                                          ==========

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................      3
Forward-Looking Statements...........      8
Risk Factors.........................      8
Price Range of Class A Common Stock
  and Dividend Policy................     12
Use of Proceeds......................     12
Capitalization.......................     13
Selected Historical Consolidated
  Financial and Operating Data.......     14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     16
Business.............................     24
Management...........................     32
Certain Transactions.................     38
Principal Stockholders...............     40
Description of Capital Stock.........     42
Shares Eligible for Future Sale......     46
Underwriting.........................     47
Legal Matters........................     48
Experts..............................     49
Available Information................     49
Index to Financial Statements........    F-1

                                3,000,000 SHARES

                        [CARRIAGE SERVICES, INC. - LOGO]

                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                              MERRILL LYNCH & CO.
                             ABN AMRO INCORPORATED
                           CREDIT SUISSE FIRST BOSTON
                        RAYMOND JAMES & ASSOCIATES, INC.

                                  MAY 21, 1998